      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 1998
                                                      Registration No. 333-45705
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   ----------

                            CYPRESS BIOSCIENCE, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                             3845                               22-2389839
  (State or other jurisdiction of      (Primary Standard Industrial    (I.R.S. Employer Identification Number)
   incorporation or organization)       Classification Code Number)

                                   -----------

                         4350 EXECUTIVE DRIVE, SUITE 325
                               SAN DIEGO, CA 92121
                                 (619) 452-2323
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  ------------

                                 JAY D. KRANZLER
              CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND
          CHAIRMAN OF THE BOARD OF DIRECTORS CYPRESS BIOSCIENCE, INC.
                         4350 EXECUTIVE DRIVE, SUITE 325
                               SAN DIEGO, CA 92121
                                 (619) 452-2323
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

                             FREDERICK T. MUTO, ESQ.
                              CARL R. SANCHEZ, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                               SAN DIEGO, CA 92121

                                   -----------

        Approximate date of commencement of proposed sale to the public:
     FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                  -----------

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                       CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
       TITLE OF SECURITIES         AMOUNT TO BE   OFFERING PRICE PER    AGGREGATE OFFERING    REGISTRATION
        TO BE REGISTERED           REGISTERED          SHARE(1)              PRICE(1)            FEE
===========================================================================================================
Common Stock, $.02 par value ..     350,000            $2.8905              $962,500         $820.72(2)
===========================================================================================================

------------------------
(1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq SmallCap Market on February 2, 1998.

(2) Previously paid upon the initial filing of this Registration Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 1, 1998


                                   PROSPECTUS

                                 350,000 SHARES

                            CYPRESS BIOSCIENCE, INC.
                                  COMMON STOCK


        This Prospectus relates to the offer and sale by Spear, Leeds & Kellogg (the "Selling Securityholder") of up to 350,000 shares of Common Stock, $.02 par value per share (the "Shares") of Cypress Bioscience, Inc. (the "Company"). The Selling Securityholder acquired the Shares directly from the Company pursuant to a private placement of Common Stock of the Company completed in October 1997 (the "Private Placement"). None of the proceeds from the sale of the Shares by the Selling Securityholder will be received by the Company.

        The Shares may be offered by the Selling Securityholder from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Principal Stockholders and Selling Securityholder" and "Plan of Distribution."

        The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "CYPB." The last reported sales price of the Company's Common Stock on the Nasdaq SmallCap Market on February 2, 1998 was $2.75 per share. See "Price Range of Common Stock."

                                   ----------

  FOR A DISCUSSION OF MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
              WITH AN INVESTMENT IN THE SHARES, SEE "RISK FACTORS"
                          COMMENCING ON PAGE 4 HEREOF.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


        No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $35,000. The aggregate proceeds to the Selling Securityholder from the sale of the Shares will be the sales price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

                 THE DATE OF THIS PROSPECTUS IS JUNE ___, 1998.

                               PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

                                   THE COMPANY

          Cypress Bioscience, Inc. (the "Company") researches, develops, manufactures and markets medical devices and therapeutics for the treatment of certain types of immune system disorders and is engaged in the development of novel therapeutic agents for the treatment of blood platelet disorders. The Company's first product, the Prosorba(R) column, a medical device, treats a patient's defective immune system so that it can more effectively respond to certain diseases. The Company received marketing approval from the U.S. Food and Drug Administration ("FDA") in December 1987 to distribute the Prosorba(R) column for the treatment of idiopathic thrombocytopenic purpura ("ITP"), an immune-mediated bleeding disorder. In May 1996, the Company terminated its exclusive distribution arrangement with Baxter Healthcare Corporation ("Baxter") and regained the right to sell its Prosorba(R) column directly to customers. Although the Company's direct sales and marketing efforts have proven more effective than those under the Baxter distribution arrangement, ITP remains a small market. In 1996, the Company initiated a Phase IV marketing study for the use of the Prosorba(R) column in the treatment of ITP in an effort to generate more rigorous clinical data then has been available to date. However, due to increased competition for patients from other ITP studies, below expected enrollment in the Company's study, and the more promising opportunities in the rheumatoid arthritis ("RA") market, the Company determined that continued investment in the ITP market was not the best use of its resources and terminated its ITP trial during the fourth quarter of 1997. Although the termination of the study is not expected to have any negative effects on the existing sales of the Prosorba(R) column for the treatment of ITP, lack of data from the study will make it difficult to effect any appreciable increase in sales above their current levels in the area of ITP.

          The Company's current clinical efforts to expand the approved indications for the Prosorba(R) column are focused primarily on RA. In June 1996, the Company commenced a prospective, randomized, multi-center, double blind, controlled Phase II pivotal trial designed to confirm the findings of an earlier pilot study evaluating the use of the Prosorba column in the treatment of RA. In January 1998, the Company's Phase III clinical trial was stopped early due to the achievement of favorable safety and statistically significant results. Based on such results, the Company plans to file a Pre-Market Approval ("PMA") application for the Prosorba(R) column for the treatment of RA with the FDA in mid-1998. However, there can be no assurance that the Company will be able to file the PMA by mid-1998, or if the PMA is filed, that FDA approval or the Prosorba(R) column for the treatment of RA will be received on a timely basis, if at all.

          The Company is also developing Cyplex, a platelet alternative, previously known as Infusible Platelet Membranes ("IPM") as an alternative to traditional platelet transfusions. The Company initiated a double-blinded Phase II controlled clinical trial of Cyplex as an alternative to traditional platelet transfusions in March 1998. The Company has experienced losses over the last five years and, specifically, for the years ended December 31, 1996 and 1997, the Company had losses of approximately $15.5 million and $8.9 million, respectively.

          The Company was incorporated under the laws of the State of Delaware in 1981. The Company's executive offices are located at 4350 Executive Drive, Suite 325, San Diego, California 92121 and its telephone number is (619) 452-2323.

                                  THE OFFERING

Common Stock to be offered by the Selling
Securityholder ...............................   350,000 shares
Common Stock to be outstanding after the
offering......................................   38,652,003 shares (1)
Use of proceeds...............................   The Company will not receive any of the
                                                 proceeds from the sale of Common Stock by the
                                                 Selling Securityholder. See "Use of Proceeds."
Nasdaq SmallCap Market symbol.................   CYPB

----------

                                       2.

(1) Based upon the number of shares of Common Stock of the Company outstanding as of January 30, 1998. Excludes, as of January 30, 1998, an aggregate of (i) 2,755,399 shares of Common Stock reserved for issuance upon exercise of outstanding publicly-traded warrants at an exercise price of $2.00 per share; (ii) 190,000 shares of Common Stock reserved for issuance upon exercise of outstanding nonpublicly-traded warrants at an exercise price of $1.88 per share; (iii) 425,000 shares of Common Stock reserved for issuance upon exercise of nonpublicly-traded warrants issued to Allen & Company Incorporated at a weighted average exercise price of $2.62 per share; (iv) 200,000 shares of Common Stock reserved for issuance upon exercise of outstanding nonpublicly-traded warrants issued to certain consultants of the Company at a weighted average exercise price of $2.20 per share; (v) 7,598,250 shares of Common Stock reserved under the Company's various stock option plans, of which 6,738,789 shares of Common Stock are issuable upon exercise of outstanding stock options with a weighted average exercise price of $1.63 per share; (vi) 892,105 shares of Common Stock issuable upon the exercise of outstanding stock options granted outside the Company's stock option plans at a weighted average exercise price of $2.31 per share; and (vii) 139,130 shares of Common Stock reserved for issuance upon conversion of outstanding 7% Convertible Debentures (the "Convertible Debentures"). See "Description of Capital Stock" and "Management -- Equity Incentive Plans."




                                       3.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)



                                                                                                        Three Months Ended
                                                      Years Ended December 31,                              March 31,
                                ----------------------------------------------------------------      ----------------------
                                  1993          1994           1995         1996          1997          1997          1998
                                --------      --------      --------      --------      --------      --------      --------
                                                            (Restated)    (Restated)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Total revenue and interest
income ....................     $  5,593      $  4,990      $  4,223      $  2,426      $  3,722      $    951      $    658
Total costs and expenses ..       10,514        11,141        11,363        17,966        12,608         2,990         2,591
Net loss ..................       (4,921)       (6,151)       (7,140)      (15,540)       (8,886)       (2,039)       (1,933)
Net loss per share ........     $  (0.33)     $  (0.40)     $  (0.41)     $  (0.53)     $  (0.25)     $  (0.06)     $  (0.05)
Shares used in computing of
  net loss per share ......       14,716        15,244        17,599        29,206        35,237        34,573        38,684




                                                        December 31, 1997     March 31, 1998
                                                        -----------------     --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...         $ 8,516              $ 7,356
Working capital.....................................           7,916                6,646
Total assets........................................          11,789               10,466
Accumulated deficit.................................         (68,782)             (70,715)
Total stockholder's equity..........................           9,526                8,112





                                       4.

                                  RISK FACTORS

        In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the matters set forth in the following risk factors and elsewhere in this Prospectus.

NEED FOR ADDITIONAL CAPITAL


        The Company is actively seeking opportunities to raise additional capital to be used primarily to develop new and complete existing research, to fund the proposed commercial launch of the Prosorba(R) column, to fund additional clinical trials for other indications related to the proposed use of the Prosorba(R) column for the treatment of RA, and to further the development and marketing of Cyplex(TM). To the extent the Company decides to continue the development of products other than the Prosorba(R) column and Cyplex(TM), it will be required to raise additional capital. The amount of capital required by the Company is primarily dependent upon the following factors: results of clinical trials, results of current research and development efforts, the FDA regulatory process, costs of commercialization of any approved products and potential competitive and technological advances and levels of product sales. Because the Company is unable to predict the outcome of the previously noted factors, some of which are beyond the Company's control, the Company is unable to estimate, with certainty, its mid- to long-term total capital needs. Although the Company may seek to raise additional capital through a combination of additional equity offerings, joint ventures, strategic alliances, borrowings and other available sources, there can be no assurance that the Company will be able to raise additional capital through such sources or that funds raised thereby will allow the Company to maintain its current and planned operations as provided herein. If the Company is unable to obtain additional financing, it may be required to delay, scale back or eliminate some or all of its research and development activities, to license to third parties technologies that the Company would otherwise seek to develop itself, to seek financing through the debt market at potentially higher costs to the Company and/or to seek additional methods of financing. The Company believes that current capital amounts are sufficient to fund operations through 1998.


HISTORY OF OPERATING LOSSES


        The Company has operated at a loss since its formation in October 1981. As of March 31, 1998, the Company had an accumulated deficit of approximately $70.7 million. The ability of the Company to achieve profitability is dependent upon, among other things, successful completion of anticipated clinical trials and obtaining FDA marketing approval of the Prosorba(R) column in disease indications other than ITP in a timely manner. The Company would have to significantly scale back its plans, curtail clinical trials, and limit its present operations in order to become profitable or operate on a break-even basis if it does not receive marketing approval from the FDA for the Prosorba(R) column for the treatment of diseases in addition to ITP or for Cyplex(TM) for the treatment of platelet disorders. There can be no assurance that the Company will successfully complete any present or future clinical trials, gain FDA approval to begin any new clinical trials, receive FDA approval of any future PMA applications, meet applicable regulatory standards or successfully market its products to generate sufficient revenues to render the Company profitable. See "Recently Established Sales Force."


FDA APPROVAL AND REGULATIONS

        The Company's Phase III clinical trial evaluating the use of the Prosorba(R) column in the treatment of RA was stopped early in January 1998 on the recommendation of the independent DSMB after the achievement of favorable safety and statistically significant results. The Company intends to file a PMA application with the FDA in mid-1998 to request new labeling for the Prosorba(R) column to incorporate the RA indication. However, there can be no assurance that the Company will successfully file such PMA application by mid-1998, if at all, or when filed, if FDA approval of such application will be received on a timely basis, if at all. In addition, there can be no assurance that the FDA will approve the Prosorba(R) column for treatment of any other disease indications in a timely manner, if at all. Even if FDA approval is received, there can be no assurance that the Company will be successful



                                       5.

in marketing the Prosorba(R) column for the treatment of RA. Any such failure to successfully market the Prosorba(R) column for use in the treatment of RA could have a material adverse effect on the Company's business.

        The Company plans to continue development of Cyplex(TM) with an additional Phase II clinical trial started in March 1998. Clinical trials are vigorously regulated by the FDA and must meet requirements for institutional review board oversight and informed consent as well as FDA review and oversight and good clinical practice regulations. There can be no assurance that the clinical trials being conducted for Cyplex(TM) will be completed successfully within any specified period of time, if at all, or that if successful the Company will be able to further develop and successfully commercialize Cyplex(TM). Furthermore, the Company or the FDA may delay or suspend clinical trials at any time if it is determined that the subjects participating in such trials are being exposed to unacceptable health risks. Any such delay or suspension could have a material adverse effect on the Company's business.

        The Prosorba(R) column is commercially distributed for use in the treatment of ITP under a PMA application that was approved by the FDA in December 1987. Changes to the product and its manufacturing process, and certain types of labeling changes must be approved by the FDA before the Prosorba(R) column can be used in the treatment of disease indications other than ITP. There can be no assurance that any new PMA applications or supplements will be approved by the FDA.

        Even if FDA approval is granted to market a product for the treatment of a particular disease, subsequent discovery of previously unknown problems may result in restrictions on the product's future use or withdrawal of the product from the market. In addition, any other products developed in the future will require clinical testing and FDA marketing approval before they can be commercially exploited in the United States. Such approval process is typically very lengthy and there is no assurance that FDA approvals will be obtained.

        The manufacture and distribution of medical devices are subject to continuing FDA regulation. In addition to the requirement that the device be marketed only for its approved use, applicable law requires compliance with the FDA's GMP regulations. Failure to comply with the FDA's GMP regulations or with other applicable legal requirements can lead to federal seizure of non-complying products, injunctive actions brought by the federal government, and potential criminal liability on the part of the Company and of the officers and employees of the Company who are responsible for the activities that lead to the violations. Any such seizure, injunctive action or other enforcement measure could have a material adverse effect on the Company's business.

        The Company produces commercial quantities of the raw materials utilized in the production of the Prosorba(R) column and assembles the column at its GMP-approved facility located in Redmond, Washington. In addition, the Company, occupies a facility that includes a GMP-approved pilot production plant where all phases of production of clinical-grade Cyplex(TM) occurs, except for filling and lyophilization. In November 1997, the Company's management decided to close its Boston facility by mid-1998. The Company expects to have an adequate supply of Cyplex(TM) on hand by the closure of the facility to complete its Phase II clinical trial started in March 1998. The Company expects to resume the production of Cyplex(TM) for trial purposes by mid-1999. However, there can be no assurance that the Company will resume the production of Cyplex(TM) on a timely basis or that it will have an adequate supply of Cyplex(TM) to complete its Phase II clinical trial prior to closing the Boston facility. In addition, there can be no assurance that the Company will be able to maintain its facilities' GMP-approved status or that, if approval is not maintained, it will be able to find alternate GMP-approved production facilities.

RECENTLY ESTABLISHED SALES FORCE

        In March 1996, the Company and Baxter terminated their exclusive distribution agreement, whereby, effective May 1, 1996, the Company regained the right, among other things, to sell its Prosorba(R) column directly to customers who had previously purchased Prosorba(R) columns through Baxter as well as to any other potential customers who wish to purchase Prosorba(R) columns. As a result of the termination of the distribution agreement with Baxter, the Company has established a domestic sales force to sell the Prosorba(R) column directly to customers who previously purchased Prosorba(R) columns from Baxter and to other potential customers who wish to purchase Prosorba(R) columns directly from the Company. However, there can be no assurance that the Company's domestic sales force will be successful in selling the Prosorba(R) column for use in the treatment of ITP.



                                       6.

        Furthermore, to date, the Company's sales force has made commercial sales of the Prosorba(R) column only for use in the treatment of ITP. The Company's sales force has had no experience in marketing the Prosorba(R) column for use in the treatment of disease indications other than ITP, and there can be no assurance that, if the Company receives FDA approval to use the Prosorba(R) column in the treatment of RA or any other disease indications other than ITP, the Company's sales force will be successful in marketing the Prosorba(R) column for any such use. Any such failure to successfully market the Prosorba(R) column for RA, if approved, or any other disease indications other than ITP could have a material adverse effect on the Company's business.

        In addition, there can be no assurance that the Company's sales force will be successful in marketing the Company's Cyplex(TM) or any other products developed by the Company, if and when the Company receives FDA approval for and is able to commercialize for sale any such products. Any such failure to receive FDA approvals or otherwise successfully market the Company's products could have a material adverse effect on the Company's business.

DEPENDENCE UPON KEY PERSONNEL

        The Company's success is dependent upon certain key management and technical personnel, including the members of senior management. The loss of the services of any of these key employees could have a material adverse effect on the Company. The Company does not currently maintain any key employee insurance coverage.

COMPETITIVE ENVIRONMENT; TECHNOLOGICAL CHANGE; EFFECTIVENESS OF PRODUCTS

        The field of medical devices in general and the particular areas in which the Company will market its products are extremely competitive. In developing and marketing medical devices to treat immune-mediated diseases, the Company competes with other products, therapeutic techniques and treatments which are offered by national and international healthcare and pharmaceutical companies, many of which have greater marketing, human and financial resources than the Company.

        The immunological therapy market is characterized by rapid technological change and potential introductions of new products or therapies. To respond to these changes, the Company may be required to develop or purchase new products to protect its technology from obsolescence. There can be no assurance that the Company will be able to develop or obtain such products, or, if developed or obtained, that such products will be commercially viable. In addition, there can be no assurance that the Company's Prosorba(R) column will prove effective in the treatment of diseases other than ITP or that Cyplex(TM), if approved for sale by the FDA, will be an effective alternative to traditional platelet therapy.

DEPENDENCE ON THIRD PARTY ARRANGEMENTS

        The Company's commercial sale of its proposed products and its future product development may be dependent upon entering into arrangements with corporate partners and other third parties for the development, marketing, distribution and/or manufacturing of products utilizing the Company's proprietary technology. While the Company is currently seeking collaborative research and development arrangements and joint venture opportunities with corporate sponsors and other partners, there can be no assurance that the Company will be successful in entering into such arrangements or joint ventures or that any such arrangements will prove to be successful.

LIMITED INTERNATIONAL SALES AND MARKETING

        The Company conducts limited marketing of the Prosorba(R) column outside the United States through foreign distributors. Sales to foreign distributors have not been material to the Company's results from operations. There can be no assurance that foreign sales arrangements will become material to the Company's results of operations.



                                       7.

UNCERTAINTY OF PATENT PROTECTION AND CLAIMS TO TECHNOLOGY

        The Company believes that its success depends primarily on the experience, capabilities, and skills of its personnel. Notwithstanding this fact, however, the Company seeks to protect its intellectual property rights by a variety of means, including patents, the maintenance of trade secrets and proprietary know-how, and technological innovation to develop and maintain its competitive position. There can be no assurance that the Company will be able to obtain additional patents either in the United States or in foreign jurisdictions or that, if issued, such patents will provide sufficient protection or be of commercial benefit to the Company. Insofar as the Company relies on trade secrets and unpatented proprietary know-how, there can be no assurance that others will not independently develop similar technology or that secrecy will not be breached. Finally, there can be no assurance that the Company will be able to develop further technological innovations.

        The Company presently owns nine issued U.S. patents and six international patents (excluding patents relating to the area of platelet therapeutics) which expire during 2004 to 2009. The process used in manufacturing the Prosorba(R) column is covered by one of these patents. Certain U.S. and international applications are pending. The Company has an exclusive license for a U.S. patent for a genetic screening test to predict which RA patients will develop severe disease. In addition, the Company has an exclusive license for a U.S. patent for treating cellular Fc receptor-mediated hypersensitivity immune disorders.

        The Company presently owns four issued U.S. patents and three pending U.S. patent applications relating to the area of platelet therapeutics. International patent applications corresponding to the issued U.S. patents have been filed. To date, four foreign patents have been issued while others are still pending in countries or jurisdictions outside the U.S. These patents and those that might be issued on the pending patent applications are scheduled to expire during 2010 to 2014.

        There can be no assurance that the Company's patents will afford commercially significant protection of its proprietary technology or have commercial application. There has been no judicial determination of the validity or scope of the Company's proprietary rights. Moreover, the patent laws in foreign countries may differ from those of the United States, and the degree of protection afforded by foreign patents may be different.

        Others have filed applications for, or have been issued, patents and may obtain additional patents and other proprietary rights relating to products or processes competitive with those of the Company. The scope and validity of such patents is presently unknown. If existing or future patents are upheld as valid by courts, the Company may be required to obtain licenses to use technology covered by such patents.

CONCENTRATION OF OWNERSHIP

        As of January 30, 1998, Allen & Company Incorporated and Mr. Richard M. Crooks, a director of the Company, beneficially owned approximately 14.7% and 2.9% respectively, of the outstanding Common Stock of the Company. Mr. Crooks is also a director and consultant to Allen & Company Incorporated. In addition, Paramount Capital, Inc., through its affiliates, currently beneficially holds 13.4% of the Company's outstanding Common Stock. Together, Mr. Crooks, Allen & Company Incorporated and Paramount Capital, Inc. own a significant amount of the total outstanding Common Stock of the Company and may be able to exert substantial influence over the outcome of matters requiring stockholder approval.

INSURANCE REIMBURSEMENT

        Successful commercialization of a new medical product, such as the Prosorba(R) column or Cyplex(TM) depends, in part, on reimbursement by public and private health insurers to health care providers for use of such products. The availability of such reimbursement is subject to a variety of factors, many of which could affect the Company as it commercializes use of the Prosorba(R) column and continues development and commercialization of Cyplex(TM). Although the Company has been generally successful in assisting health care providers in arranging reimbursement for the use of the Prosorba(R) column in the treatment of ITP, there can no assurance that public and private insurers will continue to reimburse the Company for the use of the Prosorba(R) column or that such reimbursement will be available in connection with the use of the Prosorba(R) column in the treatment of other



                                       8.

disease indications approved by the FDA, if any. In addition, there can be no assurance that health care providers will reimburse the Company for the use of Cyplex(TM), when and if commercialized.

PRODUCT LIABILITY

        The use of the Prosorba(R) column and, when and if approved for use by the FDA, Cyplex(TM), involves the possibility of adverse effects occurring to end-users that could expose the Company to product liability claims. The Company believes that its product liability insurance coverage is adequate in light of the Company's business. However, although the Company currently maintains product liability insurance coverage, there can be no assurance that such coverage or any increased amount of coverage will be adequate to protect the Company and there can be no assurance that the Company will have sufficient resources to pay any liability resulting from such a claim.

UNCERTAINTY OF HEALTH CARE REFORM

        There are widespread efforts to control health care costs in the U.S. and worldwide. Various federal and state legislative initiatives regarding health care reform and similar issues continue to be at the forefront of social and political discussion. These trends may lead third-party payors to decline or limit reimbursement for the Company's product, which could negatively impact the pricing and profitability of, or demand for, the Company's product. The Company believes that government and private efforts to contain or reduce health care costs are likely to continue. There can be no assurance concerning the likelihood that any such legislative or regulatory initiative will be enacted, or market reform initiated, or that, if enacted such reform or initiative will not result in a material adverse impact on the business, financial condition or results of operations of the Company.

POSSIBLE VOLATILITY OF STOCK PRICE; ABSENCE OF DIVIDENDS

        There has been significant volatility in the market prices of securities of biomedical companies in general, including the Company's securities. Factors such as announcements by the Company or by others of technological innovations, results of clinical trials, new commercial products, regulatory approvals or proprietary rights developments, coverage decisions by third-party payors for therapies and public concerns regarding the safety and other implications of biotechnology and biomedical products may have a significant impact on the Company's business and market price of the Company's securities. In addition, in connection with the acquisition of PRP the Company is obligated to make a $5.0 million milestone payment to the former holders of equity securities (including holders of warrants and options) of PRP upon the public announcement of an FDA approval letter relating to the use of Cyplex(TM) for the treatment of thrombocytopenia. The Company has the option to make such milestone payment in the form of cash or common stock of the Company. The payment of $5.0 million in cash could have a material adverse effect on the Company's financial condition. In addition, the issuance of common stock with a value of $5.0 million could have a significant impact on the market price of the Company's securities.

        No dividends have been paid on the Company's common stock to date, and the Company does not anticipate paying dividends on its capital stock in the foreseeable future.

HAZARDOUS MATERIAL

        The Company's research and development programs involve the controlled use of biohazardous materials such as viruses, and may include the use of the HIV virus that causes AIDS. Although the Company believes that its safety procedures for handling such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company.

LIMITATION OF NET OPERATING LOSS CARRYFORWARDS

        The Company's sales of common stock in November 1990 and September 1991, when taken together with prior issuances, caused the limitation of Section 382 of the Internal Revenue Code of 1986, as amended, to be applicable. This limitation will allow the Company to use only a portion of the net operating loss carryforwards to



                                       9.

offset future taxable income, if any, for federal income tax purposes. Based upon the limitations of Section 382 and before consideration of the effect of issuances of common stock after 1991, the Company may be allowed to use no more than a prescribed amount of such losses each year to reduce taxable income, if any. To the extent not utilized by the Company, unused losses will carry forward subject to the limitations to offset future taxable income, if any, until such unused losses expire. All unused net operating losses will expire 15 years after any year in which they were generated. The years in which such expiration will take place range from 1998 to 2010.



                                      10.

                                 USE OF PROCEEDS

        This Prospectus relates to the registration and offering of the Shares for resale by the Selling Securityholder, who acquired the Shares in the Private Placement. The Company will not receive any of the proceeds from the sale of any of the Shares offered hereunder by the Selling Securityholder.

        Proceeds to the Company from the Private Placement are being, and will continue to be, used for research and development, preclinical and clinical testing, and working capital and general corporate purposes.

                                 DIVIDEND POLICY

        The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.



                                      11.

                           PRICE RANGE OF COMMON STOCK


        The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol CYPB. The principal market for the Company's Common Stock is the over-the-counter market. Set forth below are the high and low closing prices for the Company's Common Stock for the first quarter of 1998 and second quarter of 1998 (through May 11, 1998) and for each quarter of 1997 and 1996 as reported by the Nasdaq Stock Market, Inc.



                                                          Price Range of Common Stock
                                                          ---------------------------
                                                           High                  Low
                                                           ----                  ---
    YEAR ENDED DECEMBER 31, 1998:
      First Quarter.............................           $3.38                 $1.34
      Second Quarter (through May 11, 1998)                 3.53                  2.63

    YEAR ENDED DECEMBER 31, 1997
      First Quarter.............................           $2.00                 $1.56
      Second Quarter............................            2.56                  1.22
      Third Quarter.............................            2.44                  1.53
      Fourth Quarter............................            1.91                  1.19

    YEAR ENDED DECEMBER 31, 1996
      First Quarter.............................           $2.63                 $1.88
      Second Quarter............................            2.75                  1.88
      Third Quarter.............................            2.31                  1.81
      Fourth Quarter............................            2.44                  1.63

        On May 11, 1998, the last reported sale price of the Common Stock was $3.19 per share. As of May 11, 1998, there were approximately 1,144 holders of record of the Common Stock of the Company.




                                      12.

                                 CAPITALIZATION


        The following table sets forth the capitalization of the Company at March 31, 1998.

                                                                    MARCH 31, 1998
                                                                    --------------
                                                                    (IN THOUSANDS)
Long-term debt, less current portion ............................     $    432

STOCKHOLDERS' EQUITY:
Preferred Stock, $.02 par value, 15,000,000 shares authorized, no
  shares issued and outstanding .................................           --
Common Stock, $.02 par value, 60,000,000 shares authorized,
  38,709,984 (1) shares issued and outstanding ..................          776
Additional paid-in capital ......................................       78,476
Deferred compensation ...........................................         (425)
Accumulated deficit .............................................      (70,715)
                                                                      --------
    Total stockholders' equity ..................................        8,112
                                                                      --------

    Total capitalization ........................................     $  8,544
                                                                      ========

(1) Based upon the number of shares of Common Stock of the Company outstanding as of March 31, 1998. Excludes, as of March 31, 1998, an aggregate of (i) 2,724,149 shares of Common Stock reserved for issuance upon exercise of outstanding publicly-traded warrants at an exercise price of $2.00 per share;
(ii) 190,000 shares of Common Stock reserved for issuance upon exercise of outstanding nonpublicly-traded warrants at an exercise price of $1.88 per share;
(iii) 425,000 shares of Common Stock reserved for issuance upon exercise of warrants issued to Allen & Company Incorporated at a weighted average exercise price of $2.62 per share; (iv) 200,000 shares of Common Stock reserved for issuance upon exercise of outstanding nonpublicly-traded warrants issued to certain consultants of the Company at a weighted average exercise price of $2.20 per share; (v) 7,486,250 shares of Common Stock reserved under the Company's various stock option plans, of which 6,984,951 shares of Common Stock are issuable upon exercise of outstanding stock options with a weighted average exercise price of $1.67 per share; (vi) 873,500 shares of Common Stock issuable upon the exercise of outstanding stock options granted outside the Company's stock option plans at a weighted average exercise price of $2.30 per share; and
(vii) 139130 shares of Common Stock reserved for issuance upon conversion of outstanding 7% Convertible Debentures (the "Convertible Debentures"). See "Description of Capital Stock" and "Management - Equity Incentive Plans."




                                      13.

                      SELECTED CONSOLIDATED FINANCIAL DATA


        The selected consolidated financial data set forth below with respect to the Company's consolidated statement of operations for each of the three years in the period ended December 31, 1997 and with respect to the Company's consolidated balance sheets at December 31, 1996 and 1997, are derived from the consolidated financial statements of the Company that have been audited by Ernst & Young LLP, which are included elsewhere herein and are qualified by reference to such consolidated financial statements. The selected consolidated financial data with respect to the Company's statement of operations for the year ended December 31, 1994 and with respect to the Company's consolidated balance sheets at December 31, 1994 and 1995 are derived from financial statements that have been audited by Ernst & Young LLP which are not included herein. The selected consolidated financial data with respect to the Company's consolidated statements of operations for the period ended December 31, 1993 and with respect to the Company's consolidated balance sheet data at December 31, 1993, are derived from consolidated financial statements that have been audited by Coopers & Lybrand L.L.P. which are not included herein. The unaudited consolidated statement of operations data for the three months ended March 31, 1997 and 1998 and the unaudited consolidated balance sheet data at March 31, 1998 have been derived from unaudited consolidated financial statements also appearing herein which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's consolidated financial position at March 31, 1998 and consolidated results of operations for the unaudited interim periods. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.




                                      14.

                                                                                                           THREE MONTHS
                                                 YEARS ENDED DECEMBER 31,                                 ENDED MARCH 31,
                        ------------------------------------------------------------------------   ---------------------------
                            1993           1994           1995           1996           1997           1997           1998
                        ------------   ------------   ------------   ------------   ------------   ------------   ------------
                                                       (Restated)    (Restated)
CONSOLIDATED
STATEMENT OF
OPERATIONS
DATA:
Results of
Operations:
   Product sales        $  5,410,530   $  4,918,126   $  1,104,224   $  1,967,976   $  2,970,342   $    816,458   $    498,354
   Grant income                   --             --             --             --        325,316         31,634         50,564
   Revenue under
     distribution
     Agreement                    --             --      3,000,000             --             --             --             --
                        ------------   ------------   ------------   ------------   ------------   ------------   ------------
                           5,410,530      4,918,126      4,104,224      1,967,976      3,295,658        848,092        548,918

Costs and expenses:
Production costs           1,582,986      2,571,168      2,041,422      1,482,563      1,772,681        601,334        350,816
   Sales and
     marketing             4,758,427      3,550,037        819,907        794,356      1,292,942        315,166        280,562
   Research and
     development           2,059,129      2,107,694      3,219,324      4,002,968      6,707,557      1,490,247      1,211,249
   General and
     administrative        2,105,743      2,694,489      2,626,817      4,649,298      2,803,079        574,373        740,072

   Acquired in-process
    research and
    development(1)                --             --        625,000      5,146,943             --             --             --
Restructuring expense             --             --        644,656        493,712             --             --             --
   Debt conversion
     expense                      --             --      1,124,386        276,688             --             --             --
                        ------------   ------------   ------------   ------------   ------------   ------------   ------------
                          10,506,285     10,923,388     11,101,512     16,846,528     12,576,259      2,981,120      2,582,699
Other income
(expense):
   Interest income           134,483         71,986        118,994        458,070        425,935        102,806        109,356
   Interest expense           (7,659)      (218,036)      (261,958)    (1,119,726)       (31,737)        (8,306)        (8,585)
                        ------------   ------------   ------------   ------------   ------------   ------------   ------------
                             126,824       (146,050)      (142,964)      (661,656)       394,198         94,500        100,771
                        ------------   ------------   ------------   ------------   ------------   ------------   ------------

Loss from operations      (4,968,931)    (6,151,312)    (7,140,252)   (15,540,208)    (8,886,403)    (2,038,528)    (1,933,010)
Minority interest
  in loss                     47,711             --             --             --             --             --             --
                        ------------   ------------   ------------   ------------   ------------   ------------   ------------
Net loss                $ (4,921,220)  $ (6,151,312)  $ (7,140,252)  $(15,540,208)  $ (8,886,403)  $ (2,038,528)  $ (1,933,010)
                        ============   ============   ============   ============   ============   ============   ============
Net loss per
share - basic
and diluted             $      (0.33)  $      (0.40)  $      (0.41)  $      (0.53)  $      (0.25)  $      (0.06)  $      (0.05)
                        ============   ============   ============   ============   ============   ============   ============

Weighted average
number of shares
outstanding - basic
and diluted               14,716,472     15,243,860     17,598,735     29,206,470     35,236,579     34,573,111     38,684,410
                        ============   ============   ============   ============   ============   ============   ============



                                                                                                  THREE
                                                                                                  MONTHS
                                                                                                   ENDED
                                                      DECEMBER 31,                                MARCH 31,
                         --------------------------------------------------------------------   -----------
                             1993         1994           1995          1996           1997         1998
                         -----------   -----------   -----------    -----------   -----------   -----------
CONSOLIDATED
BALANCE
SHEET DATA:
Cash, cash equivalents
 and short-term
 investments             $ 2,283,583   $ 3,670,616   $ 1,009,878    $10,935,668   $ 8,515,653   $ 7,356,324
Total assets             $ 7,761,598   $ 7,721,013   $ 4,563,709    $14,961,076   $11,788,766   $10,466,112
Long term debt (net
of current portion)      $        --   $ 4,247,759   $ 1,539,722    $   412,020   $   407,735   $     8,309

Total stockholder's
equity (deficit)         $ 4,839,725   $ 1,980,719   $  (524,762)   $12,134,565   $ 9,525,992   $ 8,112,316

Working capital
(deficit)                $ 3,787,412   $ 4,360,749   $  (688,771)   $10,161,170   $ 7,916,228   $ 6,645,914

(1) Reflects the acquisition of in-process research and development associated with the acquisition by the Company of PRP, Inc. in 1996 and the acquisition of the minority interest in one of the Company's subsidiaries in 1995.



                                      15.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed under "Risk Factors" and elsewhere in this Prospectus.

LIQUIDITY AND CAPITAL RESOURCES


        The Company's working capital as of March 31, 1998 was $6.6 million compared to $7.9 million at December 31, 1997. The decrease of approximately $1.3 million in working capital is attributable to the net loss for the quarter ended March 31, 1998, which decrease was offset, in part, by cash proceeds received from stock options and warrants exercised.

        The Company expects to incur operating losses unless and until it obtains marketing approval from the FDA and successfully markets the Prosorba(R) column for additional disease indications, or until sales for its existing indication of ITP increase significantly, or until it obtains FDA approval for and successfully commercializes Cyplex(TM). There can be no assurance that the Company will be able to obtain FDA approval to market the Prosorba(R) column for disease indications other than ITP and, if it does, whether the Company will be able to successfully market the Prosorba(R) column for such indications, increase sales in the area of ITP or obtain FDA approval for or be able to successfully commercialize Cyplex(TM).

        In January 1998, the Company announced that its Phase III pivotal study of the Prosorba(R) column in the treatment of RA was stopped. The study was halted based on the recommendation of an independent Data Safety and Monitoring Board ("DSMB") after an analysis of the available data showed that the Prosorba(R) column had achieved both statistically significant efficacy and favorable safety results. The Company has begun its efforts to prepare a PMA application to be filed with the FDA's Medical Device Division and is expected to be completed in mid-1998. The PMA application will request new labeling for the Prosorba(R) column to incorporate the RA indication. However, there can be no assurance that the Company will file its PMA application on a timely basis, if at all, or that FDA approval to market the Prosorba(R) column for the treatment of RA will be received on a timely basis, if at all. Even if FDA approval is received, there can be no assurance that the Company will be successful in marketing the Prosorba(R) column for the treatment of RA. Any such failure to successfully market the Prosorba(R) column for use in the treatment of RA could have a material adverse effect on the Company's business.

        The Company expects that existing cash resources will be sufficient to fund operations through at least December 31, 1998.

        The Company is actively seeking opportunities to raise additional capital to fund the proposed commercial launch of the Prosorba(R) column for the treatment of RA, the development of new and the completion of existing research, additional clinical trials for the Prosorba(R) column for other indications, and the further development and marketing of Cyplex(TM). To the extent the Company decides to develop products other than the Prosorba(R) column and Cyplex(TM), it will be required to raise additional capital. The amount of capital required by the Company is dependent upon many factors, including the following: results of clinical trials, results of current research and development efforts, the FDA regulatory process and receiving FDA approval for the use of the Prosorba(R) column in the treatment of RA in a timely manner, the Company's ability to successfully market the Prosorba(R) column in the RA market, costs of commercialization of products and potential competitive and technological advances and levels of product sales. Because the Company is unable to predict the outcome of the foregoing factors, some of which are beyond the Company's control, the Company is unable to estimate with certainty its mid- to long-term capital needs. Although the Company may seek to raise additional capital through a combination of additional equity sources, there can be no assurance the Company will be able to raise additional capital through such sources or the funds raised thereby will allow the Company to maintain its current and planned operations. If the Company is unable to obtain additional capital, it may be required to delay, scale back or eliminate some or all of its research and development and marketing activities, to license to third parties technologies that the Company would otherwise




                                      16.

seek to develop itself, to seek financing through the debt market at potentially higher costs to the Company and/or to seek additional methods of financing.

        December 31, 1996 and 1997


        Cash, cash equivalents and short-term investments totaled $8.5 million and $10.9 million, at December 31, 1997 and 1996 respectively. The decrease in cash, cash equivalents and short-term investments of approximately $2.4 million was due primarily to the Company's $8.9 million loss for the year ended December 31, 1997, which was partially offset by net proceeds of approximately $5.6 million received by the Company in the private placement of common stock completed in October 1997. Working capital at December 31, 1997 was approximately $7.9 million.

        The Company expects to incur operating losses until it obtains marketing approval from the FDA for additional disease indications for the Prosorba(R) column, or until sales for the Prosorba(R) column for its existing indication of ITP increase significantly, or until it obtains FDA approval for and successfully commercializes Cyplex(TM). There can be no assurance that the Company will be able to obtain FDA approval to market the Prosorba(R) column for disease indications other than ITP, increase sales in the area of ITP or obtain FDA approval for or be able to successfully commercialize Cyplex(TM).

        In January 1998, the Company announced that its Phase III pivotal study of the Prosorba(R) column in the treatment of RA was stopped. The study was halted based on the recommendation of the independent DSMB after an analysis of the available data showed that the Prosorba(R) column had achieved both statistically significant efficacy and favorable safety results. The Company has begun its efforts to prepare an application for PMA to be filed with the FDA's Medical Device Division and is expected to be completed in mid-1998. The application will request new labeling for the Prosorba(R) column to incorporate the RA indication. However, there can be no assurance that the Company will file its PMA application on a timely basis or that FDA approval to market the Prosorba(R) column for disease indication other than ITP will be received on a timely basis, if at all.

        Although the Company is not obligated under any third party agreements, capital expenditures during 1998 are expected to be approximately $450,000 and will be used to support continued product commercialization and research and development activities.

        In the future, the Company's capital requirements will depend on numerous factors, including the progress of the Company's research and development activities and PMA application for RA. The Company currently believes it has sufficient funds to support its operations through December 31, 1998. To the extent necessary, further sources of funds may include future strategic alliances or joint venture arrangements which may provide funding to the Company, and additional public or private offerings of debt or equity securities, among others. There can be no assurance, however, that the Company will be successful or that additional funds will be available on acceptable terms, if at all.

        In October 1997, the Company completed a private placement of 3,851,029 shares of the Company's common stock at a price of $1.50 per share. The net proceeds to the Company were approximately $5.6 million or $1.45 per share, after total costs of approximately $203,000.

        The Company will require additional financing in order to launch the Prosorba(R) column in RA, initiate pivotal clinical trials using the Prosorba(R) column in other diseases and to apply the Company's technology to applications beyond the Prosorba(R) column, such as Cyplex(TM). There can be no assurance that the Company will receive FDA approval for use of the Prosorba(R) column in the treatment of RA, or if it does, that the Company will be able to successfully market the Prosorba(R) column for use in RA. In addition, there can be no assurance that additional financing will be available on terms favorable to the Company, if at all.



                                      17.

RESULTS OF OPERATIONS

Revenues


        Three Months Ended March 31, 1997 and 1998

        Revenues associated with shipments of the Company's Prosorba(R) column were approximately $498,000 and $816,000 for the quarters ended March 31, 1998 and 1997, respectively. The decrease in sales reflects the Company's decision to utilize its existing sales staff to conduct pre-launch planning activities in the rheumatoid arthritis ("RA") market at the expense of decreasing their time spent marketing the Prosorba(R) column to hematologists for the treatment of ITP. The Company believes pre-launch planning is critically important to the overall success of the Company and that its sales team's in-depth knowledge of the Prosorba(R) column makes them best equipped to perform this key function. Sales for the quarter ended March 31, 1998 are at a level consistent with the Company's expectations for sales for the remainder of 1998, and the Company believes that the long-term benefits of the market intelligence gathered in connection with pre-launch planning activities for the RA market will outweigh any short-term reduction in revenues relative to 1997.

        Years Ended December 31, 1995, 1996 and 1997

        Revenues associated with product shipments were $1.1 million, $2.0 million and $3.0 million in 1995, 1996 and 1997, respectively. The significant increase in sales in 1997 from 1996 is a result of the Company regaining the distribution rights to the Prosorba(R) column in May 1996 and initiating direct sales and marketing efforts as mentioned below. Revenues associated with product shipments began to increase in 1996 in conjunction with the Company regaining distribution rights effective in May 1996 and initiating direct sales and marketing efforts as mentioned below.


        In April 1994, Baxter assumed sales and marketing responsibilities under a 10-year exclusive distribution agreement, granting distribution rights of the Prosorba(R) column in the United States and Canada for the treatment of thrombocytopenia. Under the Baxter distribution agreement, Baxter was obligated to purchase from the Company minimum numbers of Prosorba(R) columns at a predetermined price per column. In the event such minimums were not purchased, Baxter was nevertheless obligated to pay the Company for that number of Prosorba(R) columns that Baxter was obligated to purchase under the distribution agreement. Baxter, at its own expense, was to provide sales and marketing support for the sale of the product during the term of the agreement. The Company was to provide significant marketing and promotional support to Baxter for the first three years of the agreement.

        In March 1995, the two companies amended the agreement whereby Baxter:
(a) made a non-refundable take-or-pay payment on March 31, 1995 for the first sales year after the amendment of $3.0 million, (b) agreed to purchase $1.0 million of product during the second quarter of 1995, (c) released the Company from its obligation to provide marketing and promotional support for the second and third years of the agreement, (d) gave the Company the right to co-market with Baxter, (e) relinquished its first right to negotiate for new Prosorba(R) column indications, and (f) agreed under certain circumstances to provide advance payments to the Company for Baxter's 1996 purchases. The Company agreed to eliminate purchase minimums and the take-or-pay concept included in the original agreement and freed Baxter to pursue competing thrombocytopenia therapies.

        The impact of the revised Baxter agreement referred to above had a variety of effects on the operations of the Company during the year ended December 31, 1995. The Company's revenue included the non-refundable $3.0 million take-or-pay payment made by Baxter in March 1995. In addition, sales and marketing costs relative to sales decreased based on Baxter agreeing to assume all marketing and promotional costs.

        Effective May 1, 1996, the Company and Baxter terminated the exclusive distribution agreement, whereby the Company regained the right to sell its Prosorba(R) column directly to customers who had previously purchased the Prosorba(R) column through Baxter as well as to any other potential customers who wish to purchase the Prosorba(R) column.



                                      18.

        Although the Company's direct sales and marketing efforts have proven more effective than those under the Baxter distribution agreement, ITP remains a small market. In 1996, the Company initiated a Phase IV marketing study for use of the Prosorba(R) column in the treatment of ITP in an effort to generate more rigorous clinical data than has been available to date. The Company believes that such data is a prerequisite for increasing the usage of the Prosorba(R) column in the treatment of ITP. However, due to increased competition for patients from other ITP studies, below expected enrollment in the Company's study and the increased opportunities in the RA market, the Company terminated its ITP trial during the fourth quarter of 1997. Lack of data from that study will make it difficult to effect any appreciable increase in sales above their current levels until the Company obtains, if and when it does, FDA approval for sale of the Prosorba(R) column for the treatment of RA. The Company hopes to obtain such approval by mid-1999, however, there can be no assurance that such approval will be obtained in the time expected, if at all.

        In connection with the Company's acquisition of PRP in November 1996, the Company acquired an NIH Small Business Innovation Research (SBIR) Phase II grant. For the year ended December 31, 1997 the Company recorded approximately $325,000 in grant income. Revenues from the grant are recognized as grant expenditures are incurred. The aggregate amount remaining under the grant is approximately $371,000. Expenses related to the grant are classified as research and development expenses. The Company does not expect grant revenue to become a significant contribution to its operations.

Operating Expenses


        Three Months Ended March 31, 1997 and 1998

        Consolidated operating expenses were approximately $3.0 million for the quarter ended March 31, 1997 compared to approximately $2.6 million for the same period in 1998. The decrease of approximately $400,000 or 13% is partly the result of the Company's decrease in production costs from approximately $601,000 in 1997 to approximately $351,000 in 1998 due to costs incurred in 1997 related to the consolidation of the Company's two manufacturing facilities into one.

        Sales and marketing expenses for the quarters ended March 31, 1997 and 1998 were approximately $315,000 and $281,000, respectively. The decrease is primarily a result of a reduction in sales personnel and the corresponding decrease in salary related expense.

        For the quarter ended March 31, 1997, research and development expenses were approximately $1.5 million compared to approximately $1.2 million for the same period in 1998. The decrease in research and development expenses of approximately $279,000 is the direct result of stopping the RA trial in January 1998 as previously mentioned. The Company anticipates increases in research and development expenses as the open label phase of the RA trial is finalized, the PMA application process moves forward, and enrollment increases in its recently initiated Cyplex(TM) Phase II trial.

        General and administrative expenses were approximately $574,000 and $740,000 for the quarters ended March 31, 1997 and 1998, respectively. The increase of approximately $166,000 is primarily a result of an increase in administrative personnel and professional services incurred.

        Total operating expenses for the three month period ended March 31, 1997 and 1998 were approximately $3.0 million and $2.6 million, respectively. The decrease of approximately $398,000 was partially offset by a decrease in revenues of approximately $299,000, thereby resulting in a net loss of approximately $2.0 million for the quarter ended March 31, 1997, compared to a net loss of approximately $1.9 million for the same period in 1998.

        Years Ended December 31, 1995, 1996 and 1997

        Consolidated operating expenses for the years ended December 31, 1995, 1996, and 1997 were $11.1 million, $16.8 million and $12.6 million, respectively. The decrease of $4.2 million in 1997 from 1996 reflects certain non-recurring and primarily non-cash, charges in 1996 related to the acquisition of PRP and the Company's restructuring and recapitalization totaling $5.9 million, which were partially offset by a significant expansion in the




                                      19.

Company's research and development activities. In 1997, the Company restated its previously issued financial statements as of and for the years ended December 31, 1996 and 1995. The Company, in conjunction with discussions with its auditors and the SEC Staff, recorded approximately $1.1 million of compensation expense in 1996 related to certain stock options granted in 1996. The Company also recorded $93,000 and $314,000 of debt conversion expense during the years ended December 31, 1996 and 1995 respectively, related to deferred debt issuance costs associated with the March 1996 and September 1995 exchange offerings to the holders of the 7% Convertible Debentures. The increase of $5.7 million in 1996 from 1995 relates primarily to the non-recurring, and primarily non-cash, charges for the acquisition of PRP and the Company's restructuring and recapitalization. These increases were offset, in part, by a reduction in operating costs resulting from the Company's restructuring. For the year ended December 31, 1996, consolidated operating expenses include only the two months of PRP's operations subsequent to its acquisition by the Company.

        Production costs were approximately $2.0 million, $1.5 million and $1.8 million for the years ended December 31, 1995, 1996 and 1997, respectively. During the first half of 1996, production was impacted by both the termination of the Baxter agreement and the consolidation of facilities undertaken in connection with the restructuring. There were very few Prosorba(R) columns shipped during the first four months of 1996 as the Company did not resume direct shipments to domestic customers until May 1996. In anticipation of a temporary cessation of manufacturing during the remodeling and subsequent FDA re-approval process of the Redmond, Washington facility, the Company increased production during the second and third quarters to build its inventories. As a result, production costs for the year reflect this unusual activity. However, the increase in 1997 production costs from 1996 also reflected an increase in columns manufactured to accommodate increases in sales and columns used in the RA trial. The decrease in production costs in 1996 from 1995 is also attributable to a reduction in manufacturing labor and overhead costs associated with the restructuring. The total number of Prosorba(R) columns produced in 1996 was in excess of that amount produced in 1995. Since manufacturing overhead was fairly consistent in 1995 and 1994, the fluctuation in production costs is directly attributable to the decrease in the number of units produced in 1995.

        Sales and marketing costs were approximately $820,000, $794,000 and $1.3 million for the years ended December 31, 1995, 1996 and 1997, respectively. The increase of approximately $499,000 in 1997 from 1996 is a result of the Company's initiation of direct sales and marketing efforts beginning in May of 1996 and the hiring of a direct sales force in August of 1996. The decrease in 1996 from 1995 is a result of the Company's March 1995 renegotiation agreement with Baxter. During the first quarter of 1995, the Company was still obligated to provide marketing and promotional support to Baxter. In March 1995, the Company was released from that obligation and, thus, incurred significantly less expense through the May 1996 re-initiation of product sales directly to customers. As a result of that termination, however, and the related establishment of an internal sales force to directly sell the Prosorba(R) column, the Company anticipates an increase of sales and marketing expenses in future periods.

        Research and development expenses increased from $3.2 million and $4.0 million in 1995 and 1996, respectively to $6.7 million in 1997. Research and development expenses typically increase with each phase of a product's development as such product advances to FDA approval. The Company records research and development cost as incurred, including the costs associated with its clinical trials. The Company enrolls patients in various clinical trial sites and records the related cost as the work is performed by the respective research entities. The Company accrues costs related to clinical trials until such costs are actually paid by the Company. The significant increase in research and development expenses of $2.7 million in 1997 from 1996 is attributable to the Company's efforts to establish a stronger scientific base for its products by continuing to expend funds on clinical trials and increasing efforts in studying the mechanism of action of the Prosorba(R) column. Approximately $1.7 million of the increase in research and development expenses from 1996 to 1997 was directly related to amounts expended on the further development of Cyplex(TM) in connection with the Company's acquisition of PRP in November 1996. The remaining increase of approximately $1.0 million in research and development expenses from 1996 to 1997 was primarily due to increase spending on the Company's controlled clinical trial for use of the Prosorba(R) column in the treatment of RA. The 24% increase in 1996 from 1995 is indicative of the Company's increased focus on the clinical development of new products and relates primarily to the June 1996 launch of the Company's Phase III pivotal trial of the Prosorba(R) column for use in RA. In January of 1998, the Company announced that its Phase III pivotal trial evaluating the efficacy of the Prosorba(R) column in the treatment of RA had been stopped early due to achieving favorable safety and statistically significant efficacy results on an intent-to-treat basis. The Company expects further increases in research and development expenses in future periods as the




                                      20.

aforementioned trial is concluded and with the commencement in March 1998 of a Phase II efficacy trial for Cyplex(TM).


        General and administrative expenses were $2.6 million, $4.6 million, and $2.8 million for the years ended December 31, 1995, 1996 and 1997, respectively. The decrease of approximately $1.8 million in 1997 from 1996 was a result of the Company's efforts to control costs, and nonrecurring expenses in 1996 associated with the hiring of the Company's new Chief Executive Officer, and President and Chief Operating Officer, both of whom joined the Company in December 1995, and severance payments paid to the Company's former Chief Scientific Officer in connection with his resignation in March 1996. The significant decrease in 1997 also relates to the Company's restatement of its previously issued financial statements as of and for the years ended December 31, 1996 and 1995. The Company recorded approximately $1.1 million of additional compensation expense in 1996 related to certain stock options granted in 1996. The decrease was partially offset by non-recurring bonuses paid in the third quarter of 1997 to the Company's Chief Executive Officer and President and Chief Operating Officer in connection with the Company achieving certain milestones, were also non-recurring. The increase of approximately $2.0 million in 1996 from 1995 was principally a result of costs associated with the hirings of the Company's new Chief Executive Officer and President, Chief Operating Officer in December 1995 and the Company's restatement of its previously issued financial statements resulting in a charge of $1.1 million in compensation expense in 1996 as mentioned above. Such expenses were partially offset by the resignation of the Company's Chief Scientific Officer in March 1996 whose duties were assumed by the new Chief Executive Officer. In addition, approximately $501,000 and $741,000 was recorded as compensation expense in 1997 and 1996, respectively for stock options granted at less than the closing sales price on the date of grant.


        In 1995, the Company acquired the minority interest of CELx Corporation, the company's former majority owned subsidiary of the Company. In connection with the acquisition, the Company recorded $625,000 as acquired in-process research and development. The charge was based upon the fair market value of the Company's common stock on the date of the transaction.

        The Company recorded a non-cash expense of approximately $277,000 for debt conversion expense in the year ended December 31, 1996. Such expense represents the fair market value of the increased number of shares issued by the Company under the terms of an exchange offering to holders of the Company's 7% Convertible Debentures. The Company recorded a non-cash expense of approximately $1.1 million in 1995 as a debt conversion expense for the conversion of the same 7% Convertible Debentures discussed above. The expense represents the fair market value of the increased number of shares issued under the terms of the exchange offering compared to the original terms of the 7% Convertible Debentures. The above amounts reflect the Company's restatement of its previously issued financial statements as of and for the years ended December 31, 1996 and 1995. The restatement required the Company to record an additional $93,000 and $314,000 of debt conversion expense during the years ended December 31, 1996 and 1995 respectively, related to deferred debt issuance costs associated with the March 1996 and September 1995 exchange offerings to the holders of the 7% Convertible Debentures.

        In December 1995, the Company recorded a restructuring charge aggregating $645,000 relating to the Company's plan to consolidate its manufacturing facilities to one location in the state of Washington and to move all other operations to San Diego, California. This charge included approximately $350,000 related to write-downs of equipment and leasehold improvements for the manufacturing facility vacated in 1996, $200,000 related to abandonment of leases in Seattle and Princeton with the remainder related to a severance commitment with its former Executive Vice President who resigned in December 1995. In January 1996, the Company notified approximately twenty employees, which was slightly greater than half of its work force, that their positions were being terminated immediately as part of the restructuring. Such positions were from all departments of the Company. In March 1996, the Company entered into a termination agreement with its former Chief Scientific Officer. Costs related to these terminations were approximately $494,000 and were recorded as a restructuring expense in 1996. In addition, the Company incurred approximately $300,000 in costs associated with moving the administration, research and medical departments to San Diego, with most costs being attributable to relocation costs of the few members of management moving to San Diego. Such costs were recorded as general and administrative expenses in 1996.



                                      21.

Acquisition of PRP

        On November 1, 1996, the Company acquired PRP. As a result of the acquisition, the Company assumed all of the assets and liabilities of PRP. The transaction has been accounted for as a purchase and the Company recorded a non-recurring expense of approximately $5.1 million as acquired in-process research and development in the fourth quarter of 1996.

        In connection with the acquisition, the Company issued to certain holders of outstanding debt of PRP, in full satisfaction and settlement of such indebtedness, Units (with each Unit being comprised of two shares of the Company's common stock and one common stock purchase warrant) with an approximate total value of $4.5 million (based upon a price of $4.00 per Unit).

        The holders of PRP equity securities (including holders of options and warrants of PRP) (the "Equity Holders") will also be entitled to receive earn-out payments, if any, on a pro rata basis, on net sales of products developed using PRP's technology acquired by the Company in the acquisition. The earn-out payments if earned will be treated as compensation expense because most of such earn-out payments will be made to former stockholders. In addition, in conjunction with obtaining approval from the FDA of the use of Cyplex(TM) for the treatment of thrombocytopenia, the Company shall make a payment of $5 million (the "Milestone Payment") to the Equity Holders, with such payment being in the form of, at the Company's discretion, cash, Company common stock, or a combination of the two. The milestone payments, if earned, will either be expensed as acquired research and development or capitalized as purchased technology, depending upon the evaluation of the technology to be made by the Company at such future date.

        In consideration of certain investment banking advisory services provided by EGS Securities Corp. ("EGS') to PRP in connection with the acquisition, the Company issued to EGS Units with a total value of approximately $120,000. In addition, the Company is obligated to pay EGS an amount in cash equal to two and one-half percent (2 1/2%) of a certain milestone payment and each earn-out payment made to the Equity Holders, at the time any such payments are made.

        Subject to limited exceptions, the Company is obligated to spend $4.0 million to commercialize and advance Cyplex(TM) as a principal product of the Company. The only circumstances under which the Company may decrease or cease commercialization of Cyplex(TM) prior to expending $4.0 million would be if the Company encounters critical problems with the commercialization of Cyplex(TM), including problems related to Cyplex(TM), safety, efficacy or economic viability, such as would render Cyplex(TM), on a stand-alone basis, unsafe, ineffective or incapable of generating a reasonable, positive cash flow.

Interest Expense


        Interest expense for the years ended December 31, 1995, 1996 and 1997 were approximately $262,000, $1.1 million and $32,000 respectively. The decrease in 1997 from 1996 and the increase from 1995 to 1996 is due to the restatement of the Company's previously issued financial statements as of and for the years ended December 31, 1996 and 1995 in 1997. In accordance with EITF D-60, which was issued in March 1997 but which is applicable to previously issued financial statements, the Company recorded $1,063,000 of interest expense in 1996 related to Senior Convertible Debentures which were issued with a discounted conversion feature.



Net Loss


        Net loss for the year ended December 31, 1996 was approximately $15.5 million compared to approximately $8.9 million in 1997. The decrease of approximately $6.7 million is a result of an increase in research and development related to the Company's RA trial offset in part by an increase in revenue and a decrease in general and administrative costs. For the year ended December 31, 1996, the acquisition of PRP, and the cost of the restructuring and recapitalization and the decrease in total revenues was only partially offset by the decrease in recurring operating expenses thereby resulting in a net loss of $15.5 million or $0.53 per share (basic and diluted). For the year ended December 31, 1995, the Company reported a net loss of $7.1 million.




                                      22.

IMPACT OF YEAR 2000

        The "Year 2000 Issue" addresses the problems created by the fact that most computer software programs have been written using two digits, rather than four, to represent a specific year (e.g., "97" would represent 1997). Such date-sensitive software programs may recognize a date using "00" as the year 1900 rather than the year 2000, which might result in system failures or miscalculations causing a disruption in operations, including among others, temporary inability to process normal accounting transactions, send invoices or engage in similar normal business activities. In addition, to the extent a company distributes products containing date-sensitive computer programs, a company may incur substantial costs and time creating or modifying existing software programs, inventory and returned products.

        The Company has completed an assessment of the impact of the Year 2000 Issue on its internal and external operations, and had determined that it will be required to upgrade certain software programs it employs in the normal course of business, including its accounting application software and certain other administrative software. The total cost of the Year 2000 Issue project is estimated to be less than $50,000 and is estimated to be completed no later than December 31, 1998. The Company believes that the Year 2000 Issue will not have a material adverse effect on its operations or business.

        The cost of the Year 2000 Issue project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.



                                      23.

                                    BUSINESS

        The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

COMPANY OVERVIEW

        Cypress Bioscience, Inc. (the "Company") researches, develops, manufactures and markets medical devices and therapeutics for the treatment of certain types of immune system disorders and is engaged in the development of novel therapeutic agents for the treatment of blood platelet disorders. The Company's first product, the Prosorba(R) column, a medical device, treats a patient's defective immune system so that it can more effectively respond to certain diseases. The Company received marketing approval from the U.S. Food and Drug Administration ("FDA") in December 1987 to distribute the Prosorba(R) column for the treatment of idiopathic thrombocytopenic purpura ("ITP"), an immune-mediated bleeding disorder. In May 1996, the Company terminated its exclusive distribution arrangement with Baxter Healthcare Corporation ("Baxter") and regained the right to sell its Prosorba(R) column directly to customers. Although the Company's direct sales and marketing efforts have proven more effective than those under the Baxter distribution arrangement, ITP remains a small market. In 1996, the Company initiated a Phase IV marketing study for the use of the Prosorba(R) column in the treatment of ITP in an effort to generate more rigorous clinical data then has been available to date. However, due to increased competition for patients from other ITP studies, below expected enrollment in the Company's study, and the more promising opportunities in the rheumatoid arthritis ("RA") market, the Company determined that continued investment in the ITP market was not the best use of its resources and terminated its ITP trial during the fourth quarter of 1997. Although the termination of the study is not expected to have any negative effects on the existing sales of the Prosorba(R) column for the treatment of ITP, lack of data from the study will make it difficult to effect any appreciable increase in sales above their current levels in the area of ITP.

        The Company's current clinical efforts to expand the approved indications for the Prosorba(R) column are focused primarily on RA. In June 1996, the Company commenced a prospective, randomized, multi-center, double blind, controlled Phase III pivotal trial designed to confirm the findings of an earlier pilot study evaluating the use of the Prosorba column in the treatment of RA. In January 1998, the Company's Phase III clinical trial was stopped early due to the achievement of favorable safety and statistically significant results. Based on such results, the Company plans to file a Pre-Market Approval ("PMA") application for the Prosorba(R) column for the treatment of RA with the FDA in mid-1998. However, there can be no assurance that the Company will be able to file the PMA by mid-1998, or if the PMA is filed, that FDA approval or the Prosorba(R) column for the treatment of RA will be received on a timely basis, if at all.

        The Company is also developing Cyplex(TM), a platelet alternative, previously known as Infusible Platelet Membranes ("IPM") as an alternative to traditional platelet transfusions. The Company initiated a double-blinded Phase II controlled clinical trial of Cyplex(TM) as an alternative to traditional platelet transfusions in March 1998.

THE PROSORBA(R) COLUMN

        The Company's Prosorba(R) column is a therapeutic, extracorporeal immunoadsorption device which removes circulating immune complexes ("CICs") and immunoglobulin G ("IgG") from a patient's plasma in a procedure that takes place in an extracorporeal loop (i.e., outside the body) and returns all the other necessary plasma components back to the patient. During the Prosorba(R) column therapy, blood is drawn from one arm of the patient, plasma and red blood cells are separated, the plasma is filtered through the Prosorba(R) column to remove unwanted CICs and IgG, then combined with the red blood cells and returned to the patient's other arm. The Prosorba(R) column therapy is usually administered on an outpatient basis. The Company received marketing approval from the FDA in December 1987 to distribute the Prosorba(R) column for the treatment of ITP, an immune-mediated bleeding disorder.

        The Prosorba(R) column treats a defective immune system by modulating the immune system to respond more effectively. The modulation can result in the clearance of antigens or control of an autoimmune disease. The



                                      24.

Company believes that the Prosorba(R) column treats a dysfunctional immune system response rather than treating the disease itself. The Company is providing financial support for an extramural program with leading academic laboratories to study the mechanisms of action of the Prosorba(R) column.

        The Prosorba(R) column is a plastic cylinder measuring three inches in diameter and three and one half inches in height. The cylinder contains a solid binding matrix composed of protein A bound to dry silica (sand) granules. Protein A, a molecule produced by the fermentation of a bacterium, specifically binds to both CICs and IgG, with preference for CICs. The FDA considers the Prosorba(R) column to be a medical device. The Company has historically produced the Prosorba(R) column at its own manufacturing facility which meets FDA good manufacturing practice ("GMP") regulations for the manufacture of the product in commercial quantities.

        The Company believes that key factors in its commercial performance will be its ability to improve Prosorba(R) column sales for its currently approved ITP indication, as well as additional disease indications for the Prosorba(R) column, and obtain and develop complementary technologies.

Rheumatoid Arthritis

        RA is a potentially crippling autoimmune disease that in 1995 was estimated to affect over 5.7 million people in the United States, Europe and Japan. In RA, the body's immune system inappropriately makes antibodies, called rheumatoid factors, that collect in the joints and surrounding soft tissue causing inflammation and tissue damage. Joints, typically those in the hand, become painful and swollen, lose movement, and become deformed. These individuals not only suffer a significantly reduced quality of life, but also a shortened life expectancy.

        In September 1995, the Company announced the results of its 15 patient pilot clinical trial that used the Prosorba(R) column for therapy in RA. The results showed a statistically significant 76% reduction in painful joints and a 70% reduction in swollen joints in 11 patients three months after completing treatment with the Prosorba(R) column. The Company believes that these findings confirm the potential utility of the Prosorba(R) column in treating RA reported by an earlier independent study published in the JOURNAL OF RHEUMATOLOGY in May 1994.

        In 1996, the Company began providing financial support to several leading research facilities in the form of grants and contractual support to further efforts in studying the mechanism of action of the Prosorba(R) column in the treatment of RA. For the years ended December 31, 1997 and 1996, the amounts of financial support provided by the Company were approximately $148,000 and $90,000, respectively.

        In June 1996, the Company commenced a prospective, randomized, multi-center, double blind, controlled Phase III pivotal trial designed to confirm the findings of the pilot study in a larger group of patients. The patients were randomly entered into two treatment groups with approximately half of the patients treated with the Prosorba(R) column and the other half of the patients with a placebo treatment.

        In January 1998, the Company announced that an independent Data Safety and Monitoring Board ("DSMB") recommended the early cessation of the Company's Phase III clinical trial evaluating the use of the Prosorba(R) column in the treatment of RA. The recommendation to end enrollment in the Phase III trial was based on the achievement of favorable safety and statistically significant results. The Company is now in the process of preparing a PMA application for submission to the FDA requesting new labeling for the Prosorba(R) column to incorporate the RA indication. The Company expects to file the PMA by mid-1998, and, if FDA approval is granted, expects to begin marketing the Prosorba(R) column for use in the treatment of RA in 1999. However, there can be no assurance that the Company will be able to file the PMA by mid-1998 or, if it is, that FDA approval of the Prosorba(R) column for the treatment of RA will be received on a timely basis, if at all.

CYPLEX(TM) (INFUSIBLE PLATELET MEMBRANES), A PLATELET ALTERNATIVE

        The Company's strategy is to produce therapeutic agents that enhance, inhibit, modify or replace the natural activity of platelets that have been depleted or damaged by disease or therapy. In November 1996, the Company acquired PRP, Inc ("PRP"). PRP's primary product, Cyplex(TM) (Infusible Platelet Membranes), a platelet alternative, which is still in the clinical research phase, is being developed as a potential substitute for traditional



                                      25.

platelet transfusions. Currently, the Company is focusing most of its efforts related to PRP on the development of Cyplex(TM), a freeze-dried (lyophilized) powder prepared from either fresh or outdated human platelets. A proprietary production process removes interior platelet components, resulting in a product consisting primarily of platelet membrane fragments. Cyplex(TM) is heat-treated during processing to inactivate, below any detection levels, viruses (HIV, hepatitis, etc.) that may be present. Preclinical and clinical trials conducted to date have shown that Cyplex(TM) is not thrombogenic or immunogenic, and no dose limiting toxicity has been noted in humans or animals. The lead indication for Cyplex(TM) is as an alternative to platelet transfusions to restore control of bleeding due to platelet deficiency in refractory patients.

Treatment of Thrombocytopenia

        If blood platelet levels become too low (severe thrombocytopenia), the hemostasis system begins to deteriorate. Left untreated, thrombocytopenia can lead to spontaneous bruising and bleeding and may progress to shock, circulatory collapse, and death. Thrombocytopenia is a common side effect of the chemo- and radiation therapies used to treat cancer and can also be caused by liver disease or by major blood loss from traumatic injuries. Platelet dysfunction that is similar in consequence to thrombocytopenia is caused by prolonged exposure to some medical devices, such as heart-lung bypass machines used in open-heart surgery.

        Thrombocytopenia is currently treated with transfusion of human platelets. In 1992, sales of platelets to hospitals for this purpose were about $1.3 billion worldwide, including approximately $550 million in the U.S. The Company estimates that associated costs with platelet transfusions, including filters, HLA cross matching and donor recruitment add another approximately $200 million in the U.S. Platelet usage in the U.S. grew at an average annual rate of about 5% to 7% since 1987, and the Company expects this growth to continue for at least the next several years. Cyplex(TM) has the potential to replace a major fraction of platelet transfusions for thrombocytopenia.



                                      26.

        Platelet transfusion is generally an effective therapy, but it has a number of significant drawbacks. Cyplex(TM)'s characteristics allow it to overcome a majority of the disadvantages of platelet transfusion, as summarized in the table below:

-----------------------------------------------------------------------------------------------------
Human Platelets                  Cyplex(TM) Benefits              Cyplex(TM) Economic Impact
-----------------------------------------------------------------------------------------------------
Can transmit viruses             Viral Inactivation               Increased safety, reduced liability
                                                                  and testing costs

Patients frequently become       Does not induce                  Reduced hospitalization, no platelet
alloimmunized*                   alloimmunization                 typing, improved outcomes

Platelets do not control         Cyplex(TM) controls bleeding     Reduced morbidity and mortality
bleeding in some patients        in many of these patients

Shelf life of 3 to 5 days        Shelf life greater than one      Reduced loss from out-dating,
                                 year                             emergency availability, improved
                                                                  logistics and reduced infrastructure

Must be agitated constantly      Vial in refrigerator             Reduced storage costs
-----------------------------------------------------------------------------------------------------

*Alloimmunization is the process whereby the body develops antibodies to platelets that cause later transfusions to be ineffective.

        In addition to safety and toxicity testing in animals and humans, the Company recently concluded a trial designed to study efficacy in patients with low platelet counts during active bleeding episodes. The Phase II trial, which began in early 1996, showed that Cyplex(TM) controlled or halted bleeding in 17 of 26 patients, a 65% response rate. Of the 26 patients, 12 had previously not responded to platelet transfusions, the traditional therapy for uncontrolled bleeding. In this subgroup of refractory non-responders, Cyplex(TM) was effective in controlling or halting bleeding in 7 out of 12 patients, or 58% of the time.

        In February 1998, the Company entered into a collaborative agreement with a leading Dutch manufacturer and supplier of blood derivatives, as well as having a strong tradition of research. The collaboration is on process development and scale-up of Cyplex(TM). The collaborative work is intended to accelerate commercialization of Cyplex(TM) and to broaden its potential market beyond patients who are resistant to platelet transfusions.

Potential Follow-on Indications

        The Company believes that Cyplex(TM) may also be useful as an adjunct to cardiac surgery or angioplasty. Of the nearly 800,000 patients who currently undergo angioplasty to open blocked arteries worldwide each year, approximately 30% to 45% will suffer postangioplasty restenosis. A key factor in the development of restenosis is exposure of smooth muscle proliferation in the artery walls to platelet derived growth factor ("PDGF") causing smooth muscle proliferation. This happens when the patient's platelets adhere to injuries in the artery walls that are always produced as a side effect of the angioplasty procedure. After adhesion, the platelets become activated, release their interior components, including PDGF and various coagulation-inducing factors. If platelets can be prevented from adhering to these injured areas, they will not become activated and thus not release PDGF, and, therefore, will not contribute to restenosis. Both animal and in-vitro work at the Company have shown that Cyplex(TM) binds to arterial lesions and thereby reduces platelet adhesion. Work at the Company and elsewhere has shown that Cyplex(TM) can also carry anti-platelet agents to the lesions and, in principle, concentrate activity of those agents to further reduce platelet adhesion.

        Other areas of potential interest include the use of Cyplex(TM) during open heart surgery to prevent peri-operative bleeding and other complications, the use of Cyplex(TM) to prevent or control bleeding that can result from



                                      27.

the use of anti-platelet agents, (in particular anti-GP IIb/IIIa agents), and the use of Cyplex(TM) in disseminated intravascular coagulation.

        Cyplex(TM) may also be studied in general surgical and emergency room indications such as trauma. Efficacy in preventing or improving bleeding in these indications could have great benefits in situations where the storage of human platelets presents logistical difficulties, such as in military use and in rural areas, and in situations in which there are potential imbalances between supply and demand (e.g., in liver transplants which require hundreds of units of platelets).

MARKETING AND SALES

        Prior to 1994, the Prosorba(R) column was sold by the Company's internal sales force to physicians in the fields of immunology, hematology and oncology. In April 1994, Baxter assumed sales and marketing responsibilities under a 10-year exclusive distribution agreement, granting distribution rights of the Prosorba(R) column in the United States and Canada for the treatment of ITP. Baxter, at its own expense, was to provide sales and marketing support for the sale of the product during the term of the agreement. The Company was to provide significant marketing and promotional support to Baxter for the first three years of the agreement.

        Effective May 1, 1996, the Company and Baxter terminated the exclusive distribution agreement, whereby the Company regained the right to sell its Prosorba(R) column directly to customers who had previously purchased the Prosorba(R) column through Baxter as well as to any other potential customers who wish to purchase the Prosorba(R) column. In August 1996, the Company established an internal sales and marketing program. The program included hiring a domestic sales force of approximately six representatives as well as initiating marketing efforts including medical education, direct mail, trade show participation and limited journal advertising.

        In the latter part of 1996, the Company launched a controlled clinical study evaluating the efficacy of the Prosorba(R) column in ITP. This was the first prospective and controlled study of the device in its approved indication and was designed to confirm observations from 10 years of historical use. Increased competition for patients from other ITP studies caused enrollment to be below expectations. The increased competition and low enrollment caused the Company to re-evaluate its ability to complete the study in a timely and cost effective manner. In light of more promising opportunities in the RA market, the Company determined that continued investment in the ITP market was not the best use of its resources.

        Internationally, the Company has entered into exclusive agreements for distribution of the Prosorba(R) column in Spain, Korea, Mexico, Brazil, Argentina, and Hong Kong. However, sales to international customers represent less than 5% of the Company's product sales.

        Generally, in the United States the cost of treatment for ITP using the Prosorba(R) column has been reimbursed by third-party payors.

        No customer represented more than 10% of the Company's annual sales during the years ended December 31, 1997 and 1996, respectively. For the years ended December 31, 1995 and 1994, sales to Baxter represented approximately 91% and 70%, respectively, of the Company's sales.

        Sale of the Prosorba(R) column is not subject to seasonal fluctuation.

PATENTS AND PROPRIETARY TECHNOLOGY

        The Company believes that its success depends primarily on the experience, capabilities, and skills of its personnel. Notwithstanding this fact, however, the Company seeks to protect its intellectual property rights by a variety of means, including patents, maintaining trade secrets and proprietary know-how, and technological innovation to develop and maintain its competitive position. There can be no assurance that the Company will be able to obtain additional patents either in the United States or in foreign jurisdictions or that, if issued, such patents will provide sufficient protection or be of commercial benefit to the Company. Insofar as the Company relies on trade secrets and unpatented proprietary know-how, there can be no assurance that others will not independently



                                      28.

develop similar technology or that secrecy will not be breached. Finally, there can be no assurance that the Company will be able to develop further technological innovations.

THE PROSORBA(R) COLUMN

        The Company presently owns nine issued U.S. patents and six international patents (excluding patents relating to the area of platelet therapeutics) which expire during 2004 to 2009. The process used in manufacturing the Prosorba(R) column is covered by one of these patents. In addition, the Company owns patents covering the use of the Prosorba(R) column in the treatment of ITP and RA. Certain U.S. and international applications are pending.

CYPLEX(TM) (INFUSIBLE PLATELET MEMBRANES), A PLATELET ALTERNATIVE

        The Company presently owns four issued U.S. patents and three pending U.S. patent applications relating to the area of platelet therapeutics. Certain international patent applications corresponding to the issued U.S. patents have been filed. To date, four foreign patents have been issued while others are still pending in countries or jurisdictions outside the U.S. These patents and those that might be issued on the pending patent applications are scheduled to expire during 2010 to 2014.

GENERAL

        There can be no assurance that the Company's patents will afford commercially significant protection of its proprietary technology or have commercial application. There has been no judicial determination of the validity or scope of its proprietary rights. Moreover, the patent laws in foreign countries may differ from those of the United States, and the degree of protection afforded by foreign patents may be different.

        Others have filed applications for, or have been issued, patents and may obtain additional patents and other proprietary rights relating to products or processes competitive with those of the Company. The scope and validity of such patents is presently unknown. If existing or future patents are upheld as valid by courts, the Company may be required to obtain licenses to use technology covered by such patents.

        On June 30, 1997, the Company settled a patent infringement claim filed against the Company alleging that the manufacture, use and sale of the Prosorba(R) column infringed a patent issued to Dr. Meir Strahilevitz (the "Strahilevitz Patent"). Pursuant to the terms of the settlement, the Company was granted a nonexclusive license permitting the Company to use the Strahilevitz Patent in connection with the manufacture, use and sale of its Prosorba(R) column for the treatment of ITP and RA. The Company paid $70,000 upon settling the patent infringement claim and accrued an additional $70,000 to be paid to Dr. Strahilevitz in April 1998. In addition, the Company granted to Dr. Strahilevitz an option to purchase up to 26,667 shares of Common Stock of the Company at an exercise price of $1.50 per share.

        In November 1995, a complaint was filed with the United States District Court, Northern District of California, claiming that the Company's Prosorba(R) column allegedly infringes a patent issued to David S. Terman, M.D., which was assigned in July 1993 to DTER-ENT, Inc., a California corporation ("DTER-ENT"). The Company first received notice of a claim of infringement from DTER-ENT in July 1993. The Company has disclosed this claim in its public filings for the past three years. The patent infringement claim was settled in April 1996 whereby the Company was granted a non-exclusive license to use the Terman invention. The settlement of the claim did not and will not have a material impact on the Company's financial position or results of operations.

GOVERNMENT REGULATION

        The Company's research and development activities and the future manufacturing and marketing of products by the Company are subject to regulation for safety and efficacy by numerous governmental authorities in the United States and other countries. In the United States, both biologics and medical devices are subject to rigorous FDA regulation. The Federal Food, Drug and Cosmetic Act and the Public Health Service Act govern the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of the Company's products. In addition to the FDA regulations, the Company is also subject to other federal and state



                                      29.

regulations such as the Occupational Safety and Health Act and the Environmental Protection Act. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources. In addition, there can be no assurance that this regulatory framework will not change or that additional regulation will not arise at any stage of the Company's product development which may affect approval or delay of an application or require additional expenditures by the Company.

        The Company's regulatory strategy is to pursue clinical development and marketing approval of its products worldwide. The Company intends to seek input from the FDA at each stage of the clinical process to facilitate appropriate and timely clinical development, focusing on issues such as trial design and clinical endpoints. Where appropriate, the Company intends to pursue available opportunities, to the extent available, for accelerated approval of products. A corporate partner may be helpful to accelerate international development.

        The time required for completing such testing and obtaining such approvals is uncertain and approval itself may not be obtained. In addition, delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review of each submitted new drug application or product license application. Similar delays may also be encountered in foreign countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any products developed by the Company. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and the facilities in which the product is manufactured are subject to continual review and periodic inspections. Late discovery of previously unknown problems with the product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market.

        Whether regulated by the FDA as a medical device or biologic, or otherwise by any state or foreign authorities, the approval process for any of the Company's products is expensive and time consuming and no assurance can be given that any regulatory agency will grant its approval. There is no assurance that the Company will have sufficient resources to complete the required testing and regulatory review processes. Furthermore, the Company is unable to predict the extent of adverse governmental regulation, which might arise from future United States, or foreign legislative or administrative action.

THE PROSORBA(R) COLUMN

        The Prosorba(R) column is regulated by the FDA as a Class III medical device. The regulatory approval of a Class III medical device in the United States intended for therapeutic use in humans involves many steps including pre-clinical and clinical testing. Pre-clinical evaluation of a Class III device includes testing to demonstrate that in clinical studies with human subjects the product would not present an unreasonable hazard. Pre-clinical and clinical evaluation of the Prosorba(R) column was conducted as part of the approval process for treatment of patients with ITP.

        For each additional disease that the Company wants to treat with the Prosorba(R) column, clinical testing must be conducted. Before such clinical testing can begin, an IDE application must be prepared and filed with the FDA. This application consists of (i) information on the composition of the product,
(ii) manufacturing data, (iii) results of all pre-clinical safety and effectiveness studies, and (iv) a design of the study and protocol.

        The clinical testing of a device may consist of a preliminary feasibility study leading to a larger study of safety and effectiveness, or it may consist of only the larger safety and effectiveness study. Upon completion of the study and compilation of the data, PMA application can be filed. The FDA is required to respond to the PMA submission within 180 days, although the FDA may not and often does not adhere to this schedule and further review may take additional time. After the FDA completes its review of the PMA application, the clinical study data may be reviewed by an advisory panel of medical experts who are not part of the FDA. The applicant is required to answer questions posed by this panel. Based upon its review of the data, the advisory panel may make a recommendation of approval or nonapproval to the FDA. The FDA usually follows the recommendation of the panel but is not required to. Assuming the advisory panel recommends approval of the PMA, the FDA may approve the application and the product may then be commercially distributed. The FDA approval process is lengthy and



                                      30.

expensive and there can be no assurance that FDA approval will be received for any particular product on a timely basis, if at all.

        The manufacture and distribution of medical devices are subject to continuing FDA regulation. In addition to the requirement that the device be marketed only for its approved uses, applicable law requires compliance with the FDA's GMP regulations. Failure to comply with the GMP regulations or with other applicable legal requirements can lead to federal seizure of violating products, injunctive actions brought by the federal government, and potential criminal liability on the part of the Company and of the officers and employees of the Company who are responsible for the activities that lead to the violations.

        Although the Company has received marketing approval from the FDA for the treatment of ITP with the Prosorba(R) column, there can be no assurance that any marketing clearances for other diseases or products will be granted on a timely basis, or at all, or that it will be economically feasible to commercialize the Prosorba(R) column for these other diseases. The FDA may also require post-marketing testing and surveillance programs to monitor the effectiveness and safety of the Company's products. Product marketing approvals may be withdrawn for noncompliance with regulatory standards or the occurrence of unforeseen problems following initial marketing.

        The Prosorba(R) column is commercially distributed for use in the treatment of ITP under a PMA that was approved by the FDA in 1987. Changes to the product and its manufacturing process, and certain types of labeling changes must be approved by the FDA prior to implementation. The Company completed and received approval for a supplement to the PMA with the FDA for the consolidation of its manufacturing facilities into one site in April 1997. There can be no assurance that any future supplements will be approved by the FDA.

CYPLEX(TM) (INFUSIBLE PLATELET MEMBRANES), A PLATELET ALTERNATIVE

        Cyplex(TM) is regulated by the FDA as a biologic. The steps required before a biologic may be marketed in the United States include (i) preclinical laboratory and animal tests, (ii) the submission to the FDA of an application for an IND, which must become effective before human clinical trials may commence in the United States, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the biologic, (iv) the submission of a PLA to the FDA and (v) the FDA approval of the PLA prior to any commercial sale or shipment of the biologic. In addition to obtaining FDA approval for each product, each domestic biologic manufacturing establishment must be registered with, and approved by, the FDA.

        Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the safety and efficacy of the product and its formulation. The results of the preclinical tests are submitted to the FDA as part of an IND, and unless the FDA objects, the IND will become effective 30 days following its receipt by the FDA.

        Clinical trials involve the administration of the biologic to healthy volunteers, or to patients identified as ones with the condition for which the biologic is being tested, under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with protocols that detail the objectives of the study, the parameters to be used to monitor safety, and the efficacy criteria to be evaluated. Each protocol is submitted to the FDA as part of the IND. Each clinical study is conducted under the auspices of an independent Institutional Review Board ("IRB") at the institution at which the study will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

        Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the biologic into healthy human subjects, the product is tested for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and clinical pharmacology. Phase II involves studies in a limited patient population to (i) determine the efficacy of the drug for specific targeted indications, (ii) determine dosage tolerance and optimal dosage and (iii) identify possible adverse side effects and safety risks. When a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further evaluate clinical efficacy and to test further for safety within an expanded patient population at multiple clinical study sites. The FDA reviews both the clinical plans and the results of the trials and may discontinue the trials at any time if there are significant safety issues.



                                      31.

        The results of the preclinical tests and clinical trials are submitted to the FDA in the form of a NDA or PLA for marketing approval. The testing and approval process is likely to require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional animal studies or clinical trials may be requested during the FDA review period and may delay marketing approval. After FDA approval for the initial indications, further clinical trials may be necessary to gain approval for the use of the product for additional indications. The FDA mandates that adverse effects be reported to the FDA and may also require post-marketing testing to monitor for adverse effects, which can involve significant expense.

        Among the conditions for NDA or PLA approval is the requirement that the prospective manufacturer's quality control and manufacturing facilities are subject to biennial FDA inspections and foreign manufacturing facilities are subject to periodic FDA inspections or inspections by the foreign regulatory authorities with reciprocal inspection agreements with the FDA.

        The Prescription Drug Act of 1992 requires companies engaged in pharmaceutical development, such as the Company, to pay user fees in the amount of at least $100,000 upon submission of a PLA. The Company does not believe that this requirement will have a material adverse effect on the Company's business.

        For marketing outside the United States, the Company also is subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

COMPETITION

THE PROSORBA(R) COLUMN

        The Prosorba(R) column, as well as other products which may be developed by the Company in the future, are intended to compete with conventional methods of treatment which generally consist of surgery, drug, or radiation therapy and which have been accepted by the medical community as classical treatment methods. In addition, the Company intends to compete with methods of treatment focusing on the artificial stimulation and/or modification of the human immune system by material or synthetic drugs or genetically engineered compounds, which are being pursued by numerous biotechnology medical companies and research institutions. Many of the Company's potential competitors have significantly greater resources than the Company. The Prosorba(R) column, represents a different approach to the treatment of immune-related diseases inasmuch as they focus on the removal of CIC's that are suppressive to the body's immune system. The Company is aware of a select number of other companies which are known to be pursuing approaches to disease treatment similar to the Company's methodology. In addition, it is always possible that established companies and research institutions with greater resources may develop other treatment methods for various diseases.

        The Company believes that its success will depend primarily on, among other things, the market acceptance of its therapeutic approach, its scientific expertise, the Prosorba(R) column's performance measured against competing products, adequate funding, and on its ability to develop, protect, and market products in the future. The Company's competitive success will also depend on its continued ability to attract and retain skilled and experienced personnel, to develop and secure the rights to advanced proprietary technology and to commercially exploit its technology prior to the development of competitive products by others.

CYPLEX(TM) (INFUSIBLE PLATELET MEMBRANES), A PLATELET ALTERNATIVE

        When and if the Company receives FDA approval for Cyplex(TM), it will initially be launched for the control of bleeding in patients who are non-responsive to platelet transfusions. There are currently no competing therapies for such platelet-refractory patients. With respect to the remaining platelet market, Cyplex(TM)'s advantages over traditional platelet therapy support its usage. Cyplex(TM) also has several advantages over its closest competition, CMV-free leukodepleted single-donor platelets. Products in development to filter or virally deactivate platelets will only address one of the five advantages of Cyplex(TM). The most important clinical advantage of Cyplex(TM) is its



                                      32.

nonimmunogeinicity, which, the Company believes, no other competitive product in development currently addresses. There can be no assurance, however, that other parties will not develop competing therapies.



                                      33.

MANUFACTURING AND SUPPLY

        The Company believes that raw materials and other components are available in sufficient quantities to meet production requirements for the Prosorba(R) column. The Company's principal manufacturing operations for its Prosorba(R) column are based in Redmond, Washington.

        The Company currently manufactures Cyplex(TM) in its Boston, Massachusetts facility. In November 1997 the Company's management decided to close its Boston facility by mid-1998. The Company expects to have adequate amounts of Cyplex(TM) on hand by the closure of the facility to complete its Phase II clinical trial, which was initiated in March 1998. The Company expects to resume the production of Cyplex(TM) for trial purposes by mid-1999. The Company has single sources of supply for certain components but believes it could obtain alternate sources of supplies if its current suppliers were unable to provide the Company with adequate quantities of such components. There can be no assurance that the Company will resume the production of Cyplex(TM) on a timely basis, or that it will have an adequate supply of Cyplex(TM) to complete its Phase II clinical trial the Company commenced prior to closing the Boston facility.

PROPERTIES

        The Company currently occupies approximately 17,800 square feet of leased office and manufacturing facilities in San Diego, California, Redmond, Washington and Boston, Massachusetts. The 2,800 square foot San Diego facility houses the Company's executive offices, as well as its administration, research and medical personnel. The five-year lease for this facility expires in 2001. In November 1997, the Company's management decided to close its Boston facility by mid-1998. The Boston facility is approximately 7,000 square feet, and is used primarily for the manufacture of clinical-grade Cyplex(TM). The Company expects to have adequate amounts of Cyplex(TM) on hand by the closure of the facility to complete its Phase II clinical trial started in March 1998. The Company expects to resume the production of Cyplex(TM) for trial purpose by mid-1999 in one if its existing facilities, a new facility or under agreement with a third party.

        The Company leases 8,000 square feet for its manufacturing facility in Redmond under a lease expiring in 2004. The facility has historically been used to produce commercial quantities of both protein A and the chemically coated silica matrix used in the manufacture of the Prosorba(R) column. Assembly of the Prosorba(R) column had historically been performed in the Company's Seattle facility. The Redmond facility, however, has been renovated so that both raw material production and assembly of the Prosorba(R) column can be performed in a single facility. The Redmond facility received FDA GMP approval in April 1997 and recently passed a subsequent GMP inspection in March 1998.

        The Company leased a 14,400 square foot facility in Seattle, Washington under a lease expiring in 2004. In conjunction with the Company's 1996 restructuring plan and corresponding reduction in facilities, this space was subleased to another party in April 1996, and was subsequently released from any obligations by the owner of the property in August 1997.

        The Company believes that its property and equipment are generally well maintained and in good operating condition. The Company believes that its production plant in Redmond, Washington, which is currently operating at approximately 30% of capacity, is adequate and will allow the Company to meet its production needs for sales and clinical use of the Prosorba(R) column in 1998. The Company's existing facilities are in compliance with appropriate regulatory standards.

EMPLOYEES

        As of January 30, 1998, the Company employed approximately 39 full-time employees. None of the Company's employees is covered by collective bargaining agreements, and management considers relations with its employees to be good.

LEGAL PROCEEDINGS

        The Company is not a party to any material legal proceedings.



                                      34.

                                          MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The executive officers and directors of the Company, the positions held by them and their ages as of January 30, 1998, are as follows:

              NAME                       AGE                          POSITION
              ----                       ---                          --------
Jay D. Kranzler, M.D., Ph.D.(1)(2)        40     Chief Executive Officer, Chief Scientific Officer,
                                                 Chief Financial Officer and Vice Chairman of the
                                                 Board of Directors
Debby Jo Blank, M.D. (1)(2)               46     President, Chief Operating Officer and Director
R. Michael Gendreau, M.D.                 42     Vice President, Research & Development and Chief
                                                 Medical Officer
Richard M. Crooks, Jr. (3)(4)(5)          58     Chairman of the Board of Directors
Philip J. O'Reilly (3)(4)(5)              59     Director
Jack H. Vaughn (3)(5)                     77     Director
Samuel D. Anderson                        62     Director
David W. Golde, M.D.                      57     Director

----------
(1)  Member of the 401(k) Plan Committee
(2)  Member of the Non-Executive Officer Stock Option Committee
(3)  Member of Audit Committee
(4)  Member of Stock Option Committee
(5)  Member of Compensation Committee


        JAY D. KRANZLER, M.D., PH.D., was appointed Chief Executive Officer and Vice Chairman of the Company in December 1995. In April 1996, Dr. Kranzler also assumed the position of Chief Scientific Officer of the Company, and in November 1997, also assumed the position of Chief Financial Officer. In April 1998, Dr. Kranzler was appointed as Chairman of the Board. From January 1989 until August 1995, Dr. Kranzler served as President, Chief Executive Officer and a director of Cytel Corporation, a publicly held biotechnology company. Dr. Kranzler has been an adjunct member of the Research Institute of Scripps Clinic since January 1989. Before joining Cytel, Dr. Kranzler was employed by McKinsey & Company, a management-consulting firm, from 1985 to January 1989 as a consultant specializing in the pharmaceutical industry.


        DEBBY JO BLANK, M.D., was appointed President, Chief Operating Officer and Director of the Company in December 1995. Prior to joining the Company, from 1994 through the end of 1995, Dr. Blank was Senior Vice President, Marketing, for Advanced Technology Laboratories, a publicly held manufacturer and distributor of ultrasound equipment. From 1993 to 1994, she was Vice President, U.S. Marketing for Syntex. From 1989 to 1993, Dr. Blank held various positions at the DuPont Company and the DuPont Merck Pharmaceutical Company ("DuPont"), including Vice President Worldwide Marketing, Vice President, New Product Planning & Licensing, and Vice President, Strategy and Business Development. Before joining DuPont, she was employed by the management-consulting firm, Arthur D. Little, from 1986 to 1989 as a consultant in its pharmaceutical practice.

        R. MICHAEL GENDREAU, M.D., was appointed Vice President of Research and Development and Chief Medical Officer of the Company in December 1996. Dr. Gendreau joined the Company in 1994 and held various positions from 1994 through 1996, including Executive Director of Scientific Affairs. From 1991 to 1994, Dr. Gendreau was Vice President of Research and Development and Chief Medical Officer for MicroProbe Corporation, a developer and manufacturer of DNA probe-based diagnostic equipment.

        MR. RICHARD M. CROOKS, JR., has been a director of the Company since 1991. He has been President of RMC Consultants, a financial advisory services firm, since June 1990. Mr. Crooks is a director of and consultant to



                                      35.

Allen & Company Incorporated, a privately held investment-banking firm, which is the Company's principal stockholder. He served as a Managing Director of Allen & Company Incorporated for more than five years prior to June 1990. Mr. Crooks is also a director of Excalibur Technologies Corporation.

        MR. PHILIP J. O'REILLY, has been a director of the Company since 1994. He is a partner in the law firm of O'Reilly, Marsh, Kearney & Corteselli P.C., in Garden City, New York. He has been in private practice for more than twenty years. Mr. O'Reilly also serves as a director of Excalibur Technologies Corporation.

        MR. JACK H. VAUGHN, has served as a director of the Company since 1991. Currently, Mr. Vaughn is Chairman of ECOTRUST, a Portland, Oregon-based foundation promoting environmentally friendly development in the Pacific Northwest. From 1988 to 1992, he was the U.S. Government's Senior Environmental Advisor for Central America. Prior to that, Mr. Vaughn had been the founding Chairman of Conservation International, a private foundation encouraging biological diversity. Mr. Vaughn was a director of Allegheny & Western Energy Corporation from 1981 through 1995 and was a member of its Compensation Committee.

        SAMUEL D. ANDERSON, was elected by the Board to serve as a director of the Company in April 1998. Currently, Mr. Anderson is an independent consultant. From 1990 to 1991, he was the President and Chief Executive Officer of Trancel Corporation, a biotechnology company. From 1984 to 1989 Mr. Anderson was the Chief Executive Officer of Alpha Therapeutics Corporation, a blood plasma fractionator, and between 1989 and 1990 served as its Chairman of the Board.

        DAVID W. GOLDE, was elected by the Board to serve as a director of the Company in April 1998. Mr. Golde has been the Physician-in-Chief of Memorial Sloan-Kettering Cancer Center since 1991. He has been a Professor of Medicine at Cornell University Medical College since 1991 and at UCLA School of Medicine since 1979. Mr. Golde is a consultant to numerous medical and research institutions.

        Each officer serves at the discretion of the Board of Directors. The Company's Bylaws permit the Board of Directors to establish by resolution the authorized number of directors, and the Company currently has six directors authorized. The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Each director holds office until the annual meeting of stockholders of the Company which coincides with the end of such director's three-year term and until such director's successors have been elected and duly qualified. There are no family relationships among any of the directors or officers of the Company.

BOARD COMMITTEES

        The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. In addition, the Stock Option Committee has a Non-Executive Officer Stock Option Committee.

        The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments (out of the presence of management) as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three directors: Messrs. Vaughn (Chairman), Crooks and O'Reilly.

        The Compensation Committee makes recommendations based on management's inputs concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three directors: Messrs. Vaughn, Crooks and O'Reilly.

        The Stock Option Committee considers and recommends to the Board of Directors the number and terms of stock options to be granted to officers and employees of the Company. The Stock Option Committee is composed of two directors: Messrs. Crooks and O'Reilly.



                                      36.

        The Non-Executive Officer Stock Option Committee was created by the Stock Option Committee in February 1996. It has the authority to grant certain numbers of options to employees who are not executive officers of the Company; provided, however, that the number of options granted to employee by the Non-Executive Officer Stock Option Committee is limited to 200,000 per each one year period between annual Board meetings. The Non-Executive Officer Stock Option Committee is comprised of two directors: Drs. Kranzler and Blank.

DIRECTOR COMPENSATION


        Each nonemployee director of the Company is entitled to receive between $12,000 and $24,000 per year for such person's service as a director. Messrs. O'Reilly and Vaughn each received $12,000 in cash compensation for service as a director during fiscal year 1997. In addition, each nonemployee director is entitled to receive an option to purchase 10,000 shares of Common Stock of the Company upon such nonemployee director's initial election to the Board and an option to purchase an additional 10,000 shares of Common Stock of the Company upon each annual re-election of such nonemployee director to the Board, provided, however, that each of Messrs. Anderson and Golde received an option to purchase 100,000 shares of Common Stock of the Company upon their initial election to the Board and are not entitled to receive additional option grants upon any re-election. Each of Messrs. Crooks, O'Reilly and Vaughn received an option to purchase 10,000 shares of Common Stock for service as a director during fiscal year 1997. Directors who are employees of the Company do not receive any fee for their service as directors. None of the Company's directors receive any fees for their service on any committee of the Board. All of the Company's directors are reimbursed for their out-of-pocket travel and accommodation expenses incurred in connection with their service as directors of the Company.


SCIENTIFIC ADVISORY BOARDS

        The Company has established four scientific advisory boards to provide scientific and clinical support and guidance related to the Company's products. The areas of focus of the scientific advisory boards are immunology, rheumatology, hematology, and platelet therapy.

        The Immunology Advisory Board (the "IAB") is currently composed of Gerald T. Nepom (appointed July 1996), M.D., Ph.D., Scientific Director of the Virginia Mason Research Center in Seattle, Washington; Eng Tan (appointed June
1996), M.D., Director, W.M. Keck Autoimmune Disease Center, The Scripps Clinic and Research Institute, San Diego, California. The focus of the IAB will be to provide guidance to the extramural research investigating the Prosorba(R) column's immunologic mechanism of action.

        The Rheumatology Advisory Board (the "RAB") is composed of David Felson (appointed June 1996), M.D., M.P.H. Professor of Medicine and Public Health, Director, Boston University Arthritis Health Services Center; Richard Panush (appointed June 1996), M.D., Professor and Chairman, Department of Medicine, St. Barnabas Medical Center, Livingston, New Jersey; George Ehrlich (appointed June
1996), M.D., University of Pennsylvania Medical School, Member, Expert Advisory Panel on Chronic Degenerative Disease, World Health Organization. The RAB will oversee and guide the Company's programs in RA. The RAB members are all serving as advisors to the FDA in the Drug Division which reviews New Drug Applications for rheumatology pharmaceutical product.

        The Hematology Advisory Board (the "HAB") is composed of James B. Bussel (appointed May 1996), M.D., Associate Professor of Pediatrics, Director of ITP Program, Division of Pediatrics Hematology/Oncology, Cornell Medical Center; John Harlan (appointed May 1996), M.D., Professor of Medicine, Division Head, Hematology, Massachusetts General Hospital; and David J. Kuter (appointed June
1996), M.D., D.Phil., Chairman, Department of Hematology, Massachusetts General Hospital. The HAB will oversee and guide the Company's programs in ITP.

        The Platelet Advisory Board (the "PAB") is composed of Richard H. Aster (appointed November 1996), M.D., former President, Blood Center of Southeast Wisconsin; Ernest Beutler (appointed June 1997), M.D., Chairman, Department of Molecular and Experimental Medicine, The Scripps Clinic and Research Foundation, San Diego, California; Leon W. Hoyer (appointed November 1996), M.D., Director, Holland Laboratories, Vice President, Research and Development, American Red Cross; John Lawler (appointed November 1996), Ph.D., Associate Professor, Department of Pathology, Harvard Medical School, Brigham and Women's Hospital; Ernest R.



                                      37.

Simon (appointed June 1997), M.D., Retired Executive Vice President, Medical Affairs, Blood Systems, Inc.; Scott N. Swisher (appointed November 1997), M.D., Chairman, FDA Blood Products Advisory Committee; Professor of Medicine (emeritus), University of Michigan; Paul C. Zamecnik (appointed November 1996), M.D., Professor of Medicine (emeritus) Harvard Medical School, Principal Scientist, Hybridon; Sherrill Slichter (appointed October 1997), M.D., Pugetsound Blood Center. The PAB will oversee the Company's programs as they relate to platelet therapy.

        There are no material consulting or other agreements between the Company and any member of the Company's various scientific advisory boards.

EXECUTIVE COMPENSATION

        The following table sets forth all compensation awarded or paid to and earned by, each person who served as Chief Executive Officer of the Company during the fiscal years ended December 31, 1997, 1996 and 1995 as well as those executive officers whose salary and bonus were in excess of $100,000 for services rendered to the Company during the fiscal year ended December 31, 1997 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                           COMPENSA-
                                                 ANNUAL COMPENSATION        TION(1)
                                                --------------------      -----------
                                                                            SHARES        ALL OTHER
     NAME AND PRINCIPAL               FISCAL      BASE                    UNDERLYING    COMPENSATION
          POSITION                     YEAR     SALARY($)     BONUS($)     OPTIONS(#)       ($)
     ------------------               ------    ---------     --------    -----------   ------------
  Jay D. Kranzler, M.D., Ph.D.,        1997    $  245,000   $ 125,000        277,440   $ 10,800(3)
    Chief Executive Officer,           1996       240,000     135,000      3,025,327     10,700(4)
    Chief Scientific Officer,          1995            -       50,000              -          -
    Chief Financial Officer
    and Vice Chairman(2)

  Debby Jo Blank, M.D.,                1997       215,500     101,500        101,415      9,500(6)
    President, Chief Operating         1996       210,000     135,000      1,134,497    164,236(7)
    Officer and Director(5)            1995            -       50,000              -          -

  R. Michael Gendreau, M.D.            1997       149,000         262              -      4,472(6)
    Vice President, Research           1996       145,000      25,000        125,000     57,805(8)
    and Development and                1995       145,000          -         141,000      7,537(6)
    Chief Medical Officer

(1) The Company's 1996 Equity Incentive Plan (the "1996 Plan"), Incentive Stock Option and Appreciation Plan and the 1988 Non-Qualified Stock Option Plan (collectively, the "Plans") are intended to further the interests of the Company by providing for the grant of stock awards to directors, officers and employees of and consultants to the Company.

(2) Dr. Kranzler was appointed Chief Executive Officer of the Company on December 28, 1995. Amounts shown as Annual Compensation do not reflect approximately $20,000 which Dr. Kranzler received as a consultant to the Company during 1995.

(3) Includes $1,300 paid by the Company on behalf of Dr. Kranzler for life insurance premiums during 1997, and $9,500 of contributions made by the Company under its 401(k) plan.

(4) Includes $1,200 paid by the Company on behalf of Dr. Kranzler for life insurance premium during 1996, and $9,500 of contributions made by the Company under its 401(k) plan.



                                      38.

(5) Dr. Blank was appointed President and Chief Operating Officer on December 28, 1995. Amounts shown as Annual Compensation do not reflect approximately $20,000 which Dr. Blank received as a consultant to the Company during 1995.

(6)     Represents contributions made by the Company under its 401(k) plan.

(7) Includes $154,736 paid to Dr. Blank for relocation costs and related tax gross-ups associated with Dr. Blank's relocation to San Diego, California upon joining the Company. Also includes $9,500 of contributions made by the Company under its 401(k) plan.

(8) Includes $52,583 paid to Dr. Gendreau for relocation costs associated with Dr. Gendreau's relocation to San Diego, California. Also includes $5,222 of contributions made by the Company under its 401(k) plan.




                                      39.

                        STOCK OPTION GRANTS AND EXERCISES

   The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1997 to the Named Executive Officers:

                                             INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE VALUE
                                ----------------------------------------------              AT ASSUMED ANNUAL RATES OF
                                               % OF TOTAL                                      STOCK APPRECIATION FOR
                                  SHARES         OPTIONS                                               OPTION
                                UNDERLYING      GRANTED TO                                           TERM($)(2)
                                 OPTIONS       EMPLOYEES IN                                   ----------------------------
                                 GRANTED          FISCAL       EXERCISE PRICE  EXPIRATION
       NAME                        (#)          YEAR(%)(1)      PER SHARE($)      DATE            5%            10%
       ----                     ----------     -------------   --------------  -----------    ---------       -------------
Jay D. Kranzler, M.D., Ph.D     277,440(3)         33.9%           $1.625        8/29/07       $283,530       $718,523

Debby Jo Blank, M.D             101,415(3)         12.4%           $1.625        8/29/07       $103,641       $262,647



(1) Based upon options to purchase a total of 819,522 shares of Common Stock of the Company granted during the fiscal year 1997.

(2) The potential realizable value is based upon the assumption that the fair market value of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. Actual realizable value, if any, on stock option exercises is dependent on the future performance of the Common Stock and overall market conditions, as well as the option holder's continued employment through the vesting period.

(3) Such options vest 25% on the date of grant with the remainder vesting ratably and daily over the four-year period following the date of grant.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information as of December 31, 1997, regarding options held by the Named Executive Officers. None of such individuals exercised any options during the fiscal year ended December 31, 1997. There were no stock appreciation rights outstanding at December 31, 1997.


                             NUMBER OF SHARES UNDERLYING      VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS
                                      FY-END (#)              AS OF FY-END ($) (1)
                             ---------------------------   --------------------------
            NAME              EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
            ----             ------------  -------------   -----------  -------------
Jay D. Kranzler, M.D., Ph.D.     2,233,243   1,069,524          --            --

Debby Jo Blank, M.D.               836,642     399,270          --            --

R. Michael Gendreau, M.D.          158,976     107,024          --            --

(1) All options held by each of the Named Executive Officers as of December 31, 1997 were out-of-the-money.



                                      40.

EQUITY INCENTIVE PLANS

1988 Nonqualified Stock Option Plan

        In 1988, the Board adopted the Company's 1988 Nonqualified Stock Option Plan (the "1988 Plan") pursuant to which there are currently reserved 572,000 shares of the Company's Common Stock for issuance to directors, officers, and other key employees of and consultants to the Company. As of January 30, 1998, the Company had issued and outstanding under the 1988 Plan options to purchase an aggregate of 460,000 shares of Common Stock.

        The 1988 Plan permits the granting of stock options that do not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1996, as amended (the "Code"). The 1988 Plan is administered by the Board which, as authorized by the 1988 Plan, has delegated such administration to the Stock Option Committee.

        The terms, including exercise price and duration of options, shall be as determined by the Stock Option Committee. Stock options granted under the 1988 Plan are transferable under certain limited circumstances and generally expire three months after the termination of an optionee's service to the Company.

        Under the 1988 Plan, each nonemployee director of the Company, upon becoming a director of the Company, shall be granted an option to purchase 10,000 shares of Common Stock of the Company. Moreover, each nonemployee director shall automatically receive an annual option to purchase an additional 10,000 shares of Common Stock of the Company upon the first business day following the date of each annual stockholder meeting. The stock option exercise price shall in all cases be equal to the fair market value of the Company' Common Stock on the date of grant.

1996 Equity Incentive Plan

        In January 1996, the Board adopted the Company's 1996 Equity Incentive Plan (the "1996 Plan") under which there are reserved 7,000,000 shares of the Company's Common Stock which may be issued to directors, officers and key employees of, and consultants and certain advisors to, the Company.

        The 1996 Plan permits the granting of options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code to employees of the Company (including officers and employee directors) and the granting of options that do not so qualify or nonstatutory stock options. In addition, the 1996 Plan permits the granting of stock appreciation rights ("SARs") in connection with incentive or nonstatutory stock options. The 1996 Plan also permits the granting of stock bonuses and rights to purchase restricted stock. (All permitted grants of options, SARs, stock bonuses and rights to purchase restricted stock are sometimes hereinafter collectively referred to as the "Stock Awards"). Pursuant to the 1996 Plan, no person shall be eligible to be granted Stock Awards covering more than 3,050,000 shares of Common Stock in any 12-month period. As of January 30, 1998, the Company had issued and outstanding under the 1996 Plan options to purchase an aggregate of 6,301,597 shares of Common Stock.

        The 1996 Plan is administered by the Board, which generally has the power to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan, In addition, the Board has the power to construe and interpret the 1996 Plan and, subject to the provisions of the 1996 Plan to, among other things, determine the persons to whom and the dates on which Stock Awards will be granted, the type of Stock Award to be granted, the number of shares to be subject to each Stock Award, the time or times during the term of each Stock Award within which all or a portion of such Stock Award may be exercised, the exercise price, the type of consideration and other terms of the Stock Award. As authorized by the 1996 Plan, the Board has delegated administration of the 1996 Plan to the Stock Option Committee of the Board. The Board may abolish the Stock Option Committee at any time and revest in the Board the administration of the 1996 Plan. As used herein with respect to the 1996 Plan, the "Board" refers to the Stock Option Committee as well as to the Board itself.




                                      41.

        The maximum term of options granted under the 1996 Plan is 10 years. The aggregate fair market value of the Common Stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000. Stock Awards granted under the 1996 Plan are generally nontransferable and expire three months after the termination of an optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his or her service to the Company, such person's option may be exercised up to 12 months following such disability and up to 18 months following such death.

        The exercise price of incentive stock options granted under the 1996 Plan must be equal to at least the fair market value of the Common Stock on the date of grant. In addition, the exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such incentive stock option cannot exceed five years. The exercise price of stock options that do not so qualify as incentive stock options (i.e., nonstatutory stock options) must be no less than 85% of the fair market value of the Common Stock on the date of grant.

        All Stock Awards granted under the 1996 Plan shall be in such form and contain such terms and conditions as the Board shall deem appropriate. The purchase price under any restricted stock purchase award shall not be less than 85% of the fair market value of the Common Stock of the date of grant.

NON-PLAN OPTIONS

        The Company has, at various times, granted to employees and consultants options to purchase shares of Common Stock outside of the Company's stock option plans. Such options generally vest over a four year period. On January 30, 1998, the Company had issued and outstanding, outside of the Company's stock option plans, options to purchase an aggregate of 892,105 shares of Common Stock.

401(K) PLAN

        The Company has established a tax-qualified employee savings and retirement plan (the "401(k) Plan"). The 401(k) Plan provides that each participant may contribute up to 10% of his or her pre-tax gross compensation (up to a statutorily prescribed annual limit of $10,000 in 1998). Employees must be twenty-one years old to participate and are eligible on the first day of the quarter following six months as an employee of the Company. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds.

EMPLOYMENT AGREEMENTS

        On December 28, 1995, the Company entered into a five year employment agreement with Dr. Jay Kranzler, the Company's Chief Executive Officer, Chief Financial Officer and Chief Scientific Officer. Dr. Kranzler's annual compensation consists of base salary of $240,000, performance based bonuses of up to an additional twenty-five percent (25%) of annual base salary and certain options to purchase common stock of the Company, as described below.

        In addition to his base salary and bonus, under his employment agreement, Dr. Kranzler was granted an option to purchase 3,025,327 shares of common stock of the Company (which amount represented eight percent (8%) of the Company's common stock on a fully diluted basis on the date of grant) at an exercise price equal to $1.50 per share. The options vest twenty-five (25%) immediately upon grant and thereafter ratably and daily over a four (4) year period. Dr. Kranzler's options shall fully vest upon the occurrence of any merger, consolidation, corporate reorganization or transfer of all or substantially all of the assets of the Company and upon the termination without cause of Dr. Kranzler's employment with the Company. In August 1997, Dr. Kranzler was granted an option to purchase 277,440 shares of the Company's common stock at an exercise price of $1.625 per share. As of March 15, 1998, options to purchase 2,358,921 shares of common stock had vested.

        On December 28, 1995, the Company entered into a five year employment agreement with Dr. Debby Jo Blank, the Company's President and Chief Operating Officer. Dr. Blank's annual compensation consists of base



                                      42.

salary of $210,000, performance based bonuses of up to an additional twenty-five percent (25%) of annual base salary and certain options to purchase common stock of the Company, as described below.

        In addition to her base salary and bonus, under her employment agreement, Dr. Blank was granted an option to purchase 1,134,497 shares of common stock of the Company (which amount represented three percent (3%) of the Company's common stock on a fully diluted basis on the date of grant) at an exercise price equal to $1.50 per share. The options vest twenty-five (25%) immediately upon grant and thereafter ratably and daily over a four (4) year period. Dr. Blank's options shall fully vest upon the occurrence of any merger, consolidation, corporate reorganization or transfer of all or substantially all of the assets of the Company and upon the termination without cause of Dr. Blank's employment with the Company. In August 1997, Dr. Blank was granted an option to purchase 101,415 shares of the Company's common stock at an exercise price of $1.625 per share. As of March 15, 1998, options to purchase 883,671 shares of common stock had vested.

        In April 1996, the Company entered into an employment agreement with Dr.
R. Michael Gendreau, the Company's Vice President, Research and Development and Chief Medical Officer, whereby Dr. Gendreau will receive an annual base salary of $145,000. In addition, during 1996 Dr. Gendreau received $52,583 to offset the costs of relocating from Seattle, Washington to San Diego, California. The Company also granted Dr. Gendreau options to purchase up to 125,000 shares of the Company's common stock at an exercise price of $2.019 per share. On January 1, 1998, Dr. Gendreau was granted an option to purchase 50,000 shares of common stock of the Company at an exercise price of $1.4375 per share. As of March 15, 1998, options to purchase a total of 198,278 shares of common stock had vested. In the event that Dr. Gendreau's employment with the Company is terminated by the Company without cause due to a corporate merger or acquisition, Dr. Gendreau will receive severance pay equal to $72,500.

LIMITATIONS ON DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

        The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law as currently in effect or as the same is subsequently amended. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        The Company's Bylaws, as amended (the "Bylaws"), provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnification agreements with each of its directors and executive officers.



                                      43.

                              CERTAIN TRANSACTIONS

        In October 1997, the Company completed a private placement of 3,851,029 shares of its Common Stock with certain accredited investors at a purchase price of $1.50 per share, resulting in net proceeds to the Company of approximately $5.6 million. Merrill Weber & Co. acted as a non-exclusive placement agent for the Company and received $76,593 as a placement agent fee. Paramount Capital Asset Management, Inc., the Company's second largest stockholder, is the investment manager of Aries Domestic Fund, L.P. and The Aries Trust, stockholders that participated in the private placement and who collectively purchased 1,333,333 shares of the Company's Common Stock and received $120,000 in placement agent fees.

        Mr. Richard Crooks, Jr., a director of the Company, is a director of and consultant to, Allen & Company Incorporated, as a principal stockholder of the Company. As of January 30, 1998, Mr. Crooks beneficially held approximately 2.9% of the Company's Common Stock.

        Allen & Company Incorporated is compensated for investment banking services rendered to the Company under a one year consulting agreement specifying monthly payments of $5,000. In 1997, the Company paid Allen & Company Incorporated a total of $40,000 under this agreement.

        The Company has also entered into an employment agreement with its three executive officers, as described under the caption "Management--Employment Agreements." The Company has granted stock options to certain directors and executive officers of the Company. See "Management--Executive Compensation."

        The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers and currently maintains directors and officers insurance coverage.



                                      44.

                PRINCIPAL STOCKHOLDERS AND SELLING SECURITYHOLDER

        The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of January 30, 1998 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of a class of the Company's Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer, and (iv) all executive officers and directors as a group.


                                                              PERCENTAGE BENEFICIALLY OWNED
                                                              ------------------------------
      OFFICERS, DIRECTORS AND 5%        SHARES BENEFICIALLY      BEFORE            AFTER
           STOCKHOLDERS(1)                   OWNED(2)          OFFERING(2)      OFFERING(2)
      --------------------------        -------------------   ------------      ------------
Allen & Company Incorporated                 5,727,809(3)          14.7%            14.7%
  711 Fifth Avenue
  New York, New York  10022

Paramount Capital Asset Management, Inc.     5,190,468(4)          13.4%            13.4%
  787 Seventh Avenue, 44th Floor
  New York, New York  10019

Jay D. Kranzler                              2,616,339(5)           6.4%             6.4%

Debby Jo Blank                               1,119,084(6)           2.8%             2.8%

Michael Gendreau                               199,155(7)           *                *

Richard M. Crooks, Jr.                       1,131,897(8)           2.9%             2.9%

Jack Vaughn                                     56,000 (9)          *                *

Philip J. O'Reilly                              84,625 (10)         *                *

Samuel D. Anderson (12)                             --              --               --

David Golde (13)                                    --              --               --

All Directors and Named Executive
Officers as a Group (8 persons)              5,207,100 (11)        12.3%            12.3%

SELLING SECURITYHOLDER
----------------------
Spear Leeds & Kellogg                          350,000              -                *
120 Broadway
New York, NY  10271


------------------------
*less than one percent

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13Ds filed with the Securities and Exchange Commission (the "Commission"). Except as shown otherwise in the table, the address of each stockholder listed is in care of the Company at 4350 Executive Drive, Suite 325, San Diego, California 92121.

(2) Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable within 60 days of January 30, 1998 are deemed outstanding for



                                      45.

        computing the percentage of the person or entity holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Percentage of beneficial ownership is based upon 38,652,003 shares of the Company's Common Stock outstanding as of January 30, 1998.

(3) This information was derived from information provided to the Company by Allen & Company Incorporated. Includes warrants to purchase 356,980 shares of Common Stock exercisable within 60 days of January 30, 1998.

(4) Dr. Lindsay A. Rosenwald is the sole shareholder of Paramount Capital Asset Management, Inc. ("Paramount Capital"). Paramount Capital is the general partner of Aries Domestic Fund, L.P., a limited partnership incorporated in Delaware ("Aries Domestic") and the investment manager of The Aries Trust, a Cayman Islands trust ("Aries Trust"). Includes warrants to purchase 37,500 shares of Common Stock held by Aries Domestic and warrants to purchase 87,500 shares of Common Stock held by The Aries Trust, in each case such warrants being exercisable within 60 days of January 30, 1998. Of the 5,190,468 shares of Common Stock (including warrants) indicated as beneficially held, Paramount Capital shares voting and dispositive power with the following persons or entities: Dr. Rosenwald with respect to 5,190,468 of the shares; Aries Domestic with respect to 1,623,617 of the shares; and The Aries Trust with respect to 3,566,851 of the shares.

(5) Includes 2,386,095 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998. Also includes 220,244 shares of Common Stock held by the Company's 401(k) plan for which Dr. Kranzler, as co-trustee of the 401(k) plan, has voting rights to such shares.

(6) Includes 893,840 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998. Also includes 220,244 shares of Common Stock held by the Company's 401(k) plan for which Dr. Blank, as co-trustee of the 401(k) plan, has voting rights to such shares.

(7) Includes 199,155 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998.

(8) Includes 40,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998. Also includes 692,829 shares of Common Stock and presently exercisable warrants to purchase 6,667 shares of Common Stock held by Allen & Company Incorporated, in which Mr. Crooks has a pecuniary interest pursuant to an arrangement with Allen & Company Incorporated.

(9) Includes 55,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998.

(10) Includes 40,000 shares of Common Stock issuable pursuant to options or other rights exercisable within 60 days of January 30, 1998.

(11) Includes 3,614,090 shares of Common Stock issuable pursuant to outstanding options and warrants exercisable within 60 days of January 30, 1998. Also includes 220,244 shares of Common Stock held by the Company's 401(K) plan for which certain individuals in the group exercise voting power.

(12) Mr. Samuel D. Anderson was elected to the Company's Board effective March 9, 1998. Mr. Anderson did not beneficially own securities of the Company as of January 30, 1998.

(13) Mr. David Golde was elected to the Company's Board effective March 31, 1998. Mr. Golde did not beneficially own securities of the Company as of January 30, 1998.

(14) Assumes all of the Shares offered hereby are sold by the Selling Securityholder.



                                      46.

                                 DESCRIPTION OF CAPITAL STOCK

GENERAL

        The Company is authorized to issue 60,000,000 shares of Common Stock, $.02 par value per share, and 15,000,000 shares of undesignated Preferred Stock, $.02 par value per share.

COMMON STOCK

        As of January 30, 1998, there were issued and outstanding 38,652,003 shares of the Company's Common Stock held by approximately 1,023 persons. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable

PREFERRED STOCK

        The Board has the authority, without further stockholder action, to issue up to 15,000,000 shares of Preferred Stock in one or more series of any number of shares, provided, however, that the number of shares so issued shall not exceed in the aggregate the number authorized. Each series of Preferred Stock may have such designations, powers, preferences and privileges and such qualification, limitations or restrictions as shall be designated by the Board. The issuance of Preferred Stock by the Company could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation, and may have the effect of delaying, deterring or preventing a change of control of the Company, which could have a depressive effect on the market price of the Company's Common Stock. As of January 30, 1998 there was no Preferred Stock issued and outstanding and the Company has no present plans to issue any shares of Preferred Stock.

1996 WARRANTS

        As of January 30, 1998 there were warrants outstanding to purchase up to 2,755,399 shares of Common Stock of the Company at an exercise price of $2.00 per share, which warrants have been registered under the Securities Act (the "1996 Warrants"). The 1996 Warrants were issued in October and November 1996 as a part of a "Unit," consisting of two shares of Common Stock of the Company and one Warrant to purchase one share of Common Stock of the Company. The 1996 Warrants were issued in registered form under a Warrant Agreement, dated as of September 18, 1996 between the Company and American Stock Transfer and Trust Company to serve as the warrant agent for the 1996 Warrants.

        Under certain circumstances, all or any portion of the 1996 Warrants are redeemable, in whole or in part, at the option of the Company at a redemption price of $0.10 per 1996 Warrant (the date of such redemption being the "1996 Redemption Date"). Any 1996 Warrant so called for redemption may be exercised until the close of business on the fifth business day preceding the 1996 Redemption Date specified in such notice of redemption.

        The 1996 Warrants are fully exercisable as of the date hereof and will generally expire on October 1, 2001, unless earlier exercised.

        The 1996 Warrants are listed on the Nasdaq SmallCap Market under the symbol CYPBZ.



                                      47.

COMPENSATION WARRANTS


        As of January 30, 1998, there were warrants outstanding to purchase 190,000 shares of Common Stock of the Company at an exercise price of $1.875 per share, which warrants were originally issued by the Company to directors, officers, employees of and consultants to the Company as compensation for services rendered to the Company (the "Compensation Warrants"). The Compensation Warrants are fully exercisable as of the date hereof and will generally expire in June 2001, unless earlier exercised.

        Holders of the Compensation Warrants generally may exercise such warrants provided that the holder has been, from the original issue date up through and including the time of exercise, continuously providing services as a director, officer, employee or consultant to the Company or one of its subsidiaries or affiliates.


        The Company is obligated to register pursuant to the Securities Act the shares of Common Stock underlying the Compensation Warrants. The Company shall undertake to keep any such registration statement and prospectus filed with the Commission to register the Compensation Warrants effective for the life of the Compensation Warrants. The Company shall bear all expenses of registration of the shares underlying the Compensation Warrants.

OTHER WARRANTS

        As of January 30, 1998, there were warrants outstanding to purchase 300,000 shares of Common Stock of the Company at an exercise price of $2.875 per share, which warrants were originally issued by the Company in April 1994 to Allen & Company Incorporated as a placement agent fee in connection with a private placement of 7% Convertible Debentures of the Company. Such warrants are fully exercisable as of the date hereof and will expire in April 1999 unless earlier exercised. In addition, as of January 30, 1998, Allen & Company Incorporated held an additional warrant to purchase 125,000 shares of Common Stock of the Company at an exercise price of $2.00 per share. Such warrants, which were acquired by Allen & Company Incorporated in connection with the Company's October 1996 private placement of Units, are fully exercisable as of the date hereof and generally expire October 2001, unless earlier exercised.

        As of January 30, 1998, there were outstanding warrants to purchase 100,000 shares of the Company's Common Stock at an exercise price of $2.00 per share. The warrants were issued in November 1996 to certain consultants of the Company in exchange for consulting services. Such warrants are exercisable as of the date hereof and expire November 2001, unless earlier exercised.

NASDAQ SMALLCAP MARKET LISTING

        The Company's Common Stock (and its registered Warrants) are traded on the Nasdaq SmallCap Market. The current rules of the National Association of Securities Dealers, Inc. effectively preclude the trading or quotation through the Nasdaq SmallCap Market of any securities of an issuer that has issued securities or taken other corporation action that would have the effect of nullifying, restricting or disparately reducing the per share voting rights of holders of an outstanding class or classes of equity securities registered under
Section 12 of the Exchange Act. The Company does not intend to issue any additional shares of any stock that would make it ineligible for inclusion on the Nasdaq SmallCap Market. However, in the event the Company issues any additional securities that cause it to become ineligible for continued inclusion on the Nasdaq SmallCap Market, such ineligibility would be likely to reduce materially the liquidity of an investment in the Common Stock of the Company and would likely depress its market value below that which would otherwise prevail.

CHANGE OF CONTROL PROVISIONS AND DELAWARE ANTI-TAKEOVER LAW

        Certain provisions of the Company's Certificate of Incorporation and Bylaws, may have the effect of preventing, discouraging or delaying transactions involving an actual or potential change in the control of the Company (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may maintain the incumbency of the Board of Directors and management. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. In addition, the Company's Bylaws, as amended, limit the ability of stockholders of the Company to



                                      48.

raise matters or nominate persons to serve as members of the Company's Board of Directors at a meeting of stockholders without giving advance notice. The Company's Board of Director's is presently composed of five (5) members divided into two classes of two directors each and one class consisting of one director. Each class of directors is elected to a three-year term of office. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors. The Company's Certificate of Incorporation also eliminates the right of stockholders to act by written consent without a meeting. Special meetings of the stockholders of the Company may be called only by the Chairman of the Board, the Chief Executive Officer, or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. The Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

        The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203") regulating corporate takeovers. In general, Section 203 prohibits certain Delaware corporations, including those whose securities are listed on the American Stock Exchange, from engaging, under certain circumstances, in a "business combination" (which includes a merger, sale of more than 10% of the corporation's assets or other transactions resulting in a financial benefit to the stockholder) with any "interested stockholder" (a stockholder who, together with affiliates and associates, owns (or, if an affiliate of the corporation, within the three previous years did own) 15% or more of the corporation's voting stock without the prior approval of the corporation's Board of Directors) for three years following the date that such stockholder became an "interested stockholder," unless the business combination is approved in a prescribed manner. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of Section 203.

TRANSFER AGENT AND REGISTRAR

        American Stock Transfer & Trust Company is the transfer agent and registrar for the Company's Common Stock.



                                      49.

                              PLAN OF DISTRIBUTION

        The Company has been advised that the Selling Securityholder or pledgees, donees, transferees of or other successors in interest to the Selling Securityholder may sell Shares from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commission).

        At any time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of Shares offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Securityholder, any discounts, commission and other items constituting compensation from the Selling Securityholder and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

        The Selling Securityholder and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

        Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Securityholder, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

        In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of Shares by the Selling Securityholder.

        Notwithstanding the foregoing, broker-dealers who are qualifying registered market makers on the National Association of Securities Dealers Automated Quotation System (the "Nasdaq") may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq Stock Market in accordance with Regulation M. The passive market making transactions may be undertaken only during certain prescribed time periods and must comply with applicable price and volume limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock of the Company during a prior period and must be discontinued when such limit is reached. Generally, passive market making may stabilize the market price of the Common Stock of the Company only for the purpose of preventing or retarding a decline in the market price of the Company's Common Stock but may not stabilize the price that is the result of activity that is fraudulent, manipulative or deceptive under the federal securities laws or regulations promulgated thereunder.


                                      50.

        All costs and expenses associated with registering the Shares being offered hereunder with the Securities and Exchange Commission will be paid by the Company. Such costs and expenses are estimated to be $35,000.

        The Company and the Selling Securityholder may agree to indemnify certain persons including broker-dealers or others, against certain liabilities in connection with any offering of the Shares including liabilities under the Securities Act.

                                  LEGAL MATTERS

        The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Diego, California.

                                     EXPERTS

        The consolidated financial statements of Cypress Bioscience, Inc. at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of PRP, Inc. as of January 31, 1995 and 1996 and the related statements of operations, stockholders' investment (deficit) and cash flows for each of the three years in the period ended January 31, 1996 appearing in this Prospectus and Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, 500 West Madison Street, Suite 1400, Northwest Atrium Center, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Common Stock of the Company is quoted on the Nasdaq SmallCap Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is a part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the



                                      51.

Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's web site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, was filed with the Commission through EDGAR.

        PROSORBA(R) Column and Cyplex(TM) are registered trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.



                                      52.

                            CYPRESS BIOSCIENCE, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Ernst & Young LLP, Independent Auditors......................................F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997 and as of March 31, 1998
(unaudited)............................................................................F-3

Consolidated Statements of Operations for the Years ended December 31, 1995, 1996 and 1997 and for the Three Months Ended March 31, 1997 and 1998 (unaudited).............F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the Years ended
        December 31, 1995, 1996 and 1997 and for the Three Months Ended
        March 31, 1998 (unaudited).....................................................F-5

Consolidated Statements of Cash Flows for the Years ended December 31, 1995, 1996 and 1997 and for the Three Months Ended March 31, 1997 and 1998 (unaudited).............F-6

Notes to Consolidated Financial Statements.............................................F-7

Report of Arthur Andersen LLP, Independent Public Accountants..........................F-21

Balance Sheets of PRP, Inc. as of January 31, 1995 and 1996............................F-22

Statements of Operations of PRP, Inc. for the Years ended January 31, 1994, 1995 and 1996 and for the Period from February 27, 1984 to January 31,
        1996...........................................................................F-24

Statements of Stockholders' Equity (Deficit) for the Years ended January 31,
        1995 and 1996 and for the Period from February 27, 1984 to January 31,
        1996...........................................................................F-25

Statements of Cash Flows for the Years ended January 31, 1994, 1995 and 1996 and for the Period from February 27, 1984 to January 31, 1996..................F-26

Notes to Financial Statements..........................................................F-27

Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1996................F-33

Pro Forma Condensed Consolidated Statement of Operations for the Nine Months
        ended September 30, 1996.......................................................F-34

Pro Forma Condensed Consolidated Statement of Operations for the Year ended
        December 31, 1995..............................................................F-35

Notes to Pro Forma Condensed Consolidated Financial Statements.........................F-36

PRP, Inc. Interim Financial Statements - Balance Sheets as of January 31, 1996
        and October 31, 1996...........................................................F-37

PRP, Inc. Interim Financial Statements -- Statements of Operations for each of the
        Nine Month Periods ended October 31, 1995 and 1996 and for the Period from February 27, 1984 to October 31, 1996.....................................F-38

PRP, Inc. Interim Financial Statements - Statements of Cash Flows for each of the
        Nine Month Periods ended October 31, 1995 and 1996 and for the Period from February 27, 1984 to October 31, 1996.....................................F-39

Notes to PRP, Inc. Interim Financial Statements........................................F-40





                                      F-1.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS




The Board of Directors and Stockholders CYPRESS BIOSCIENCE, INC.

We have audited the accompanying consolidated balance sheets of Cypress Bioscience, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cypress Bioscience, Inc. as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





San Diego, California                              ERNST & YOUNG LLP
February 13, 1998



                                      F-2.

                            CYPRESS BIOSCIENCE, INC.
                           CONSOLIDATED BALANCE SHEETS



                                                              DECEMBER 31,                 MARCH 31,
                                                        1996               1997              1998
                                                     ------------      ------------      ------------
                                                      (Restated)                          (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                          $  8,045,508      $  7,541,320      $  6,355,424
  Short-term investments                                2,890,160           974,333         1,000,900
  Accounts receivable:
    Trade, net of allowance for doubtful                  344,041           372,741           280,337
      accounts of $200,312 in 1996, $178,719 in
      1997 and 1998 (unaudited)
    Other                                                 150,954           140,487            82,279
  Inventories                                             973,767           628,004           705,794
  Prepaid expenses                                        171,231           114,382           142,884
                                                     ------------      ------------      ------------
    Total current assets                               12,575,661         9,771,267         8,567,618

Property and equipment, net                             2,351,928         1,991,777         1,874,713
Convertible debenture issuance costs, net                  33,487            25,722            23,781
                                                     ------------      ------------      ------------
    Total assets                                     $ 14,961,076      $ 11,788,766      $ 10,466,112
                                                     ============      ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                   $    999,442      $    530,132      $    522,327
  Accrued compensation                                    485,751           175,929           169,894
  Accrued liabilities                                     902,090         1,144,692         1,223,400
  Current portion of capital leases                        27,208             4,286             6,083
                                                     ------------      ------------      ------------
    Total current liabilities                           2,414,491         1,855,039         1,921,704

  Convertible debentures                                  400,000           400,000           400,000
  Notes Payable                                                --                --            23,783
  Capital leases, net of current portion                   12,020             7,735             8,309
                                                               --                --                --
  Commitments and contingencies                                --                --                --

Stockholders' equity:
  Common stock, $.02 par value; authorized                691,462           770,916           775,819
    60,000,000 shares; issued and outstanding,
    34,573,111, 38,545,808 and 38,709,948 shares
    at December 31, 1996 and 1997 and March 31,
    1998 (unaudited), respectively
  Additional paid-in capital                           72,354,683        78,041,636        78,476,028
  Deferred compensation                                (1,015,738)         (504,315)         (424,276)
  Accumulated deficit                                 (59,895,842)      (68,782,245)      (70,715,255)
                                                     ------------      ------------      ------------
    Total stockholders' equity                         12,134,565         9,525,992         8,112,316
                                                     ------------      ------------      ------------
    Total liabilities and stockholders' equity       $ 14,961,076      $ 11,788,766      $ 10,466,112
                                                     ============      ============      ============


See accompanying notes.




                                      F-3.

                            CYPRESS BIOSCIENCE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                                                     THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                            MARCH 31,
                                             1995              1996              1997              1997              1998
                                         ------------      ------------      ------------      ------------      ------------
                                          (Restated)        (Restated)                                  (Unaudited)
Product sales                            $  1,104,224      $  1,967,976      $  2,970,342      $    816,458      $    498,354
Grant income                                       --                --           325,316            31,634            50,564
Revenue under distribution agreement        3,000,000                --                --                --                --
                                         ------------      ------------      ------------      ------------      ------------
                                            4,104,224         1,967,976         3,295,658           848,092           548,918
Costs and expenses:
  Production costs                          2,041,422         1,482,563         1,772,681           601,334           350,816
  Sales and marketing                         819,907           794,356         1,292,942           315,166           280,562
  Research and development                  3,219,324         4,002,968         6,707,557         1,490,247         1,211,249
  General and administrative                2,626,817         4,649,298         2,803,079           574,373           740,072
  Acquired in-process research and
    development                               625,000         5,146,943                --                --                --
  Restructuring expense                       644,656           493,712                --                --                --
  Debt conversion expense                   1,124,386           276,688                --                --                --
                                         ------------      ------------      ------------      ------------      ------------
                                           11,101,512        16,846,528        12,576,259         2,981,120         2,582,699

 Other income (expense):
   Interest income                            118,994           458,070           425,935           102,806           109,356
   Interest expense                          (261,958)       (1,119,726)          (31,737)           (8,306)           (8,585)
                                         ------------      ------------      ------------      ------------      ------------
                                             (142,964)         (661,656)          394,198            94,500           100,771
                                         ------------      ------------      ------------      ------------      ------------

Net loss                                 $ (7,140,252)     $(15,540,208)     $ (8,886,403)     $ (2,038,528)     $ (1,933,010)
                                         ============      ============      ============      ============      ============


Net loss per share-basic and diluted     $      (0.41)     $      (0.53)     $      (0.25)     $      (0.06)     $      (0.05)
                                         ============      ============      ============      ============      ============

Shares used in computing net loss
   per share-basic and diluted             17,598,735        29,206,470        35,236,579        34,573,111        38,684,410
                                         ============      ============      ============      ============      ============



See accompanying notes.




                                      F-4.

                            CYPRESS BIOSCIENCE, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                         COMMON STOCK            ADDITIONAL
                                 ---------------------------       PAID-IN          DEFERRED       ACCUMULATED
                                     SHARES        PAR VALUE       CAPITAL        COMPENSATION       DEFICIT             TOTAL
                                 ------------    ------------    ------------     ------------     ------------     ------------
Balance at December
  31, 1994                         17,000,012    $    340,000    $ 38,856,101               --     $(37,215,382)    $  1,980,719

   Stock issued for
     services                          61,141           1,223          86,322               --               --           87,545
   Stock issued to
     match 401(k)
     contributions                     65,125           1,303         160,036               --               --          161,339
   Stock issued for
     minority
     interest in CELx                 312,500           6,250         618,750               --               --          625,000
   Stock issued for
     debt conversion
     (restated)                     1,254,817          25,096       3,735,791               --               --        3,760,887
   Net loss (restated)                     --              --              --               --       (7,140,252)      (7,140,252)
                                 ------------    ------------    ------------     ------------     ------------     ------------
Balance at December
     31, 1995 (restated)           18,693,595         373,872      43,457,000               --      (44,355,634)        (524,762)
   Stock options
     exercised                         47,500             950          84,050               --               --           85,000
   Stock issued for
     services                          31,765             635          54,365               --               --           55,000
   Stock issued for
     debenture
     interest                          12,005             240          28,963               --               --           29,203
   Stock issued for
     debt conversion
     (restated)                     1,435,955          28,719       2,495,713               --               --        2,524,432
   Debt discount                    1,063,000
     related to
     Senior Convertible
     Debentures (restated)                 --              --              --               --        1,063,000
   Stock issued to
     match 401(k)
     contributions                     50,791           1,016         100,910               --               --          101,926
   Stock issued in
     January 1996
     private placement              8,540,702         170,814      11,736,057               --               --       11,906,871
   Stock issued in
   October 1996
     private placement              3,468,000          69,360       6,215,554               --               --        6,284,914
   Stock issued in
   conjunction with
     the acquisition of
     PRP, Inc.                      2,292,798          45,856       4,539,740               --               --        4,585,596
   Deferred compensation
     related to stock options              --              --       1,756,949     $ (1,756,949)              --               --
   Compensation related
     to stock options
     (restated)                            --              --         822,382               --               --          822,382
   Amortization of
   deferred compensation
     (restated)                            --              --              --          741,211               --          741,211
   Net loss (restated)                     --              --              --               --      (15,540,208)     (15,540,208)
                                 ------------    ------------    ------------     ------------     ------------     ------------

Balance at December                34,573,111         691,462      72,354,683       (1,015,738)     (59,895,842)      12,134,565
   31, 1996 (restated)
   Stock options
     exercised                         20,000             400          37,100               --               --           37,500
   Deferred
     compensation
     related to stock
     options                               --              --         (10,284)          10,284               --               --
   Stock issued to
     match 401(k)
     contributions                    101,668           2,033         163,623               --               --          165,656
   Stock issued in
   October 1997
     private placement              3,851,029          77,021       5,496,514               --               --        5,573,535
   Amortization of
     deferred
     compensation                          --              --              --          501,139               --          501,139
   Net loss                                --              --              --               --       (8,886,403)      (8,886,403)
                                 ------------    ------------    ------------     ------------     ------------     ------------
Balance at December                38,545,808         770,916      78,041,636         (504,315)     (68,782,245)       9,525,992
   31, 1997 Stock options
   exercised (unaudited)              245,140           4,903         434,391               --               --          439,294
   Deferred compensation
     related to stock
     options (unaudited)                   --              --              --           80,038               --           80,038
   Net loss (unaudited)                    --              --              --               --       (1,933,010)      (1,933,010)
                                 ------------    ------------    ------------     ------------     ------------     ------------
Balance at March 31,
   1998 (unaudited)                38,790,948    $    775,819    $ 78,476,027     $   (424,277)    $(70,715,255)    $  8,112,314
                                 ============    ============    ============     ============     ============     ============


See accompanying notes




                                      F-5.

                            CYPRESS BIOSCIENCE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                  YEARS ENDED DECEMBER 31,                THREE MONTHS ENDED MARCH 31,
                                           1995             1996             1997             1997              1998
                                       ------------     ------------     ------------     ------------     ------------
                                       (Restated)   (Restated)                                     (Unaudited)
OPERATING ACTIVITIES
 Net loss                              $ (7,140,252)    $(15,540,208)    $ (8,886,403)    $ (2,038,528)    $ (1,933,010)
 Adjustments to reconcile net loss
   to net cash used in operating
   activities:
   Depreciation and amortization            373,306          182,845          481,567           82,521          160,374
   Acquired in-process research and
   development                              625,000        5,146,943               --               --               --
   Amortization of deferred
   compensation                                  --          741,211          501,139          102,881           80,039
   Compensation related to stock
   options                                       --          822,382               --               --               --
   Common stock issued for services
   and expenses                             248,884          186,129          165,656               --               --
   Debt conversion expense                1,124,386          276,688               --               --               --
   Restructuring expense                    644,656               --               --               --               --
   (Gain) loss on disposal of
   property and equipment                    23,437          (11,110)          (3,298)             292               --
   Debt discount related to Senior
     Convertible Debentures                      --        1,063,000               --               --               --
   Changes in operating assets and
   liabilities, net of
   effects from acquisition of
   PRP, Inc.:
     Accounts receivable, net               394,549         (320,191)         (28,700)        (146,367)          92,404
     Other receivables                       30,034         (111,020)          10,467           18,521           58,208
     Inventories                            345,806          174,739          345,763          177,177          (77,790)
     Prepaid expenses                        64,805           39,655           56,849           35,271          (28,502)
     Accounts payable and accrued
     liabilities                            345,259          (94,678)        (536,530)        (355,876)          64,867
                                       ------------     ------------     ------------     ------------     ------------
     Net cash used in operating
     activities                          (2,920,130)      (7,443,615)      (7,893,490)      (2,124,108)      (1,583,410)

INVESTING ACTIVITIES
   Purchase of property and
   equipment                               (714,947)        (997,602)        (118,038)         (43,243)         (35,398)
   Proceeds from sale of property
   and equipment                             30,393           36,735            7,685               --               --
   Purchase of short-term
   investments                                   --       (2,890,160)      (2,006,773)      (1,032,440)      (1,000,900)
   Maturity of sale of short-term
   investments                                   --               --        3,922,600               --          974,333
   Acquisition of PRP, Inc., net of
   $83,399 cash acquired                         --         (361,029)              --               --               --
                                       ------------     ------------     ------------     ------------     ------------
      Net cash provided by (used
      in) investing activities             (684,554)      (4,212,056)       1,805,474       (1,075,683)         (61,965)

FINANCING ACTIVITIES
   Net proceeds from issuance of
   common stock                                  --       18,276,785        5,573,535               --               --
   Net proceeds from exercises of
   stock options                                 --               --           37,500               --          439,295
   Proceeds from issuance of
   convertible debentures                 1,000,000          500,000               --               --           23,783
   Payment of capital lease
   obligation and notes payable             (22,140)         (13,565)         (27,207)          (7,667)          (3,599)
   Notes payable, net                       (11,812)              --               --               --               --
   Debt issuance and conversion
   costs                                    (22,102)         (71,919)              --               --               --
                                       ------------     ------------     ------------     ------------     ------------
      Net cash provided by (used
      in) financing activities              943,946       18,691,301        5,583,828           (7,667)         459,479

INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS                         (2,660,738)       7,035,630         (504,188)      (3,207,458)      (1,185,896)
   Cash and cash equivalents at
   beginning of the year                  3,670,616        1,009,878        8,045,508        8,045,508        7,541,320
                                       ------------     ------------     ------------     ------------     ------------
   Cash and cash equivalents at end
   of the year                         $  1,009,878     $  8,045,508     $  7,541,320     $  4,838,050     $  6,355,424
                                       ============     ============     ============     ============     ============

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION
   Interest paid                       $    322,968     $     14,681     $     31,661     $      1,172     $      1,722
                                       ============     ============     ============     ============     ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES
   Stock issued for debt conversion    $  2,586,000     $  2,351,607     $         --     $         --     $         --
                                       ============     ============     ============     ============     ============



See accompanying notes.



                                      F-6.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information subsequent to December 31, 1997 and pertaining to March 31, 1998 and the three month periods ended March 31, 1997 and 1998 is unaudited)



1.      FORMATION AND BUSINESS OF THE COMPANY

        Cypress Bioscience, Inc. (the "Company") researches, develops, manufactures and markets medical devices and therapeutics for the treatment of certain types of immune system disorders and is engaged in the development of novel therapeutic agents for the treatment of blood platelet disorders. The Company's first product, the Prosorba(R) column, a medical device, treats a patient's defective immune system so that it can more effectively respond to certain diseases. The Company received marketing approval from the U.S. Food and Drug Administration ("FDA") in December 1987 to distribute the Prosorba(R) column for the treatment of idiopathic thrombocytopenic purpura ("ITP"), an immune-mediated bleeding disorder. The Company is also developing Cyplex(TM), a platelet alternative, previously known as Infusible Platelet Membranes ("IPM"), as an alternative to traditional platelet transfusions.

        The Company's current clinical efforts to expand the approved indications for the Prosorba(R) column are focused primarily on rheumatoid arthritis ("RA"). In January 1998, the Company's Phase III clinical trial evaluating the use of the Prosorba(R) column in the treatment of RA was stopped early due to the achievement of favorable safety and statistically significant results. Based on such results, the Company plans to file a Pre-Market Approval ("PMA") application for the Prosorba(R) column for the treatment of RA with the FDA in mid-1998.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Restatement of Prior Period Financial Statements

        In 1997, the Company restated its previously issued financial statements as of and for the years ended December 31, 1995 and 1996. In accordance with EITF D-60, which was issued in March 1997 but which is applicable to previously issued financial statements, the Company recorded $1,063,000 of interest expense related to the Senior Convertible Debentures which were issued with a discounted conversion feature. In addition, the Company recorded $1,119,920 of additional compensation expense in 1996 related to certain stock options granted in 1996. The Company also recorded $314,000 and $93,000 of debt conversion expense during the years ended December 31, 1995 and 1996, respectively, related to deferred debt issuance costs associated with the September 1995 and March 1996 exchange offerings to the holders of the 7% Convertible Debentures.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.


Interim Financial Information (Unaudited)

        The financial statements at March 31, 1998 and for the three-month period ended March 31, 1997 and 1998 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair statement of the financial position at such dates and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year or any future periods.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.





                                      F-7.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information subsequent to December 31, 1997 and pertaining to March 31, 1998 and the three month periods ended March 31, 1997 and 1998 is unaudited)




Cash, Cash Equivalents and Short-term Investments

        The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. Management determines the appropriate classification of its cash equivalents and investment securities at the time of purchase and reevaluates such determination as of each balance sheet date. Management has classified the Company's cash equivalents and investment securities as available-for-sale securities in the accompanying financial statements. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in a separate component of stockholders' equity. The cost of debt securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest and dividends, are included in interest income. Realized gains and losses are also included in interest income. The cost of securities sold is based on the specific identification method.

        The Company invests its excess cash in U.S. Government agency securities, and money market funds with strong credit ratings. The Company has established guidelines regarding diversification of its investments and their maturities, which should maintain safety and liquidity.

Inventories

        Inventories are stated at the lower of cost (using the weighted average method based on the first-in, first-out method) or market.

Property and Equipment

        Property and equipment including assets acquired under capital leases, are recorded at cost and depreciated or amortized over the estimated useful lives of the assets (three to five years) or the lease term using the straight-line method. The Company does not depreciate assets classified as construction in progress assets until the assets are placed in operations.

Accrued Clinical Trial Costs

        The Company enrolls patients in various clinical trial sites which are conducted in the United States. The Company records the cost of such studies as the clinical work is performed by the respective research entities. The Company accrues costs related to clinical trials at the time of patient enrollment.

Convertible Debenture Issuance Costs

        Convertible debenture issuance costs are being amortized over the life of the related debentures.

Stock and Stock Warrants Issued for Services

        Common stock and common stock warrants issued for services rendered to the Company are recorded at the fair market value of the stock or stock warrant issued or the value of the services rendered, whichever is more clearly determinable.

Revenue Recognition

        Revenue from product sales is recognized when products are shipped. Revenue from government grants are recognized based on performance requirements of the grant or as the grant expenditures are incurred. Research and development expenses are recognized as incurred.




                                      F-8.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information subsequent to December 31, 1997 and pertaining to March 31, 1998 and the three month periods ended March 31, 1997 and 1998 is unaudited)




Net Loss Per Share

        The computation of net loss per share is based upon the weighted average number of shares of common stock issued and outstanding for each period. Common stock equivalents related to options, warrants and Convertible Debentures are excluded from the computation, as their effect is antidilutive.

        In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"), which has been adopted by the Company for the year ended December 31, 1997. Under the new requirements for calculating basic net income per share, the dilutive effect of stock options will be excluded. The adoption of SFAS 128 had no effect as the Company has incurred losses for all periods presented.

Long-Lived Assets

        In 1996, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121"). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Since the adoption, the Company has not identified any indicators of impairment or recorded any impairments of long-lived assets.

Recently Issued Accounting Standards

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), and Statement of Financial Accounting Standards No. 131, Segment Information ("SFAS 131"). Both of these standards are effective for fiscal years beginning after December 15, 1997. SFAS 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustment, minimum pension accrual, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company intends to adopt SFAS 130 in 1998 and as previously reported does not believe that comprehensive income or loss will be materially different than net income or loss as previously reported. Historically, the Company has operated in one business segment; however, SFAS 131 redefines segments. The Company has not determined how operating segments will be defined for disclosure purposes or which segments will meet the quantitative requirements for disclosure. The adoption of SFAS 131 is not expected to have an impact on the Company's future results of operations or financial position.



                                      F-9.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information subsequent to December 31, 1997 and pertaining to March 31, 1998 and the three month periods ended March 31, 1997 and 1998 is unaudited)




3.      FINANCIAL STATEMENT DETAILS

Short-term Investments

        Cash equivalent and short-term investment are comprised of the following:


                                              DECEMBER 31,               MARCH 31,
                                          1996            1997             1998
                                     ------------     ------------     ------------
Money market funds                   $  6,202,938     $    996,075     $    144,469
U.S. government agency securities       3,880,180        6,947,133        5,977,700
                                     ------------     ------------     ------------
    Total debt securities              10,083,118        7,943,208        6,122,169
Less amounts classified as cash
  equivalents                          (7,192,958)      (6,968,875)      (5,121,269)
                                     ------------     ------------     ------------
    Total short-term investment
      securities                     $  2,890,160     $    974,333     $  1,000,900
                                     ============     ============     ============

        The estimated fair value of each cash equivalent and short-term investment security approximates cost and no unrealized gains or losses were reported as of December 31, 1996 and 1997 and March 31, 1998. Realized gains or losses on sales of available-for-sale securities in 1996, 1997 and 1998 were not significant.

Inventories

        Inventories are comprised of the following:

                                     DECEMBER 31,       MARCH 31,
                                  1996        1997        1998
                                --------    --------    --------
Raw materials and components    $214,632    $166,714    $ 99,599
Work in progress                 700,815     354,010     567,675
Finished goods                    58,320     107,280      38,520
                                --------    --------    --------
                                $973,767    $628,004    $705,794
                                ========    ========    ========

Property and Equipment

        Property and equipment are comprised of the following:

                                               DECEMBER 31,              MARCH 31,
                                           1996           1997             1998
                                       -----------     -----------     -----------
Laboratory and production equipment    $   629,269     $ 2,610,417     $ 2,618,715
Office equipment                           537,244         456,343         525,570
Vehicles                                    20,924          20,924          20,924
Leasehold improvements                      51,753          51,753          51,753
Construction in progress                 1,787,686              --              --
                                       -----------     -----------     -----------
                                         3,026,876       3,139,437       3,216,962
Accumulated depreciation and
amortization                              (674,948)     (1,147,660)     (1,342,249)
                                       -----------     -----------     -----------
                                       $ 2,351,928     $ 1,991,777     $ 1,874,713
                                       ===========     ===========     ===========

        Depreciation expense for the years ended December 31, 1995, 1996 and 1997 was $305,912, $171,015 and $473,802, respectively. Depreciation expense for the three months ended March 31, 1997 and 1998 was $80,580 and $158,433, respectively.

        At December 31, 1996, construction in progress included approximately $1.3 million related to the Company's consolidation of its two manufacturing facilities into one location in the State of Washington. The




                                     F-10.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1997 and pertaining to March 31, 1998 and the three month periods ended March 31, 1997 and 1998 is unaudited)



remainder of the balance of construction in progress relates to manufacturing machinery under construction. Such construction was completed in 1997.

Accrued Liabilities

        Accrued liabilities are comprised of the following:

                                      DECEMBER 31,           MARCH 31,
                                   1996          1997          1998
                                ----------    ----------    ----------
Accrued clinical trial costs    $  590,473    $  834,815    $  850,105
Other                              311,617       309,877       319,507
                                ----------    ----------    ----------
                                $  902,090    $1,144,692    $1,169,612
                                ==========    ==========    ==========

Advertising Costs

        The Company incurred advertising expenses of approximately $77,000, $18,000, and $0 for the years ended December 31, 1995, 1996 and 1997, respectively. For the three months ended March 31, 1997 and 1998, the Company had no advertising expenditures.


4.      ACQUISITIONS

PRP, Inc.

        On November 1, 1996, the Company acquired all of the assets and assumed the liabilities of PRP, Inc. ("PRP") in a transaction accounted for as a purchase. The Company recorded a non-recurring charge of approximately $5.1 million in the fourth quarter of 1996 as acquired in-process research and development as the feasibility of the acquired technology had not been established nor had alternative future uses been identified at the time of the purchase.

        In connection with the acquisition, the Company issued to certain holders of outstanding debt of PRP, in full satisfaction and settlement of such indebtedness, Units with an approximate total fair value of $4.5 million, based upon a price of $4.00 per Unit, which was the price identical units were sold for in a private placement in October 1996 (see Note 10). Each Unit was comprised of two shares of the Company's common stock and one common stock purchase warrant).

        The holders of PRP equity securities (including holders of options and warrants of PRP) (the "Equity Holders") will also be entitled to receive earn-out payments, if any, on a pro rata basis, on net sales of products developed using PRP's technology acquired by the Company in the acquisition. In addition, in conjunction with obtaining approval from the FDA of the use of Cyplex(TM), a platelet alternative for the treatment of thrombocytopenia, the Company shall make a payment of $5.0 million (the "Milestone Payment") to the Equity Holders, with such payment being in the form of, at the Company's discretion, cash, Company common stock, or a combination of the two. The earn-out payments, if earned, will be treated as compensation expense because most of such earn-out payments will be made to former stockholders of PRP and the milestone payments, if earned, will be treated as additional purchase price and will either be expensed as acquired in-process research and development or capitalized as purchased technology, depending upon the evaluation of the technology to be made by the Company at such future date.

        In consideration of certain investment banking advisory services provided by EGS Securities Corp. ("EGS") to PRP in connection with the acquisition, the Company issued to EGS Units with a total value of approximately $120,000. In addition, the Company is obligated to pay EGS an amount in cash equal to two and one-half percent (2 1/2%) of a certain milestone payment and each earn-out payment made to the Equity Holders, at the time any such payments are made.


                                     F-11.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1997 and pertaining to March 31, 1998 and the three month periods ended March 31, 1997 and 1998 is unaudited)




        Subject to limited exceptions, the Company is obligated to spend $4.0 million to commercialize Cyplex(TM). The only circumstances under which the Company may decrease or cease commercialization of Cyplex(TM) prior to expending $4.0 million would be if the Company encounters critical problems with the commercialization of Cyplex(TM), including problems related to efficacy or economic viability, such as would render Cyplex(TM), on a stand-alone basis, unsafe, ineffective or incapable of generating a reasonable, positive cash flow.

        The following unaudited pro forma data reflects the combined results of operations of the Company and PRP as though the acquisition had occurred on January 1, 1995, and assumes the charge of $5,147,000 for acquired in-process research and development was recorded on that date.

                               PRO FORMA RESULTS OF OPERATIONS



                                                 DECEMBER 31,
                                             1995              1996
                                          ------------     ------------
                                           (Restated)       (Restated)
Revenues                                  $  4,104,224     $  2,029,773
Net loss                                  $(14,762,974)    $(12,111,248)
Net loss per share - basic and diluted    $      (0.74)    $      (0.39)


CELx Corporation

        In 1995, the Company acquired the minority interest of CELx Corporation ("CELx"), the Company's former majority owned subsidiary, in exchange for an aggregate of 312,500 shares of the Company's common stock valued at $625,000. The transaction was accounted for as a purchase. The Company recorded a non-recurring charge of $625,000 as in-process research and development as the technological feasibility of the acquired technology had not been established nor had alternative future uses been identified at the time of the purchase.

5.      RESTRUCTURING EXPENSE

        In December 1995, the Company recorded a restructuring charge aggregating $645,000 relating to the Company's plan to consolidate its manufacturing facilities to one location in the state of Washington and to move all other operations to San Diego, California. This charge included approximately $350,000 related to write-downs of equipment and leasehold improvements for the manufacturing facility vacated in 1996, $200,000 related to abandonment of leases in Seattle and Princeton with the remainder related to a severance commitment with its former Executive Vice President who resigned in December 1995.

        In January 1996, the Company notified approximately twenty employees, which was slightly greater than half of its work force, that their positions were being terminated immediately as part of the restructuring. Such positions were from all departments of the Company. In March 1996, the Company entered into a termination agreement with its former Chief Scientific Officer which included the issuance of non-qualified stock options to purchase 705,000 shares of common stock (see Note 7). Costs related to these terminations were approximately $494,000 and were recorded as a restructuring expense in 1996. In addition, the Company incurred approximately $300,000 in costs associated with moving the administration, research and medical departments to San Diego, with most costs being attributable to relocation costs of the few members of management moving to San Diego. Such costs were recorded as general and administrative expenses in 1996.

        The Company has also incurred approximately $1.4 million of capital expenditures related to the purchase of manufacturing and lab equipment through December 31, 1997 in connection with the consolidation of its two Washington manufacturing facilities. The consolidation was completed in April 1997 with the Company receiving FDA good manufacturing practice ("GMP") approval of the facility. The Company does not expect to incur any additional capital expenditures directly related to the consolidation of these facilities.



                                     F-12.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1997 and pertaining to March 31, 1998 and the three month periods ended March 31, 1997 and 1998 is unaudited)




6.      DISTRIBUTION AGREEMENT

        Prior to April 1994, the Prosorba(R) column was sold by the Company's internal sales force to physicians in the fields of immunology, hematology and oncology. In April 1994, Baxter Healthcare Corporation ("Baxter") assumed sales and marketing responsibilities under a 10-year exclusive agreement, granting distribution rights of the Prosorba(R) column in the United States and Canada for the treatment of ITP. Under the Baxter distribution agreement, Baxter was obligated to purchase from the Company minimum numbers of Prosorba(R) columns at a predetermined price per column. In the event such minimums were not purchased, Baxter was nevertheless obligated to pay the Company for that number of Prosorba(R) columns that Baxter was obligated to purchase under the distribution agreement. Baxter, at its own expense, was to provide sales and marketing support for the sale of the product during the term of the agreement. The Company was to provide significant marketing and promotional support to Baxter for the first three years of the agreement.

        In March 1995, the two companies amended the agreement whereby Baxter:
(a) made a non-refundable take-or-pay payment on March 31, 1995 for the first sales year after the amendment of $3.0 million, (b) agreed to purchase $1.0 million of product during the second quarter of 1995, (c) released the Company from its obligation to provide marketing and promotional support for the second and third years of the agreement, (d) gave the Company the right to co-market with Baxter, (e) relinquished its first right to negotiate for new Prosorba(R) column indications, and (f) agreed under certain circumstances to provide advance payments to the Company for Baxter's 1996 purchases. The Company agreed to eliminate purchase minimums and the take-or-pay concept included in the original agreement and freed Baxter to pursue competing thrombocytopenia therapies. In 1995, the Company recorded the $3 million payment as revenue since it represented a non-refundable up-front payment with no future performance obligation.

        Effective May 1, 1996, the Company and Baxter terminated the exclusive distribution agreement, whereby the Company regained the right to sell its Prosorba(R) column directly to customers who had previously purchased the Prosorba(R) column through Baxter as well as to any other potential customers who wish to purchase the Prosorba(R) column.

7.      COMMITMENTS AND CONTINGENCIES

Operating Leases

        The Company currently occupies approximately 17,800 square feet of leased office and manufacturing facilities in San Diego, California, Redmond, Washington and Boston, Massachusetts. The 2,800 square foot San Diego facility houses the Company's executive offices, as well as its administration, research and medical personnel. The five-year lease for this facility expires in 2001. In November 1997, the Company's management decided to close its Boston facility by mid-1998. The Boston facility is approximately 7,000 square feet, and is used primarily for the manufacture of clinical-grade Cyplex(TM).

        The Company leases 8,000 square feet for its manufacturing facility in Redmond under a lease expiring in 2004. The facility has historically been used to produce commercial quantities of both protein A and the chemically coated silica matrix used in the manufacture of the Prosorba(R) column. Assembly of the Prosorba(R) column had historically been performed in the Company's Seattle facility. The Redmond facility, however, has been renovated so that both raw material production and assembly of the Prosorba(R) column can be performed in a single facility.

        The Company leased a 14,400 square foot facility in Seattle, Washington under a lease expiring in 2004. In conjunction with the Company's 1996 restructuring plan and corresponding reduction in facilities, this space was subleased to another party in April 1996, and the Company was subsequently released from any obligations by the owner of the property in August 1997.



                                     F-13.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1997 and pertaining to March 31, 1998 and the three month periods ended March 31, 1997 and 1998 is unaudited)




        The table below indicates future minimum lease payments due, over the remaining life of the leases, under the agreements in place as of December 31, 1997:

                    1998                                $  253,196
                    1999                                   165,376
                    2000                                   165,376
                    2001                                   165,376
                    2002                                   139,280
                    Thereafter through 2004                226,368
                                                        ----------
                                                        $1,114,972
                                                        ==========


        Total rent expense was approximately $521,000, $494,000 and $501,000 for the years ended December 31, 1995, 1996 and 1997, respectively. For the three months ended March 31, 1997 and 1998, total rent expense was approximately $125,000 and $82,000, respectively. Sublease income was approximately $149,000 and $117,000 for the years ended December 31, 1996 and 1997, respectively, and $40,000 and $0 for the three months ended March 31, 1997 and 1998, respectively.


Severance Agreements

        The Company entered into a severance agreement as of December 28, 1995 with its former Chief Executive Officer. The terms of the severance agreement were based primarily on the termination clause of the employment agreement entered into between the former officer and the Company in September 1994. Such terms include the payment of $225,000 in 1996 and $168,750 in 1997. There were no severance payments during the three months ended March 31, 1997 and 1998. The total cost of this severance agreement of $393,750 was included in general and administrative expense in 1995.

        The Company entered into a severance agreement as of March 29, 1996 with its former Chief Scientific Officer, the terms of which correlate to the employment agreement renegotiated with the former officer as of December 28, 1995. Such terms include the payment of $244,000 in 1996 and the issuance of non-qualified stock options to purchase 705,000 shares of common stock at $2.25 per share. These options replaced an equal number of options and warrants outstanding at the date of termination. During the year ended December 31, 1996, the Company valued these options using the Black Scholes model and recorded compensation expense totaling approximately $822,000.


Employment Agreements

        The Company entered into employment agreements in December 1995 with a new Chief Executive Officer and a new President, Chief Operating Officer each for a term of five years. The agreements provide for specified compensation which include salary, signing bonuses, annual performance bonuses and a lump sum payment in the event of a termination of employment, without cause, as defined. Signing bonuses of approximately $100,000 were included in general and administrative expense in 1995. Bonuses of $225,000 and $270,000 were earned and included in general and administrative expenses in the years ended 1996 and 1997, respectively. There were no bonuses earned during the three months ended March 31, 1997 and 1998.


        The agreements provided for the granting of an aggregate of 4,159,824 options to purchase the Company's common stock. On the date the options were granted, the closing bid price of the Company's stock was $1.875 per share. The exercise price of the options was $1.50 per share, reflecting the price per share of stock sold in the private placement of approximately 8,500,000 shares on the same date (see Note 10). The Company recorded $1,559,934 of deferred compensation expense on such date, reflecting the difference between the closing bid price of the Company's common stock on the date of issuance and the option exercise price. Options to purchase 25% of the total amount granted vested immediately with the remainder to vest over a four year period. The deferred compensation balance is being amortized 25% immediately with the remainder over the four year vesting period.



                                     F-14.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1997 and pertaining to March 31, 1998 and the three month periods ended March 31, 1997 and 1998 is unaudited)




Such options will vest immediately upon a merger of the Company or in the event of a termination of employment without cause, as defined.

Defined Contribution Plan

        The Company sponsors a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code of 1986. This plan covers substantially all employees who provide more than 1,000 hours of service during the year.


        The Plan provides for matching contributions whereby the Company contributes common stock to the Plan on behalf of participants in an amount equal to 100% of the participants' contributions during the six-month periods ending on the last day of June and December. The Company's contributions will vest six months after the amount of the contribution is determined if the employee is still employed by the Company at the end of the vesting period, except for employees who have been with the Company more than five years for whom contributions will vest immediately. The expense recognized for shares contributed on behalf of employees was approximately $161,000, $102,000 and $166,000 for the years ended December 31, 1995, 1996 and 1997, respectively, based upon the market value of the Company's common stock on the date of the contribution. For the three months ended March 31, 1997 and 1998, the expense recognized for the matching contributions was approximately 48,000 and 71,000, respectively.


8.      7% CONVERTIBLE DEBENTURES

        In April 1994, the Company completed a private placement of $4,245,000 principal amount of 7% convertible debentures due March 2001 ("7% Convertible Debentures"). Interest is payable in cash or shares of common stock at the option of the Company. The conversion price for the principal amount is $2.88 per share of registered common stock, the fair market value on the date of closing. The conversion price for the interest is the lower of $4.00 per share of common stock or the average closing price for the 10 days prior to the annual April 30th interest payment date. The debentures are redeemable by the Company after April 1998 at a redemption price of 106% of the principal amount reduced to 104% and 102% the following two years. Allen & Company Incorporated ("Allen & Company"), a shareholder of the Company, acted as placement agent with respect to a majority of this private placement and received a five-year warrant valued at $483,000 to purchase 300,000 shares of common stock at $2.88 for its services as placement agent. The cost of issuing the 7% Convertible Debentures, including the cost of the warrants, has been deferred and is reported on the accompanying balance sheet net of amortization expense which is being recorded over the term of the 7% Convertible Debentures. Allen & Company purchased $1.0 million of the 7% Convertible Debentures.

        In September 1995, the Company completed an exchange offering to holders of the 7% Convertible Debentures. The Company offered to exchange the 7% Convertible Debentures for restricted common stock at $2.25 per share at the time the fair market value of the Company's common stock was $3.81. Of the original $4,245,000 outstanding principal amount, $2,200,000 of the 7% Convertible Debentures was converted. The Company recorded a non-cash expense of $810,386 in 1995, which represents the fair market value of the increased number of shares issued under the terms of the offering compared to the original conversion terms. In the fourth quarter of 1995 and the first quarter of 1996, an additional $700,000 and $100,000, respectively, of 7% Convertible Debentures was converted into common stock at the original conversion price. The weighted average fair market value of the Company's common stock during the fourth quarter 1995 conversion was $3.13, and the fair market value during the first quarter 1996 conversion was $2.25. For substantially all 7% Convertible Debentures that were converted, the interest accrued up to the date of conversion was paid through the issuance of common stock at either $2.25 per share or $2.88 per share. The Company also charged $314,000 to additional paid-in capital in 1995 for the unamortized deferred debt issuance costs related to the converted debentures.

        In March 1996, the Company completed a second exchange offering made to holders of its outstanding 7% Convertible Debentures at the time the fair market value of the Company's common stock was $2.25. The Company offered to exchange the 7% Convertible Debentures for common stock of the Company at a price of $2.25




                                     F-15.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1997 and pertaining to March 31, 1998 and the three month periods ended March 31, 1997 and 1998 is unaudited)




per share. Of the $1,245,000 outstanding principal amount, $845,000 was converted into 399,252 shares of common stock of the Company (which amount includes 23,700 shares issued as interest on the 7% Convertible Debentures), pursuant to the exchange offering. At December 31, 1996, there was outstanding principal of $400,000 of the 7% Convertible Debentures. The Company recorded a non-cash expense of $183,688 in 1995, which represents the fair market value of the increased number of shares issued under the terms of the offering memorandum compared to the original conversion terms. In 1996, the Company charged an additional $93,000 to debt conversion expense for the unamortized deferred debt issuance costs related to the debentures converted in 1996.

9.      SENIOR CONVERTIBLE DEBENTURES

        In December 1995, the Company completed a private placement of $1,500,000 principal amount of Senior Convertible Debentures due in July 1996 to a group of investors, including $500,000 issued to Allen & Company. The Company received $1,000,000 in cash on 1995 and the remaining $500,000 during the first week of January 1996. The debt was convertible into common stock at the price of the Company's next equity financing round.

        In January 1996, the Senior Convertible Debentures, under their original terms, were automatically converted, at $1.50 per share, into 1,000,000 shares of the Company's common stock simultaneously with the closing of a private placement of common stock (see Note 10). The Company recorded approximately $1.1 million of interest expense in January 1996 for the difference between the fair market value of the Company's common stock on the conversion date and the conversion price of $1.50.

10.     STOCKHOLDERS' EQUITY

Authorized Shares

        The Company is authorized to issue up to 15,000,000 shares of "blank check" preferred stock.

Private Placements

        In January 1996, the Company sold approximately 8,500,000 shares of common stock for $1.50 per share in a private placement, resulting in net proceeds to the Company of approximately $12,000,000. As a result of this private placement, the Senior Convertible Debentures automatically converted into 1,000,000 shares of common stock (see Note 9). In addition, upon closing of the private placement, the Company issued stock options to the new Chief Executive Officer and President aggregating 4,159,824 shares at an exercise price of $1.50 per share.

        In October 1996, the Company completed a private placement of units with each unit consisting of two shares of common stock and one common stock purchase warrant (the "1996 Warrants") collectively priced at $4.00 per unit. Holders of each warrant are entitled to purchase one share of the Company's common stock at an exercise price of $2.00 per share over a five-year period. A total of 1,734,000 units were sold resulting in net proceeds to the Company of approximately $6.3 million.

        In October 1997, the Company sold approximately 3,851,000 shares of common stock for $1.50 per share in a private placement. The net proceeds to the Company were approximately $5.6 million.

Warrants

        In 1991, the Company granted warrants to purchase 749,900 shares of common stock to certain officers, directors and employees, which are exercisable through June 2001 at $1.875 per share. In September 1991, the Company granted warrants to purchase 1,850,000 shares of common stock at an exercise price of $2.50 per share in connection with its public offering of units. The warrants expired on April 30, 1997, and are now redeemable by the Company at $0.75 each. In April 1994, the Company issued Allen & Company a five-year warrant to purchase 300,000 shares of Common stock at $2.875 for its services as a placement agent for the 7% Convertible Debentures (see Note 8). In conjunction with the private placement completed in October 1996, as well as in conjunction with



                                     F-16.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1997 and pertaining to March 31, 1998 and the three month periods ended March 31, 1997 and 1998 is unaudited)




the PRP, Inc. acquisition, the Company granted warrants to purchase 2,880,399 shares of common stock. The warrants entitle the holder to purchase a share of common stock for $2.00 per share. The warrants expire in October 2001 and are redeemable, in certain circumstances, for $0.10 per warrant, beginning in September 1997.

Stock Options

        1996 EQUITY INCENTIVE PLAN. In April 1996, the Company adopted the 1996 Equity Incentive Plan authorizing the issuance of both incentive and non-qualified options to purchase the Company's Common Stock, as well as the granting of stock appreciation rights, stock bonuses and rights to purchase restricted stock. Under the plan, 7,000,000 shares of the Company's Common Stock are reserved for issuance to directors, officers and key employees of, and consultants and certain advisors to, the Company.

        INCENTIVE STOCK OPTIONS. In June 1985, the Company adopted an Incentive Stock Option and Appreciation Plan. The plan authorizes options to purchase, and appreciation rights with respect to, the Company's common stock, which may be granted to such officers and key employees as may be selected by the Board of Directors or a committee appointed by the Board to administer the plan. The plan was amended in June 1992 to increase the number of shares reserved for issuance to 750,000. The plan expired in 1995; however, options previously granted under the plan remain outstanding according to their respective terms and conditions.

        NON-QUALIFIED STOCK OPTIONS. The Company has reserved 572,000 shares of common stock for issuance under its 1988 Non-qualified Stock Option Plan, as amended in 1992 and 1995 (the "1988 Plan"). The plan expired February 10, 1998. Under the 1988 Plan, directors, officers, employees and consultants may be granted non-qualified stock options at exercise prices and terms determined by the Board of Directors.

        STOCK OPTIONS-OTHER. The Company has, at various times, granted to employees and others options to purchase common stock, other than from under a formal option plan.

        Options granted pursuant to each of the plans above have a term of up to ten years and generally vest over four years.

        The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:


                                                    1996               1997
                                                  ---------          ---------
                                                 (Restated)
Pro forma net loss (in thousands)                 $ (18,452)         $ (11,302)
Pro forma net loss per share - basic and
diluted                                           $   (0.63)         $   (0.32)

        The proforma results above for 1996 and 1997 are not likely to be representative of the effects of applying FAS 123 on reported net income or loss for future years as these amounts reflect the expense for less than four years of vesting.



                                     F-17.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1997 and pertaining to March 31, 1998 and the three month periods ended March 31, 1997 and 1998 is unaudited)




        The following table summarizes the activity of the Company's stock options and warrants:


                                                       NUMBER OF WARRANTS / OPTIONS
                                ----------------------------------------------------------------------
                                                 1996
                                                EQUITY         INCENTIVE
                                               INCENTIVE         STOCK      NON-QUALIFIED      OTHER
                                 WARRANTS     PLAN OPTIONS      OPTIONS     STOCK OPTIONS     OPTIONS
                                ----------    ------------    ----------    -------------   ----------
Balance at December 31, 1994     2,842,900             --        310,700        820,000        832,835
        Granted                         --             --             --      1,179,000         20,000
        Canceled                        --             --             --       (476,500)            --
        Expired                    (23,100)            --        (42,100)            --       (177,000)
                                ----------     ----------     ----------     ----------     ----------
Balance at December 31, 1995     2,819,800             --        268,600      1,522,500        675,835
        Granted                  2,880,399      5,607,157             --         30,000        929,000
        Exercised                       --             --             --        (47,500)            --
        Canceled                  (335,000)       (20,000)      (207,600)      (533,000)      (454,000)
        Expired                         --             --             --       (500,000)            --
                                ----------     ----------     ----------     ----------     ----------
Balance at December 31, 1996     5,365,199      5,587,157         61,000        472,000      1,150,835
        Granted                         --        789,522             --         30,000             --
        Exercised                       --        (20,000)            --             --             --
        Canceled                  (180,800)      (322,479)       (33,250)       (32,000)        (6,000)
        Expired                 (1,850,000)            --         (1,500)            --       (192,730)
                                ----------     ----------     ----------     ----------     ----------
Balance at December 31, 1997     3,334,399      6,034,200         26,250        470,000        952,105
        Granted                    236,000        642,375             --             --             --
        Exercised                  (31,250)      (143,890)            --        (10,000)       (60,000)
        Canceled                        --        (33,984)            --             --             --
        Expired                         --             --             --             --        (18,605)
Balance at March 31, 1998        3,539,149      6,498,701         26,250        460,000        873,500
                                ==========     ==========     ==========     ==========     ==========

        With respect to the Company's outstanding warrants at December 31 1997 and March 31, 1998, 3,334,399 and 3,539,149 warrants were exercisable, respectively, at exercise prices ranging from $1.85 to $2.88. As of December 31, 1997 and March 31, 1998, shares of common stock reserved for future issuance totaled 3,334,399 and 3,539,149, respectively.

        With respect to stock options, at December 31, 1997 and March 31, 1998, there were 1,067,800 and 501,299 options available for future grant and 8,550,355 and 8,359,750 shares of common stock were reserved for future issuance, respectively.

        Following is a further breakdown of the options outstanding as of December 31, 1997:


                                        WEIGHTED                                           WEIGHTED
                                        AVERAGE                                            AVERAGE
                                       REMAINING         WEIGHTED                          EXERCISE
      RANGE OF                        CONTRACTUAL        AVERAGE                          PRICE OF
      EXERCISE         OPTIONS          LIFE IN          EXERCISE         OPTIONS          OPTIONS
       PRICES        OUTSTANDING         YEARS            PRICE         EXERCISABLE      EXERCISABLE
      --------       -----------      -----------        --------       -----------      ------------
    $1.00 - $1.50      4,497,686          8.0              $1.50          3,145,821         $1.50
    $1.51 - $2.25      2,758,764          6.6              $1.96          1,756,531         $2.04
    $2.26 - $3.25        177,105          4.3              $2.66            157,105         $2.67
    $3.26 - $3.88         49,000          2.5              $3.77             49,000         $3.77
                       ---------                                          ---------
                       7,482,555                                          5,108,457
                       =========                                          =========



                                     F-18.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1997 and pertaining to March 31, 1998 and the three month periods ended March 31, 1997 and 1998 is unaudited)




        The weighted average exercise prices and fair values for options granted in 1997 are as follows:

                                            WEIGHTED AVERAGE
                                        ------------------------
              EXERCISE PRICE ON            FAIR        EXERCISE
                DATE OF GRANT              VALUE         PRICE
              -----------------         ---------      ---------
          Equal to market price of stock    $1.37         $1.72
          Less than market price of stock      -             -
          Exceeds market price of stock        -             -

        Pro forma information regarding net loss and net loss per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996: a risk-free interest rate of 6.49%; a dividend yield of 0%; a volatility factor of the expected market price of the Company's common stock of 65%; and a life of the option of 7 years.

        The weighted average exercise prices for stock option activity are as follows:

                                        NUMBER OF STOCK         WEIGHTED AVERAGE
                                       OPTIONS UNDER ALL        EXERCISE PRICES
                                             PLANS
                                       -----------------        -----------------
    Balance December 31, 1994              1,963,535                  $2.49
            Granted                        1,199,000                  $2.01
            Canceled                        (476,500)                 $2.05
            Expired                         (219,100)                 $2.53
                                           ---------
    Balance December 31, 1995              2,466,935                  $2.34
            Granted                        6,566,157                  $1.69
            Exercised                        (47,500)                 $1.79
            Canceled                      (1,214,600)                 $2.46
            Expired                         (500,000)                 $2.19
                                           ---------
    Balance December 31, 1996              7,270,992                  $1.74
            Granted                          819,522                  $1.72
            Exercised                        (20,000)                 $1.88
            Canceled                        (393,729)                 $2.08
            Expired                         (194,230)                 $2.26
                                           ---------
    Balance December 31, 1997              7,482,555                  $1.71
            Granted                          642,375                  $2.12
            Exercised                       (213,890)                 $1.76
            Canceled                         (33,984)                 $1.74
            Expired                          (18,605)                 $2.69
                                           ---------
    Balance March 31, 1998                 7,858,451                  $1.74
                                           =========



                                     F-19.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1997 and pertaining to March 31, 1998 and the three month periods ended March 31, 1997 and 1998 is unaudited)




11.     INCOME TAXES

        Significant components of the Company's deferred income tax assets as of December 31 are as follows:


                                               1996                     1997
                                            ------------           ------------
                                              (Restated)
Net operating loss carryforwards            $ 14,346,000           $ 18,686,000
Capitalized research & development             3,212,000              4,756,000
Other                                          1,467,000              1,829,000
                                            ------------           ------------
                                              19,025,000             25,271,000
Valuation allowance                          (19,025,000)           (25,271,000)
                                            ------------           ------------
                                            $         --           $         --
                                            ============           ============


        As of December 31, 1997, the Company has accumulated Federal and California net operating loss carryforwards of approximately $53,561,000 and $2,435,000, respectively, which expire beginning in 1998. Additionally, the Company has Federal and California research and development tax credit carryforwards of approximately $749,000 and $20,000, respectively, which will begin expiring in 2004 unless previously utilized.

        In accordance with certain provision of the Internal Revenue Code, a change in ownership of greater than 50% within a three-year period will place an annual limitation on the Company's ability to utilize its existing net operating loss and tax credit carryforwards.

        As a result of the Company's sales of common stock in November 1990 and September 1991, the utilization of net operating loss carryforwards which had accumulated as of November 1991 will be limited to a prescribed amount in each successive year. However, the Company believes that this limitation will not have a material effect on the financial statements.




                                     F-20.

                           REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors of PRP, Inc.:

We have audited the accompanying balance sheets of PRP, Inc. (a Delaware corporation in the development stage) as of January 31, 1995 and 1996, and the related statements of operations, stockholders' investment (deficit) and cash flows for each of the three years in the period ended January 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PRP, Inc. as of January 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a development stage company, has suffered significant losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                   /s/ Arthur Andersen LLP


                                                   Boston, Massachusetts
                                                   May 10, 1996



                                     F-21.

                                    PRP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS


                                                                                  JANUARY 31,
                                                                     -----------------------------------
                                                                          1996                    1995
                                                                     ------------           ------------
ASSETS

Current assets:
  Cash and cash equivalents                                          $     77,665           $  1,345,386
  Prepaid expenses and other assets                                        57,125                115,816
                                                                     ------------           ------------
    Total current assets                                                  134,790              1,461,202
                                                                     ------------           ------------

Property and equipment, at cost (Note 1)
  Office equipment                                                         54,460                 54,233
  Laboratory equipment                                                    775,882                771,778
  Leasehold improvements                                                   40,458                 40,458
                                                                     ------------           ------------
                                                                          870,800                866,469
  Less-Accumulated depreciation and amortization                          645,266                495,851
                                                                     ------------           ------------
                                                                          225,534           $    370,618
                                                                     ------------           ------------

Other assets                                                               20,150                 46,150
                                                                     ------------           ------------

    Total assets                                                     $    380,474           $  1,877,970
                                                                     ============           ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Notes payable to related parties                                 $  2,866,280           $         --
    Accounts payable                                                       12,851                154,068
    Accrued expenses                                                      340,559                222,602
                                                                     ------------           ------------
      Total current liabilities                                      $  3,219,690                376,670
                                                                     ------------           ------------

Notes Payable to Related Parties (Note 4)                                      --              2,000,000

Commitments (Note 5)

Stockholders' deficit (Note 6):
     Series A convertible preferred stock, $.01 par value-
       Authorized - 220,000 shares
       Issued and outstanding - 220,000 shares in 1996
         and 1995 liquidation preference of $ 1,100,000                     2,200                  2,200
     Series B convertible preferred stock, $.01 par value-
       Authorized - 80,000 shares
       Issued and outstanding - 51,635 shares in 1996
         and 1995 liquidation preference of $ 335,628                         516                    516
     Series C convertible preferred stock, $.01 par value-
       Authorized - 2,000,000 shares
       Issued and outstanding - 637,003 shares in 1996
       and 1995 liquidation preference of $ 4,892,736                       6,370                  6,370





                                     F-22.

                                                                                  JANUARY 31,
                                                                     -----------------------------------
                                                                          1996                    1995
                                                                     ------------           ------------
     Nonvoting convertible preferred stock, $.01 par value-
       Authorized - 500,000 shares
       Issued and outstanding - 190,682 shares and
         188,765 in 1996 and 1995, respectively,
         liquidation preference of $ 953,410                                1,907                  1,888
     Common stock, $.01 par value-
       Authorized - 10,000,000 shares
       Issued and outstanding - 1,429,778 shares in 1996
          and 1995                                                         14,298                 14,298
    Additional paid-in capital                                          8,824,470              8,689,226
    Deficit accumulated during the development stage                  (11,688,977)            (9,213,198)
                                                                     ------------           ------------
    Total stockholders' deficit                                        (2,839,216)              (498,700)
                                                                     ------------           ------------

        Total Liabilities and Shareholder Deficit                    $    380,474           $  1,877,970
                                                                     ============           ============



The accompanying notes are an integral part of these financial statements.



                                     F-23.

                                    PRP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                               CUMULATIVE
                                                                                                  FROM
                                                                                               INCEPTION
                                                                                                FEBRUARY 27,
                                                   FOR THE YEARS ENDED JANUARY 31,               1984 TO
                                         ----------------------------------------------         JANUARY 31,
                                                1996              1995            1994             1996
                                            ------------     ------------     ------------     ------------
                                                                                               (Unaudited)
General and Administrative Expenses         $   (726,960)    $   (692,941)    $   (904,993)    $ (4,147,940)
Research and Development Expenses             (1,550,656)      (2,586,566)      (2,592,312)      (9,819,854)
                                            ------------     ------------     ------------     ------------
          Loss from Operations                (2,277,616)      (3,279,507)      (3,497,305)     (13,967,794)

Interest Expense, Net                           (198,163)          (7,954)          14,581          (51,242)
Loss on Abandonment of Facility (Note 8)              --         (162,128)              --         (162,128)
Officer's Life Insurance Proceeds                     --               --        2,492,187        2,492,187
                                            ------------     ------------     ------------     ------------
          Net Loss                          $ (2,475,779)    $ (3,449,589)    $   (990,537)    $(11,688,977)
                                            ============     ============     ============     ============


The accompanying notes are an integral part of these financial statements.



                                     F-24.

                                    PRP, INC.
                          (A Development Stage Company)
                Statements of Stockholder's Investment (Deficit)
                  FOR THE YEARS ENDED JANUARY 31, 1995 AND 1996
                FOR THE PERIOD FROM INCEPTION (FEBRUARY 27, 1984)
                               TO JANUARY 31, 1996



                                             SERIES A CONVERTIBLE  SERIES B CONVERTIBLE  SERIES C CONVERTIBLE  NONVOTING CONVERTIBLE
                                                PREFERRED STOCK       PREFERRED STOCK      PREFERRED STOCK          PREFERRED STOCK
                                               NUMBER  $.01 PAR      NUMBER   $.01 PAR     NUMBER    $.01 PAR    NUMBER     $.01 PAR
                                             OF SHARES   VALUE     OF SHARES    VALUE    OF SHARES     VALUE    OF SHARES     VALUE
                                              -------   ------     --------    -----    ---------    -------    --------    --------
SALE OF COMMON STOCK SINCE INCEPTION               --   $   --     $     --       --    $      --         --          --    $    --
Issuance of common stock for property
and equipment                                      --       --           --       --           --         --          --         --
Issuance of common stock for services
render                                             --       --           --       --           --         --          --         --
Sale of nonvoting convertible
preferred stock, net of issuance costs             --       --           --       --           --         --     149,859      1,498
Issuance of nonvoting convertible
preferred stock for services rendered              --       --           --       --           --         --      27,388        274
Sale of Series A convertible preferred
stock, net of issuance costs                  220,000    2,200           --       --           --         --          --         --
Sale of Series B convertible preferred
stock, net of issuance costs                       --       --       51,616      516           --         --          --         --
Sale of Series C convertible preferred
stock, net of issuance costs                       --       --           --       --      572,463      5,725          --         --
Net Loss from inception to January 31, 1993        --       --           --       --           --         --          --         --
                                              -------   ------     --------    -----    ---------    -------    --------    -------
BALANCE, JANUARY 31, 1993                     220,000    2,200       51,616      516      572,463      5,725     177,247      1,772
Issuance of common stock for services
rendered                                           --       --           --       --           --         --          --         --
Issuance of nonvoting convertible
preferred stock for services
   rendered and property and equipment             --       --           --       --           --         --      23,670        237
Sale of Series B convertible preferred
stock, net of issuance costs                       --       --          742        7           --         --          --         --
Sale of Series C convertible preferred
stock, net of issuance costs                       --       --           --       --       70,485        705          --         --
Stock options granted for rent expense             --       --           --       --           --         --          --         --
Net loss                                           --       --           --       --           --         --          --         --
                                              -------   ------     --------    -----    ---------    -------    --------    -------
BALANCE, JANUARY 31, 1994                     220,000    2,200       52,358      523      642,948      6,430     200,917      2,009
Issuance of nonvoting convertible
preferred stock for services rendered              --       --           --       --           --         --       7,848         79
Exercise of stock options                          --       --           --       --           --         --          --         --
Repurchase of preferred stock                      --       --         (723)      (7)      (5,945)       (60)    (20,000)      (200)
Net loss                                           --       --           --       --           --         --          --         --
                                              -------   ------     --------    -----    ---------    -------    --------    -------
BALANCE, JANUARY 31, 1995                     220,000    2,200       51,635      516      637,003      6,370     188,765      1,888
Issuance of nonvoting convertible
preferred stock for services rendered              --       --           --       --           --         --       1,917         19
Stock options granted for rent expense             --       --           --       --           --         --          --         --
Net loss                                           --       --           --       --           --         --          --         --
BALANCE, JANUARY 31, 1996                     220,000   $2,200       51,635    $ 516      637,003    $ 6,370     190,682    $ 1,907
                                              =======   ======     ========    =====    =========    =======    ========    =======


                                                                                          DEFICIT
                                                                                         ACCUMULATED     TOTAL
                                                    COMMON STOCK         ADDITIONAL      DURING THE   STOCKHOLDERS
                                                 NUMBER      $.01 PAR      PAID-IN       DEVELOPMENT    INVESTMENT
                                                OF SHARES      VALUE       CAPITAL         STAGE          DEFICIT
                                              ----------   ----------   -----------    ------------    -----------
SALE OF COMMON STOCK SINCE INCEPTION          $1,412,247   $   14,122   $ 1,032,016    $         --    $ 1,046,138
Issuance of common stock for property
and equipment                                      5,250           53        10,447              --         10,500
Issuance of common stock for services
render                                             4,281           43        13,875              --         13,918
Sale of nonvoting convertible
preferred stock, net of issuance costs                --           --       743,126              --        744,624
Issuance of nonvoting convertible
preferred stock for services rendered                 --           --       173,380              --        173,654
Sale of Series A convertible preferred
stock, net of issuance costs                          --           --     1,066,970              --      1,069,170
Sale of Series B convertible preferred
stock, net of issuance costs                          --           --       320,988              --        321,504
Sale of Series C convertible preferred
stock, net of issuance costs                          --           --     4,336,946              --      4,342,671
Net Loss from inception to January 31, 1993           --           --            --      (4,773,072)    (4,773,072)
                                              ----------   ----------   -----------    ------------    -----------
BALANCE, JANUARY 31, 1993                      1,421,778       14,218     7,697,748      (4,773,072)     2,949,107
Issuance of common stock for services
rendered                                           6,600           66        22,374              --         22,440
Issuance of nonvoting convertible
preferred stock for services
   rendered and property and equipment                --           --       184,695              --        184,932
Sale of Series B convertible preferred
stock, net of issuance costs                          --           --         4,816              --          4,823
Sale of Series C convertible preferred
stock, net of issuance costs                          --           --       586,493              --        587,198
Stock options granted for rent expense                --           --       149,040              --        149,040
Net loss                                              --           --            --        (990,537)      (990,537)
                                              ----------   ----------   -----------    ------------    -----------
BALANCE, JANUARY 31, 1994                      1,428,378       14,284     8,645,166      (5,763,609)     2,907,003
Issuance of nonvoting convertible
preferred stock for services rendered                 --           --        45,074              --         45,153
Exercise of stock options                          1,400           14         1,386              --          1,400
Repurchase of preferred stock                         --           --        (2,400)             --         (2,667)
Net loss                                              --           --            --      (3,449,589)    (3,449,589)
                                              ----------   ----------   -----------    ------------    -----------
BALANCE, JANUARY 31, 1995                      1,429,778       14,298     8,689,226      (9,213,198)      (498,700)
Issuance of nonvoting convertible
preferred stock for services rendered                 --           --         8,075              --          8,094
Stock options granted for rent expense                --           --       127,169              --        127,169
Net loss                                              --           --            --      (2,475,779)    (2,475,779)
BALANCE, JANUARY 31, 1996                      1,429,778   $   14,298   $ 8,824,470    ($11,688,977)   ($2,839,216)
                                              ==========   ==========   ===========    ============    ===========


The accompanying notes are an integral part of these financial statements.


                                     F-25.

                                    PRP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS

                                                                                                 CUMULATIVE
                                                                                               FROM INCEPTION
                                                                                                FEBRUARY 27,
                                                        FOR THE YEARS ENDED JANUARY 31,      1984 TO JANUARY 31,
                                                       1996           1995           1994           1996
                                                   -----------    -----------    -----------    ------------
                                                                                                (Unaudited)
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net loss                                           $(2,475,779)   $(3,449,589)   $  (990,537)   $(11,688,977)
Adjustments to reconcile net loss
to net cash used
 In operating activities
Issuance of debt for services                          516,280             --             --         516,280
Issuance of stock for services                           8,094         45,153         75,360         316,160
Issuance of stock options for rent
expense                                                105,994         62,100         86,940         255,034
Depreciation and amortization                          149,415        161,811        149,844         670,662
Write-off of fixed assets related
to the loss on abandonment of
facility                                                    --        151,263             --         151,263
Changes in assets and liabilities
      Prepaid expenses and other  current assets        79,885        (25,671)        (9,041)        (35,931)
      Life insurance proceeds receivable                    --      2,500,000     (2,500,000)             --
      Accounts payable                                (141,217)        76,488       (211,017)         12,851
      Accrued expenses                                 117,938       (128,994)       101,155         340,559
                                                   -----------    -----------    -----------    ------------
Net cash used in operating
activities                                          (1,639,390)      (607,439)    (3,297,296)     (9,462,099)
                                                   -----------    -----------    -----------    ------------
CASH FLOWS FROM INVESTING
ACTIVITIES:
Purchase of property and equipment                      (4,331)       (25,317)      (172,253)       (904,947)
Decrease (increase) in other assets                     26,000          4,865         68,932         (20,150)
                                                   -----------    -----------    -----------    ------------
Net cash (used in) provided by
investing activities                                    21,669        (20,452)      (103,321)       (925,097)
                                                   -----------    -----------    -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable to
related parties                                        350,000      2,000,000             --       2,350,000
Repayment of note payable to
stockholder                                                 --     (1,000,000)     1,000,000              --
Proceeds from sale of common stock                          --             --             --       1,046,138
Proceeds from exercise of stock
options                                                     --          1,400             --           1,400
Proceeds from sale of preferred
stock                                                       --             --        592,021       7,069,990
Repurchase of preferred stock                               --         (2,667)            --          (2,667)
                                                   -----------    -----------    -----------    ------------
Net cash provided by financing
activities                                             350,000        998,733      1,592,021      10,464,861
                                                   -----------    -----------    -----------    ------------
NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS                                    (1,267,721)       370,842     (1,808,596)         77,665
Cash and cash equivalents,
beginning of period                                  1,345,386        974,544      2,783,140              --
                                                   -----------    -----------    -----------    ------------
Cash and cash equivalents, end of period           $    77,665    $ 1,345,386    $   974,544          77,665
                                                   ===========    ===========    ===========    ============
SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
Cash paid for interest                             $        --     $   51,291    $        --    $     51,291
                                                   ===========    ===========    ===========    ============
SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND
FINANCING ACTIVITIES:
     Issuance of stock for
     property and equipment                        $        --    $        --    $   132,012    $    145,512
                                                   ===========    ===========    ===========    ============
     Decrease (increase) in
     prepaid expenses relating to
     deferred rent expense                         $    21,194    $   (62,100)   $    62,100    $     21,194
                                                   ===========    ===========    ===========    ============


The accompanying notes are an integral part of these financial statements.



                                     F-26.

                                    PRP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1996


1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

PRP, Inc. (the Company) was incorporated in the State of Delaware on February 27, 1984. The Company was organized to develop, produce and distribute blood platelet-based health care products.

The Company is in the development stage and is devoting substantially all of its efforts toward product research and development and raising capital. The Company is subject to a number of risks similar to those of other development stage companies, including dependence on key individuals, competition from substitute products and larger companies, the development of commercially usable products and the need to obtain adequate additional financing necessary to fund the development of its products. These factors raise certain doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from that uncertainty. The accompanying financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying notes to financial statements.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Depreciation and Amortization

The Company provides for depreciation and amortization using the straight-line method by charges to operations in amounts that allocate the cost of property and equipment over their estimated useful lives, as follows:

                                                              ESTIMATED
                 ASSET CLASSIFICATION                        USEFUL LIFE
                 Office equipment                              5 years
                 Laboratory equipment                          5 years
                 Leasehold improvements                       5-8 years

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  INCOME TAXES

The Company provides for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.

At January 31, 1996, the Company had available net operating loss and research and development tax credit carryforwards of approximately $10,000,000 and $227,000, respectively. These carryforwards may be used to offset future taxable income or tax, if any, and expire at various dates from 1999 through 2011. The Internal Revenue Code contains provisions that may limit the Company's use of the carryforwards in the event of certain changes in the ownership of the Company. The Company has recorded a full valuation allowance against its deferred tax asset



                                     F-27.

of approximately $5,800,000 due to the uncertainty surrounding the realizability of this asset. Principal components of the deferred tax asset are net operating loss, research and development tax credit carryforwards and start-up expenditures that have been capitalized for income tax purposes.

3.  LIFE INSURANCE PROCEEDS

In January 1994, an officer/stockholder of the Company passed away. The Company had a $2,500,000 face value life insurance policy in place on this officer/stockholder. In March 1994, the Company received approximately $1,500,000 from the insurance company. The remaining $1,000,000 was paid directly to a stockholder in full satisfaction of a note payable to a stockholder.

4.  NOTES PAYABLE TO RELATED PARTIES

At January 31, 1995, the Company had term notes payable to a limited partnership and certain shareholders of the Company for $2,000,000. This balance was increased to $2,866,280 as of January 31, 1996. The Company has received $2,350,000 in cash funding and $516,280 of professional services and accrued interest in exchange for the notes. The notes bear interest at 9% per annum, and principal and interest are due on December 31, 1996. The notes are secured by substantially all of the Company's assets, including all patents. The carrying value of the notes approximates its market value.

In addition, the noteholders were issued warrants that gave them the right to purchase Series C convertible preferred stock equal to the amount of the outstanding loan balance plus any accrued interest divided by $4.20. Each warrant has an exercise price of $ 4.20 per share. These warrants expire the later of 30 days after the termination of the loan commitment or repayment of the notes. As of January 31, 1996, 749,338 warrants have been issued in conjunction with these notes.

On February 13, 1996, the Company entered into a $700,000 working capital loan agreement with certain shareholders and consultants of the Company. Under the terms of the agreement, the Company received approximately $350,000 in February and the remaining $350,000 in May 1996. The loan carries the same terms as described above except for the warrant provision. Under the new debt agreement, debtholders were issued two warrants that gave them the right to purchase two share of Series C convertible preferred stock for each dollar outstanding loan balance, plus any accrued interest exercisable at $1.50 per share. This warrant expires five years after the termination of the loan commitment or repayment of the notes payable; it may be accelerated by certain events.

5.  COMMITMENTS

The Company leases office and laboratory facilities under various operating leases that expire through January 2001. Annual commitments under operating leases as of January 31, 1996 are as follows:

                   FISCAL YEAR                       AMOUNT
                   1997                            $  105,000
                   1998                               105,000
                   1999                               105,000
                   2000                               105,000
                   2001                                96,000
                                                   ----------
                                                   $  516,000
                                                   ==========

In February 1993, the Board of Directors authorized the grant of an option to purchase 32,400 shares of common stock of the Company at an exercise price of $1.00 per share to the Company's landlord in lieu of certain cash payments under a facility operating lease. In March 1995, the Board of Directors authorized the grant of an additional option to purchase 39,740 shares of common stock of the Company at an exercise price of $1.00 per share to the Company's landlord in lieu of cash payment of rent from April 1, 1995 to March 31, 1996; the total value of the options is $127,168. The value of the rent from April 1, 1995 to March 31, 1996 has been included in stockholders' deficit at January 31 ,1996. During fiscal 1994, 1995 and 1996, the Company recorded $133,000,



                                     F-28.

$151,000 and $114,000, respectively, of rent expense, of which approximately $87,000, $62,000 and $106,000, respectively, was noncash rent expense. The noncash rent expense was related to stock options granted to the Company's landlord at an amount that represented the fair market value of the rent. During fiscal 1995, the Company terminated a lease for a portion of its laboratory space and recorded a loss on abandonment of the facility as discussed in Note 8.

6.  STOCKHOLDERS' DEFICIT

Common Stock

As of January 31, 1996, 10,000,000 shares of common stock (Common Stock) were authorized, of which 1,099,320 shares were reserved for the conversion of the outstanding preferred stock, 798,000 shares were reserved for the exercise of stock options and 749,338 shares were reserved for the exercise warrants.

During fiscal 1994, the Company issued 6,600 shares of Common stock to consultants for services rendered, which resulted in a charge to operations of $22,440. The Company has charged operations for this issuance based on the fair value of the stock, as determined by the Board of Directors.

Preferred Stock

The Company's Board of Directors has authorized the issuance of up to 5,000,000 shares of preferred stock (Preferred Stock), $.01 par value, of which 500,000 shares have been designated as nonvoting preferred stock (Nonvoting Preferred), 220,000 shares have been designated as Series B preferred stock (Series A Preferred), 80,000 shares have been designated as Series B preferred stock (Series B Preferred), 2,000,000 shares have been designated as Series C preferred stock (Series C Preferred) and 2,200,000 shares remain authorized but undesignated and unissued.

During fiscal 1994, 1995 and 1996, the Company issued 6,300, 7,848 shares and 1,917 shares, respectively, of Nonvoting Preferred to certain stockholders/directors and consultants for services rendered, which resulted in charges to operations of approximately $52,920, $45,000 and $8,100, respectively. The Company has charged operations for these issuances based on the fair value of the stock, as determined by the Board of Directors. In fiscal 1994, the Company executed an operating lease for additional laboratory facilities. Under the terms of this agreement, the Company issued a total of 17,370 share of Nonvoting Preferred for certain leasehold improvements and consulting services. The Company capitalized $132,012 as leasehold improvements relating to this Nonvoting Preferred issuance. This lease has since been terminated (Note 8). In addition, the Company sold 51,616 shares and 742 shares of Series B Preferred at a price of $6.50 per share in fiscal 1993 and 1994, respectively. In fiscal 1993, the Company sold 572,463 shares of Series C Preferred at a price of $7.60 per share. In fiscal 1994, the Company also sold 6,094 shares and 64,391 shares of Series C Preferred at a price of $7.60 and $8.40 per share, respectively.

The rights, preferences and privileges of the Preferred Stock are detailed below.

TRANSFER RESTRICTIONS

All shares of Preferred Stock are subject to certain transfer restrictions, including the Company's right to repurchase any shares offered for sale and the right of the holders of Preferred Stock, and such holders of Common Stock as the Company deems appropriate, to purchase the offered shares if the Company refuses to do so.

CONVERSION

Each class of Preferred Stock is convertible (as described below) in to Common Stock at the rate of one share of Common Stock for each share of Preferred Stock, adjustable for certain dilutive events.

The Series A and C Preferred are convertible upon the occurrence of certain events at the option of the holder, as defined. The Nonvoting Preferred and Series B Preferred may not be converted at the option of the holders. All of the Preferred Stock is convertible into shares of Common Stock at the option of the Company in the event of the



                                     F-29.

closing of a public offering resulting in at least $5,000,000 of gross proceeds to the Company at various per share prices.

DIVIDENDS

Each share of Preferred Stock is entitled to participate in any dividend or distribution declared or paid on the Common Stock on the basis of the number of shares of Common Stock into which it is the convertible. Preferred Stockholders will be entitled to receive their dividends before any dividends are paid to Common Stockholders.

LIQUIDATION PREFERENCES

In the event of a liquidation, dissolution or winding up of the Company,

        1. the holders of Series A Preferred are entitled to receive, subsequent to any distribution to holders of Nonvoting Preferred but before holder of any other class of Preferred Stock or Common Stock, $5.00 per share plus any accrued but unpaid dividends;

        2. the holders of Series B Preferred are entitled to receive, subsequent to any distribution to the holders of Nonvoting Preferred and Series A Preferred, but before holders of any other class of Preferred Stock or Common Stock, $6.50 per share plus any accrued but unpaid dividends;

        3. the holders of Series C Preferred are entitled to receive, subsequent to any distribution to holders of Nonvoting Preferred, Series A Preferred and Series B Preferred, but before holders of any other class of Preferred Stock or Common Stock, the amount paid per share (572,612 shares at $7.60 per share and 64,391 shares at $8.40 per share) plus any accrued but unpaid dividends; and

        4. the holders of Nonvoting Preferred are entitled to receive, $5.00 per share plus any accrued but unpaid dividends prior to the distribution of any proceeds to holders of any other class of Preferred Stock or holders of Common Stock.

VOTING

Holders of Nonvoting Preferred are not entitled to vote, except as required under Delaware law. Holders of all other classes of Preferred Stock are entitled to one vote for each whole share of Common Stock into which the shares of Preferred Stock held are then convertible. Holders of Common Stock vote with the holders of Series A Preferred, Series B Preferred and Series C Preferred as a single class.

Stock Option Plan

The Company has a stock option plan (the Plan), pursuant to which up to 800,00 shares of Common Stock may be issued over a 10-year period. Under the Plan, the Company may grant both incentive stock options and nonqualified stock options, as well as award or sell shares to employees. All option grants, prices and vesting periods are determined by the Board of Directors. Unless otherwise modified by the Board of Directors, incentive stock options may be granted at a price not less than the fair market value on the date of grant, as determined by the Board of Directors, incentive stock options vest at 20% per annum, and nonqualified stock options vest immediately.



                                     F-30.

A summary of stock option activity is as follows:

                                                        NUMBER            OPTION PRICE
                                                      OF OPTIONS           PER SHARE
                                                      ----------          ------------
Outstanding, January 31, 1993                           388,530            $   1.00
     Granted                                            152,891                1.00
     Terminated                                          45,000                1.00

Outstanding, January 31, 1994                           496,421                1.00
     Granted                                            190,467                1.00
     Exercised                                           (1,400)               1.00
     Terminated                                         (47,600)               1.00
                                                        -------               -----

Outstanding, January 31, 1995                           637,888                1.00
     Granted                                            163,534                1.00
     Terminated                                          (1,000)               1.00
                                                        -------               -----
Outstanding, January 31, 1996                           800,422               $1.00
                                                        =======               =====
Exercisable, January 31, 1996                           759,627               $1.00
                                                        =======               =====

A number of the Board of Director members and consultants receive stock options as compensation. At January 31, 1996, there were 6,950 stock options earned by not yet granted by the Company. As discussed in Note 5, the Company has granted options in connection with the amendment of a facility operating lease. The Company has also authorized the grant of preferred stock or stock options for common stock to certain consultants, at the discretion of the Company, for compensation, as defined in the agreement. All shares relating to this agreement were granted before year-end.

7.  SIMPLIFIED EMPLOYEE PLAN

On November 1, 1989, the Company set up a simplified employee plan under the Individual Retirement Account provisions (SEP IRA). There was no Company contribution to the SEP IRA during the fiscal years ended January 31, 1994, 1995 and 1996.

8.  LOSS ON ABANDONMENT OF FACILITY

In April 1994, in an attempt to conserve cash, the Company abandoned part of its leased facility, consisting of laboratory and office space. In conjunction with the lease termination, the Company agreed to relinquish its right to the leasehold improvements and some of its equipment. As a result, the Company incurred a loss of approximately $151,000 related to the write-off of property and equipment. In addition, the Company forfeited its security deposit and one month's rent, which totaled approximately $11,00. The Company was released from its lease obligation, and the lease was terminated effective June 30, 1994. The total loss of $162,000 has been shown as a loss on abandonment of facility in the accompanying statement of operations for the year ended January 31, 1995.



                                     F-31.

                            CYPRESS BIOSCIENCE, INC.
              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The pro forma information is based on the historical financial statements of Cypress Bioscience, Inc. and PRP, Inc. giving effect to the assumptions and adjustments described in the notes to the pro forma financial statements. The pro forma condensed consolidated balance sheet is presented as if the transaction had occurred on September 30, 1996. The pro forma condensed consolidated statements of operations present the combined results of operations as if the acquisition had occurred on January 1, 1995. These statements include only preliminary adjustments relating to the purchase price allocation to the accounts of PRP, Inc.; final adjustments will be determined at a later date and may, therefore, differ from those reflected in the unaudited pro forma condensed consolidated balance sheet and statements of operations. In the opinion of management of Cypress Bioscience, Inc., the estimates used in the preparation of the unaudited pro forma condensed consolidated balance sheet are reasonable under the circumstances and the final purchase accounting adjustments are not expected to have a material impact on the financial statements of Cypress Bioscience, Inc.

The unaudited pro forma condensed consolidated balance sheet and statement of operations may not be indicative of the results that actually would have occurred if the acquisition had been in effect on the dates indicated or which may be obtained in the future. The unaudited pro forma condensed consolidated balance sheet and statement of operations should be read in conjunction with the historical financial statements of Cypress Bioscience, Inc., from the Company's Annual Report (Form 10-K/A), and of PRP, Inc. included elsewhere herein.

The unaudited pro forma condensed statements of operations have combined the following periods: for Cypress Bioscience, Inc. the twelve months ended December 31, 1995 and the nine months ended September 30, 1996; for PRP, Inc., the twelve months ended January 31, 1996 and the nine months ended October 31, 1996.




                                     F-32.

                            CYPRESS BIOSCIENCE, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                   (UNAUDITED)


                                                     CYPRESS
                                                   BIOSCIENCE,                             PRO FORMA            PRO FORMA
                                                      INC.             PRP, INC.          ADJUSTMENTS            COMBINED
                                                   ------------      ------------         ------------         ------------
ASSETS

Current assets:
  Cash and cash equivalents                        $  6,287,639      $     83,399          $  (555,027)(a)     $  5,816,011
                                                                                             2,329,120 (c)        2,329,120
  Inventories                                         1,283,968                --                   --            1,283,968
  Other current assets                                  908,590            37,926               25,000              971,516
                                                   ------------      ------------          -----------         ------------
    Total current assets                              8,480,197           121,325            1,799,093           10,400,615

  Property and equipment, net                         2,141,107           120,407                   --            2,261,514
  Other assets                                           35,429            10,150                   --               45,579
                                                   ------------      ------------          -----------         ------------
    Total assets                                   $ 10,656,733      $    251,882           $1,799,093         $ 12,707,708
                                                   ============      ============          ===========         ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities                                $    837,052      $    134,485          $        --         $    971,537

Convertible debentures                                  400,000                --                   --              400,000
Notes Payable                                                --         3,926,836           (3,926,836)(a)               --
Other liabilities                                       183,099           575,762             (546,964)(a)          211,897

Stockholders' equity:
  Common stock                                          575,557            14,300               45,856 (a)          690,773
                                                                                               (14,300)(a)
                                                                                                69,360 (c)
  Preferred stock                                            --            10,993              (10,993)(a)               --
  Additional paid-in capital                         59,238,705         8,824,668            4,109,713 (a)       69,608,178
                                                                                            (8,824,668)(a)
                                                                                             6,259,760 (c)
  Deferred compensation                              (1,419,298)               --                   --           (1,419,298)
  Accumulated deficit                               (49,158,382)      (13,235,162)          13,235,162 (a)      (57,755,379)
                                                                                            (4,596,997)(a)
                                                                                            (4,000,000)(c)
                                                   ------------      ------------          -----------         ------------
    Total stockholders' equity (deficit)              9,236,582        (4,385,201)           6,272,893           11,124,274
                                                   ------------      ------------          -----------         ------------
    Total liabilities and stockholders'
     equity (deficit)                              $ 10,656,733      $    251,882          $ 1,799,093         $ 12,707,708
                                                   ============      ============          ===========         ============



                                     F-33.

                            CYPRESS BIOSCIENCE, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                   (UNAUDITED)


                                   CYPRESS
                                 BIOSCIENCE,                        PRO FORMA           PRO FORMA
                                     INC.           PRP, INC.      ADJUSTMENTS           COMBINED
                                 -----------      -----------     ------------        ------------
Revenue                          $ 1,277,549      $        --     $         --         $ 1,277,549
Grant income                              --           61,797               --              61,797
Interest income                      343,632               --               --             343,632
                                 -----------      -----------      -----------         -----------
                                   1,621,181           61,797               --           1,682,978

Costs and expenses:
  Production costs                   837,192               --               --             837,192
  Sales and marketing                429,417               --               --             429,417
  Research and development         2,140,659          825,044        1,500,000(c)        4,465,703
  General and administrative       2,641,048          522,963               --           3,164,011
  Purchased in process
    research and development              --               --               --                  --
  Interest expense                    45,835          259,975               --             305,810
  Restructuring expense              460,090               --               --             460,090
  Debt conversion expense            183,688               --               --             183,688
                                 -----------      -----------      -----------         -----------
                                   6,737,929        1,607,982        1,500,000           9,845,911
                                 -----------      -----------      -----------         -----------
Net loss                         $(5,116,748)     $(1,546,185)     $(1,500,000)        $(8,162,933)
                                 ===========      ===========      ===========         ===========
Net loss per share               $     (0.19)     $     (0.69)                         $     (0.24)(b)
                                 ===========      ===========                          ===========
Shares used in computing net
  loss per share                  27,649,052        2,250,930                           33,409,850 (b)
                                 ===========      ===========                          ===========

*Note: The above Pro Forma Condensed Consolidated Statement of Operations does not include a $4,596,997 charge for the estimated fair value of acquired in-process research and development of PRP, Inc. as it is a nonrecurring charge. This amount is only an estimate and may change upon completion of the valuation process.



                                     F-34.

                            CYPRESS BIOSCIENCE, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                   (UNAUDITED)


                                   CYPRESS
                                 BIOSCIENCE,                        PRO FORMA            PRO FORMA
                                    INC.           PRP, INC.       ADJUSTMENTS            COMBINED
                                 -----------      -----------      -----------         ------------
Revenue                          $ 4,104,224      $        --      $        --         $  4,104,224
Grant income                              --               --               --                   --
Interest income                      118,994                                --              118,994
                                 -----------      -----------      -----------         ------------
                                   4,223,218               --               --            4,223,218

Costs and expenses:
  Production costs                 2,041,422               --               --            2,041,422
  Sales and marketing                819,907               --               --              819,907
  Research and development         3,219,324        2,586,566        2,500,000(c)         8,305,890
  General and administrative       2,626,817          692,941               --            3,319,758
  Purchased in process
    research and development         625,000               --               --              625,000
  Interest expense                   261,958            7,954               --              269,912
  Loss on abandonment                     --          162,128               --              162,128
  Restructuring                      644,656               --               --              644,656
  Debt conversion expense            810,386               --               --              810,386
                                 -----------      -----------      -----------         ------------
                                  11,049,470        3,449,589        2,500,000           16,999,059
                                 ------------     -----------      -----------         ------------
Net loss                         $(6,826,252)     $(3,449,589)     $(2,500,000)        $(12,775,841)
                                 ===========      ===========      ===========         ============
Net loss per share               $     (0.39)     $     (1.58)                         $      (0.55)(b)
                                 ===========      ===========                          ============
Shares used in computing net
  loss per share                  17,598,735        2,189,405                            23,359,533 (b)
                                 ===========      ===========                          ============

*Note: The above Pro Forma Condensed Consolidated Statement of Operations does not include a $4,596,997 charge for the estimated fair value of acquired in-process research and development of PRP, Inc. as it is a nonrecurring charge. This amount is only an estimate and may change upon completion of the valuation process.




                                     F-35.

                            CYPRESS BIOSCIENCE, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


(a) On November 1, 1996, Cypress Bioscience, Inc., entered into an agreement to acquire PRP, Inc. The transaction will be accounted for under the purchase method of accounting. The total estimated purchase price of approximately $5,000,000, including transaction costs of $400,000, has been allocated to in-process research and development and the fair value of assets acquired and liabilities assumed pursuant to Accounting Principles Board Opinion Number 16. The acquired in-process research and development expense will be charged to expense in the quarter ending December 31, 1996. The pro forma condensed consolidated balance sheet is presented as if the transaction had occurred on September 30, 1996. The pro forma condensed consolidated statement of operations are presented as if the acquisition had occurred on January 1, 1995.

(b) The net loss per share and shares used in computing the per share amounts for the year ended December 31, 1995, and the nine months ended September 30, 1996, have been calculated assuming that the acquisition occurred on January 1, 1995. Accordingly, the 2,292,798 common shares issued have been treated as outstanding for the full period.

(c) In connection with the acquisition of PRP, Inc., the Company completed a private placement in which it raised net proceeds of approximately $6.3 million. Pursuant to the terms of the merger agreement, the Company is obligated to spend at least $4 million of the funds raised to commercialize and advance IPM as a principal product of the Company.



                                     F-36.

                                    PRP, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          INTERIM FINANCIAL STATEMENTS

                                  BALANCE SHEET
                                   (UNAUDITED)


                                                     OCTOBER 31,       JANUARY 31,
                                                       1996               1996
                                                    ------------      ------------
ASSETS

Current assets:
  Cash and cash equivalents                         $     83,399      $     77,665
  Other current assets                                    37,926            57,125
                                                    ------------      ------------
    Total current assets                                 121,325           134,790

  Property and equipment, net                            120,407           225,534
  Other assets                                            10,150            20,150
                                                    ------------      ------------
    Total assets                                    $    251,882      $    380,474
                                                    ============      ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities                                 $    134,485      $  3,219,690
Notes Payable                                          3,926,836                --
Other liabilities                                        575,762                --

Stockholders' equity:
  Common stock                                            14,300            14,298
  Preferred stock                                         10,993            10,993
  Additional paid-in capital                           8,824,668         8,824,470
  Accumulated deficit                                (13,235,162)      (11,688,977)
                                                    ------------      ------------
    Total stockholders' deficit                       (4,385,201)       (2,839,216)
                                                    ------------      ------------
    Total liabilities and stockholders' deficit     $    251,882      $    380,474
                                                    ============      ============

                            See accompanying notes.



                                     F-37.

                                    PRP, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          INTERIM FINANCIAL STATEMENTS

                             STATEMENT OF OPERATIONS
                                   (UNAUDITED)


                                                                           CUMULATIVE
                                                                          FROM INCEPTION
                                                                           FEBRUARY 27,
                                         NINE MONTHS ENDED OCTOBER 31,       1984 TO
                                            1996              1995        OCTOBER 31, 1996
                                        ------------      ------------    ----------------
Grant income                             $    61,797       $   113,389      $     61,797
                                         -----------       -----------      ------------
                                              61,797           113,389            61,797

Costs and expenses:
  Research and development                   825,044         1,306,694        10,644,898
  General and administrative                 522,963           525,199         4,670,903
                                         -----------       -----------      ------------

               Loss From Operations       (1,286,210)       (1,718,504)      (15,254,004)

  Loss on Abandonment of Facility                 --                --          (162,128)
  Officer's Life Insurance Proceeds               --                --         2,492,187
  Interest expense, net                     (259,975)         (134,003)         (311,217)
                                         -----------       -----------      ------------
Net loss                                 $(1,546,185)      $(1,852,507)     $(13,235,162)
                                         ===========       ===========      ============


                            See accompanying notes.



                                     F-38.

                                    PRP, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          INTERIM FINANCIAL STATEMENTS

                             STATEMENT OF CASH FLOWS
                                   (UNAUDITED)



                                                                                               CUMULATIVE
                                                                                                   FROM
                                                                                                 INCEPTION
                                                                                                FEBRUARY 27,
                                                             NINE MONTHS ENDED OCTOBER 31,        1984 TO
                                                             -----------------------------      OCTOBER 31,
                                                               1996               1995              1996
                                                            ------------      ------------      ------------
OPERATING ACTIVITIES
Net loss                                                     $(1,546,185)      $(1,852,507)     $(13,235,162)
Adjustments to reconcile net loss to net cash used by
   operating activities
  Issuance of debt for services                                       --                --           516,280
  Issuance of stock for services                                      --                --           316,160
  Issuance of stock options for rent expense                          --                --           255,034
  Depreciation and amortization                                  105,127           112,294           775,789
  Write-off of fixed assets related to the loss on
   abandonment of facility                                                                           151,263
  Changes in assets and liabilities, net                        (170,928)         (285,660)          146,551
                                                             -----------       -----------      ------------
    Net cash used by operating activities                     (1,611,986)       (2,025,873)      (11,074,085)
                                                             -----------       -----------      ------------

INVESTING ACTIVITIES
  Purchase of property and equipment                                  --            (3,331)         (904,947)
  Decrease (increase) in other assets                             10,000            21,000           (10,150)
                                                             -----------       -----------      ------------
    Net cash (used in) provided by investing activities           10,000            17,669          (915,097)
                                                             -----------       -----------      ------------

FINANCING ACTIVITIES:
  Proceeds from notes payable to related parties               1,607,520           890,740         3,957,520
  Repayment of note payable to stockholder                            --                --                --
  Proceeds from sale of common stock                                 200           135,263         1,046,338
  Proceeds from exercise of stock options                             --                --             1,400
  Proceeds from sale of preferred stock                               --                --         7,069,990
  Repurchase of preferred stock                                       --                --            (2,667)
                                                             -----------       -----------      ------------
    Net cash provided by financing activities                  1,607,720         1,026,003        12,072,581
                                                             -----------       -----------      ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               5,734          (982,201)           83,399
  Cash and cash equivalents at beginning of period                77,665         1,345,386
                                                             -----------       -----------      ------------
  Cash and cash equivalents at end of period                 $    83,399       $   363,185      $     83,399
                                                             ===========       ===========      ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                              $        --       $        --      $     51,291
                                                             ===========       ===========      ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
  Issuance of stock for property and equipment               $        --       $        --      $    145,512
                                                             ===========       ===========      ============
  Decrease (increase) in prepaid expenses relating to
   deferred rent expense                                     $        --       $    15,895      $     21,194
                                                             ===========       ===========      ============


                            See accompanying notes.


                                     F-39.

                                    PRP, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          INTERIM FINANCIAL STATEMENTS

                          NOTES TO FINANCIAL STATEMENTS


1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared by PRP, Inc. (the "Company") without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the SEC. In the opinion of the Company's management, all adjustments necessary for a fair presentation of the accompanying unaudited financial statements are reflected herein. All such adjustments are normal and recurring in nature. Interim results are not necessarily indicative of results for the full year. For more complete financial information, these financial statements should be read in conjunction with the Company's audited financial statements.

PRP, Inc. (the Company) was incorporated in the State of Delaware on February 27, 1984. The Company was organized to develop, produce and distribute blood platelet-based health care products.

The Company is in the development stage and is devoting substantially all of its efforts toward product research and development and raising capital. The Company is subject to a number of risks similar to those of other development stage companies, including dependence on key individuals, competition from substitute products and larger companies, the development of commercially usable products and the need to obtain adequate additional financing necessary to fund the development of its products. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the uncertainty. The accompanying financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying notes to financial statements.

2.  SUBSEQUENT EVENT

On November 1, 1996, the Company was acquired by Cypress Bioscience, Inc. As a result of the merger, Cypress Bioscience, Inc. assumed all of the assets and liabilities of PRP. The transaction will be accounted for as a purchase.

In connection with the merger, Cypress Bioscience, Inc. issued to certain debt-holders of PRP, in full satisfaction and settlement of such indebtedness, Cypress Bioscience equity with a total value of approximately $4.5 million.

In addition, the holders of PRP equity securities (including holders of options and warrants of PRP) (the "Equity Holders") will be entitled to receive earn-out payments, if any, on a pro rata basis, on net sales of products developed using PRP's technology acquired by Cypress Bioscience, Inc. in the merger. In addition, in conjunction with obtaining approval from the FDA for the use of Infusible Platelet Membranes ("IPM") for the treatment of thrombocytopenia, Cypress Bioscience, Inc. shall make a payment of $5,000,000 to the Equity Holders, with such payment being in the form of, at Cypress Bioscience's discretion, cash, Company Common Stock or a combination of the two.



                                     F-40.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                   ----------

                                TABLE OF CONTENTS


                                                                             Page
                                                                             ----
Prospectus Summary ......................................................      2
Risk Factors ............................................................      5
Use of Proceeds .........................................................     11
Dividend Policy .........................................................     11
Price Range of Common Stock .............................................     12
Capitalization ..........................................................     13
Selected Consolidated Financial Data ....................................     14
Management's Discussion and Analysis of Financial Condition and Results
of Operations ...........................................................     16
Business ................................................................     24
Management ..............................................................     35
Certain Transactions ....................................................     44
Principal Stockholders and Selling Securityholder .......................     45
Description of Capital Stock ............................................     47
Plan of Distribution ....................................................     50
Legal Matters ...........................................................     51
Experts .................................................................     51
Additional Information ..................................................     51
Index to Consolidated Financial Statements ..............................    F-1



                                   ----------


                                 350,000 SHARES

                                  COMMON STOCK


                                   ----------
                                   PROSPECTUS
                                   ----------


                                 June ___, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee ........................................   $   284
Legal fees and expenses .....................................    23,000
Blue sky qualification fees and expenses ....................     1,000
Accounting fees and expenses ................................     7,000
Printing and engraving expenses .............................     1,000
Miscellaneous ...............................................     2,716
                                                                -------
        Total ...............................................   $35,000
                                                                =======

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

       Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

       The Registrant's Amended and Restated Certificate of Incorporation and By-laws, as amended, include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

       The Registrant has entered into indemnification agreements with its directors and executive officers providing for the indemnification by the Company of such persons against expenses, damages, judgments fines and amounts paid in settlement that such persons become legally obligated to pay as a result of any threatened, pending



                                     II-1.

or completed civil, criminal or other claims made against such persons by reason of the fact that such persons are or were a director or officer of the Company or any of its affiliated entities; provided, however, that such persons conduct was not, among other things, knowingly fraudulent, deliberately dishonest or constituted willful misconduct or a breach of such person's duty of loyalty or resulted in any personal profit to such person to which such person was not legally entitled. The indemnification agreements also provide that the Company advance to its directors and executive officers all expenses incurred by such persons prior to the final disposition of any proceeding upon receipt of an undertaking by any such person requesting advance payment that such person will repay the Company for all such advances in the event it is ultimately determined that such person is not entitled to indemnification under the provisions of the indemnity agreement, the Company's bylaws, the DGCL or otherwise.

        The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

        Since February 2, 1995, the Registrant has sold and issued the following unregistered securities:

        1. Between February 1, 1995 and February 1, 1998, the Company granted to employees, directors and consultants of the Company options to purchase 8,006,679 shares of Common Stock at a weighted average exercise price of approximately $1.69. During that same period, options to purchase 173,695 shares of Common Stock were exercised for an aggregate purchase price of $297,418.

        2. In January 1996, the Company completed a private placement of 8,540,702 (the "1996 Shares") shares of the Company's Common Stock (the "January 1996 Private Placement") at a per share sales price of $1.50, for an aggregate offering price of $12,811,053. The 1996 Shares were sold by the Company to certain persons and entities either previously known to the Company to be investors in the Company's Common Stock (the "Existing Shareholder Class") or introduced to the Company by the placement agents retained by the Company to assist it in the January 1996 Private Placement (the "Agents' Shareholder Class"). Each of the persons or entities comprising the Existing Shareholder Class and the Agents' Shareholder Class were "accredited investors" within the meaning of Rule 501(a) promulgated under the Securities Act. Allen & Company acted as a non-exclusive placement agent for the Company with respect to the Private Placement and received a placement fee of $225,000, or 6% of the gross proceeds attributable to securities actually placed by Allen & Company in the Private Placement.

        3. In March 1996, the Registrant issued to holders of certain 7% Convertible Debentures (the "Convertible Debentures") of the Registrant, 399,252 shares of Common Stock of the Registrant in connection with an offer by the Registrant to exchange one share of its Common Stock for each $2.25 of outstanding principal amount, including accrued and unpaid interest, of the Registrant's 7% Debentures (the "Exchange Offer").

        4. On April 30, 1996, the Registrant issued to various holders of Convertible Debentures an aggregate of 12,005 shares of Common Stock of the Registrant with respect to accrued interest on the outstanding principal balance of the Registrant's Convertible Debentures.

        5. In October 1996, the Company completed a private placement of 1,734,000 Units (with each Unit consisting of two shares of Common Stock and one warrant) (the "October 1996 Units") priced at $4.00 per Unit for an aggregate offering price of $6,936,000. The October 1996 Units were sold by the Company to persons and entities comprising the Existing Shareholder Class or the Agents' Shareholder Class. Each of the purchasers of the October 1996 Units were "accredited investors" within the meaning of Rule 501(a) promulgated under the Securities Act. Holders of each five-year warrant are entitled to purchase one share of the Company's Common Stock at an exercise price of $2.00 per share.

        6. In November 1996, the Company completed a private placement of 1,146,399 Units (the "November 1996 Units") in connection with the Company's acquisition of PRP, Inc. The Units were issued, in part, to holders of $4,473,752 of outstanding indebtedness of PRP, Inc. (the "Debt Holder Class") in exchange for the cancellation of such indebtedness and, in part, to satisfy certain obligations of PRP, Inc. owed to a consultant, EGS Securities, Corp. ("EGS"). Each of the persons and entities comprising the Debt Holder Class and EGS were "accredited investors" within the meaning of Rule 501(a) promulgated under the Securities Act.


                                     II-2.

        7. In October 1997, the Company completed a private placement of 3,851,025 shares (the "October 1997 Shares") of the Company's Common Stock at a price of $1.50 per share for an aggregate offering price of $5,776,538. Net proceeds (after deducting placement fees of approximately $196,593) to the Company were $5,579,945. The October 1997 Shares were sold by the Company to persons and entities comprising the Existing Shareholder Class or the Agents' Shareholder Class. Each of the purchasers of the October 1997 Shares were "accredited investors" within the meaning of Rule 501(a) promulgated under the Securities Act.

        With respect to the grant of stock options described in paragraph 1 above exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

        The sales and issuances of securities in the transactions described in paragraphs 2, 4, 5, 6 and 7 above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. The recipients of the securities represented their intention to acquire the securities for investment purposes only and not with a view to the distribution thereof.

        The sales and issuances of securities in the transaction described in paragraph 3 above were deemed to be exempt from registration under the Securities Act by virtue of Section 3(a)9 of the Securities Act. The recipients of the securities were existing holders of securities of the Registrant and no commissions were directly or indirectly paid or given in connection with the Exchange Offer.

        The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

        There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


Exhibit No.      Description                            Incorporated by Reference to
-----------------------------------------------------------------------------------------------
  3.1            Amended and Restated Certificate of    Exhibit 3.1 to Form 10-Q for the quarter
                 Incorporation                          ended March 30, 1996

  3.2            By-Laws, as amended                    Exhibit 3.2 to 1995 Form 10-K

  4.1            Form of Stock Certificate              Exhibit 4.1 to Form S-1 Registration
                                                        Statement No. 33-41225

  4.2            Warrant Certificate                    Exhibit 4.2 to Form 8-K filed November
                                                        1, 1996

  5.1            Opinion of Cooley Godward LLP          Previously filed with the SEC

  10.1           Form of Common Stock Purchase Warrant  Exhibit 3.1 to Form S-1 Registration
                                                        Statement No. 33-41225

  10.2           Form of Employee Stock Warrant         Exhibit 10.13 of Form S-1 Registration
                                                        Statement No. 33-41225

  10.3           Agreement and Plan of Merger and       Exhibit 2.1 to Form 10-Q for quarter
                 Reorganization dated October 10,       ended September 30, 1996
                 1996, by and among Registrant,
                 Cypress Acquisition Sub, Inc. and
                 PRP, Inc.


                                     II-3.

10.4             Warrant Agreement dated September      Exhibit 4.1 to Form 10-Q for quarter
                 18, 1996, between Registrant and       ended September 30, 1996
                 American Stock Transfer & Trust
                 Company

10.5             Exchange of Bridge Debt and Warrant    Exhibit 4.2 to Form 10-Q for quarter
                 Termination Agreement between          ended September 30, 1996
                 Registrant and certain holders of
                 indebtedness of PRP, Inc.

10.6             Incentive Stock Option                 Exhibit 28.2 to Form S-8 Registration
                                                        Statement No. 33-20188

10.7             Form of Nonqualified Stock Option      Exhibit 4.5 to Form 10-K for the year
                                                        ended December 31, 1993

10.8             Form of 7% Convertible Debentures      Exhibit 10.1 to Form 10-Q for the
                                                        quarter ended March 31, 1994

10.9             Warrant Agreement dated as of April    Exhibit 10.3 to Form 10-Q  for the
                 22, 1994 between IMRE Corporation      quarter ended March 31, 1994
                 and Allen & Company Incorporated

10.10            Form 7% Convertible Debenture          Exhibit 10.4 to Form 10-Q for the
                 Purchase Agreement                     quarter ended March 31, 1994

10.11            Form of Senior Convertible Debenture   Exhibit 4.10 to 1995 Form 10-K

10.12            Form of Senior Convertible Debenture   Exhibit 4.11 to 1995 Form 10-K
                 Purchase Agreement

10.13            Form of Stock Purchase Agreement for   Exhibit 4.12 to 1995 Form 10-K
                 January 1996 Private Placement

10.14            Form of Warrant to Purchase Common     Exhibit 99.1 to Form S-8 Registration
                 Stock                                  Statement No. 333-19465

10.15            1996 Equity Incentive Plan (the        Exhibit 99.1 to Form S-8 Registration
                 "1996 Plan")                           Statement No. 333-06771

10.16            Sub-Lease Agreement dated April 15,    Exhibit 3.1 to Form 10-Q for the quarter
                 1996, between the Company and          ended March 30, 1996
                 Bristol-Myers Squibb Company

10.17            Common Stock Purchase Warrant dated    Exhibit 99.1 to Form S-8 Registration
                 June 10, 1991                          Statement No. 333-06765

10.18            Warrant Agreement dated as of August   Exhibit 99.1 to Form S-3 Post Effective
                 29, 1991 between IMRE Corporation      Amendment to Registration Statement
                 and Manufacturers of Hanover Trust     No. 33-71278
                 Company of California (now know as
                 Chemical Trust Company of California)

10.19            Successor Warrant Agent Agreement      Exhibit 99.2 to Form S-3 Post Effective
                 date July 23, 1996 between the         Amendment to Registration Statement
                 Registrant and American Stock          No. 33-71278
                 Transfer & Trust Company

10.20            Form of Incentive Stock Option         Exhibit 3.1 to Form 10-Q for the quarter
                 Agreement under the 1996 Plan          ended March 30, 1996

10.21            1996 Equity Incentive Plan Form of     Exhibit 3.1 to Form 10-Q for the quarter
                 Non-Statutory Stock Option Agreement   ended March 30, 1996

10.22            Incentive Stock Option and             Exhibit 99.4 to Form S-8 Registration
                 Appreciation Plan, as amended June     Statement No. 333-06771
                 29, 1992



                                     II-4.

10.23            Form of Incentive Stock Option         Exhibit 99.5 to Form S-8 Registration
                 Agreement under the ISO Plan           Statement No. 333-06771

10.24            Amended and Restated 1988              Exhibit 99.6 to Form S-8 Registration
                 Nonqualified Stock Option Plan         Statement No. 333-06771

10.25            Form of Nonqualified Stock Option      Exhibit 99.7 to Form S-8 Registration
                 Agreement under the 1988 Plan          Statement No. 333-06771

10.26            Form of Stock Option Agreement for     Exhibit 99.8 to Form S-8 Registration
                 issuances of all non-plan options      Statement No. 333-06771

10.27            Form of Nonstatutory Stock Option      Exhibit 99.3 to Form S-8 Registration
                 Agreement under the 1996 Plan          Statement No. 333-06771

10.28            Stock Option and Stock Appreciation    Exhibit 28.1 to Form S-8 Registration
                 Plan                                   Statement No. 333-06771

10.29            Warrant Agreement dated September      Exhibit 10.1 to Form S-3 Registration
                 19, 1996 between the Registrant and    Statement No. 333-15483
                 American Stock Transfer & Trust
                 company

10.30            1988 Nonqualified Stock Option Plan    Exhibit 28.3 to Form S-8 Registration
                                                        Statement No. 333-06771

10.31            Sub-lease Agreement dated October      Exhibit 10.3 to 1993 Form 10-K
                 11, 1991

10.32            Lease Agreement dated April 26, 1994   Exhibit 10.4 to 1994 Form 10-K

10.33            Warrant Agreement dated as of August   Exhibit 99.1 to Form S-3 Registration
                 29, 1991 between IMRE Corporation      Statement No. 33-71278
                 and Manufacturers Hanover Trust
                 Company of California (now known as
                 Chemical Trust Company of California)

10.34            Form of Exchange of Bridge Debt and    Exhibit 10.1 to Form S-3 Registration
                 Warrant Termination Agreement          Statement No. 333-15483

10.35            Employment Agreement with Jay D.       Exhibit 10.8 to 1995 Form 10-K
                 Kranzler

10.36            Employment Agreement with Debby Jo     Exhibit 10.9 to 1995 Form 10-K
                 Blank

10.37            Spear, Leeds & Kellogg Stock
                 Purchase Agreement

11.1             Statement regarding computation of     Item 8 of 1995 Form 10-K
                 per share loss

23.1             Consent of Ernst & Young LLP
                 Independent Auditors

23.2             Consent of Arthur Andersen LLP,
                 Independent Public Accountants

23.3             Consent of Cooley Godward LLP          Reference is made to Exhibit 5.1

24.1             Power of Attorney                      Reference is made to page II-7

27.1             Financial Data Schedule

ITEM 17.  UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 15 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as



                                     II-5.

expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (iii) To include any material information with respect to the plan of distribution nor previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



                                     II-6.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 1, 1998.



                                   CYPRESS BIOSCIENCE, INC.



                                   By: /s/ Jay D. Kranzler, M.D., Ph.D.
                                       ----------------------------------------
                                       Jay D. Kranzler, M.D., Ph.D.
                                       Chief Executive Officer, Chief Financial
                                       Officer and Chief Scientific Officer


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                        Title                          Date
---------                                        -----                          ----
/s/  JAY D. KRANZLER, M.D., PH.D.      Chief Executive Officer, Chief       June 1, 1998
---------------------------------      Scientific Officer, Chief
Jay D. Kranzler, M.D., Ph.D.           Financial Officer and Chairman
                                       of the Board (Principal
                                       Executive Officer and Principal
                                       Financial and Accounting Officer)

                *                      President, Chief Operating           June 1, 1998
---------------------------------      Officer and Director
Debby Jo Blank, M.D.

                *                      Director                             June 1, 1998
---------------------------------
Richard M. Crooks, Jr.

                *                      Director                             June 1, 1998
---------------------------------
Philip J. O'Reilly

                *                      Director                             June 1, 1998
---------------------------------
Jack H. Vaughn

                                       Director
---------------------------------
Samuel D. Anderson

/s/ DAVID GOLDE                        Director                             June 1, 1998
---------------------------------
David Golde

*/s/ JAY D. KRANZLER, M.D., PH.D.                                           June 1, 1998
---------------------------------
Jay D. Kranzler, M.D., Ph.D.
Attorney-in-Fact




                                     II-7.